As filed with the Securities and Exchange Commission on January 11, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEIJING MED-PHARM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	5122	20-0434726
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code No.)	Identification No.)

1180 Main Street
Coventry, Connecticut 06238
(860) 538-6630
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David Gao
President and Chief Executive Officer
Beijing Med-Pharm Corporation
1180 Main Street
Coventry, Connecticut 06238
(860) 538-6630
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stephen M. Goodman, Esq.
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of	Number of Shares to	Proposed Maximum	Aggregate	Amount of
Securities To Be Registered	be Registered	Offering Price Per Share (1)	Offering Amount (2)	Registration Fee (3)
Common Stock, $0.001 par value per share	8,695,652	$2.55	$22,173,913	$2,610

     (1) Based on the average of the high and low sales prices per share of the registrant’s common stock as reported on the over-the-counter bulletin board on January 7, 2005.

     (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

     (3) Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering amount multiplied by $.0001177.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
Subject to Completion	January 7, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

8,695,652 Shares

BEIJING MED-PHARM CORPORATION
Common Stock

     This prospectus relates to offers and resales of up to 8,695,652 shares of our common stock, par value $0.001 per share. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

     Our common stock is quoted on the over-the-counter bulletin board, or OTCBB, under the symbol “BJGP.” On January 7, 2005, the last reported sales price of our common stock on the OTCBB was $2.90 per share.

     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

     Our principal executive offices are located at 1180 Main Street, Coventry, Connecticut 06238. Our telephone number is (860) 538-6630.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated      , 2005.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

     In this prospectus, unless the context specifically indicates otherwise:

•	“the Company,” “we,” “us,” and “our” refer to Beijing Med-Pharm Corporation and its subsidiaries;

•	“BMPC” refers to Beijing Med-Pharm Corporation

•	“BMP China” refers to Beijing Med-Pharm Market Calculating Co. Ltd.;

•	“China,” “PRC,” and variations of these terms refer to The People’s Republic of China;

•	“Wanwei” refers to Beijing Wanwei Pharmaceutical Co., Ltd;

•	monetary amounts stated in Chinese Renmimbi, or RMB, are also stated in United States dollars using the currency exchange rate of $0.1208 per 1 RMB, as reported by the Federal Reserve Bank of New York for January 3, 2005; and

•	the BMP China logo is a registered stylized trademark of BMP China. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section before making a decision to invest in our common stock.

Overview

          We are a pharmaceutical marketing company based in China. We were incorporated in the State of Delaware in November 2003 as a wholly-owned subsidiary of Just Great Coffee, Inc., a New Jersey corporation. In January 2004, Just Great Coffee, Inc. merged with and into us and we were the surviving corporation. BMP China was incorporated in China in May 1994. In December 2001, Abacus Investments Ltd. acquired a 100% equity interest in BMP China. In February 2004, we acquired all of the equity interests of BMP China from Abacus in exchange for our issuance to Abacus of 7,807,509 shares of our common stock, which represented approximately 90% of our common stock at the time of the exchange. As a result of this exchange, BMP China became our wholly-owned subsidiary.

          Our services, which we offer to foreign and domestic pharmaceutical manufacturers in China through BMP China, currently focus primarily on the “front end” of the pharmaceutical distribution chain. These services include:

•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.

          On December 15, 2004, we entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group, or Wanhui Group, and a share transfer agreement with Wen Xin, to acquire a 100% equity interest in Wanwei, a pharmaceutical distribution company based in China. Upon the completion of our acquisition of Wanwei, or the Wanwei acquisition, which is subject, among other things, to approval by the relevant governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and good supply practice, or GSP, certificate to enable us to operate as an authorized distributor of pharmaceutical products throughout China.

Our Opportunity

          We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering an “end-to-end” distribution chain solution that combines our existing “front-end” marketing services with distribution services serving the “back-end” of the distribution chain. We believe that the Wanwei acquisition is an important step in the implementation of this solution.

          We believe that the Wanwei acquisition will enable us to differentiate ourselves from our competitors in China’s highly fragmented pharmaceutical distribution market by offering a complete suite of distribution chain services, ranging from the marketing services that we currently offer to the distribution of pharmaceutical products to physicians, hospitals and other healthcare providers. This opportunity to establish a strong presence in China’s pharmaceutical distribution market is largely due to the highly fragmented nature of this market. China’s pharmaceutical distribution market is in an early developmental stage. The distribution infrastructure in China is fragmented and undercapitalized. According to the GSP Certification Center, or GCC, of China’s State Drug Administration, or SDA, China’s pharmaceutical market had approximately 7,800 distributors in August 2004, many of which we believe are small and unprofitable, down from the approximately 16,000 distributors we believe existed in China’s pharmaceutical market in 2002. In addition, the Chinese government has passed legislation that requires pharmaceutical wholesale and retail enterprises to obtain GSP certification by December 31, 2004. We believe that the pharmaceutical distribution permit and GSP certificate that we will possess as a result of the Wanwei acquisition will provide us with a strategic advantage over a large number of our competitors in China’s pharmaceutical distribution market.

Our Strategy and Solution

          Our strategy is to become the premier complete solutions provider for foreign and domestic pharmaceutical manufacturers in China. The key elements of our strategy and solution include the following:

•	offer an “end-to-end” solution by combining our existing “front-end” marketing services with distribution services serving the “back-end” of the distribution chain;

•	pioneer a new business model whereby we use our marketing arm to create demand for products that we offer exclusively through our distribution arm;

•	grow both internally and through strategic acquisitions of product marketing and distribution rights and of other distributors; and

•	provide an experienced management team and transparent financial reporting.

Our Product Portfolio

          We currently provide marketing and promotional services with respect to the following products:

•	Septopal 30. Septopal 30 is a local antibiotic used for the prevention of infections in surgical procedures. We began providing marketing and promotional services for Septopal in December 2002.

•	Septocoll E. Septocoll E is a locally applied medical device used in orthopedics, trauma and cerebral surgery to stop bleeding and prevent infections of surgical wounds. We began providing marketing and promotional services for Septocoll E in September 2004.

•	Fem 7. Fem 7 is a hormone replacement therapy. We began providing marketing and promotional services for Fem 7 in February 2004.

•	Shuganyiyang Capsule. Shuganyiyang Capsule, or Shuganyiyang, is a treatment for premature ejaculation and erectile dysfunction. We began providing marketing and promotional services for Shuganyiyang in June 2004.

Our Corporate Information

          Our principal executive offices are located at 1180 Main Street, Coventry, Connecticut 06238. Our telephone number is (860) 538-6630.

Summary Financial Data

          The following tables summarize the financial data with respect to our wholly-owned operating subsidiary, BMP China, for the fiscal years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003. The following tables also set forth consolidated financial data for the nine months ended September 30, 2004 for the nine month operations of BMPC and BMP China, and all inter-company eliminations have been adjusted for. The unaudited financial statements of BMP China for the nine months ended September 30, 2003 and the consolidated financial statements for the nine months ended September 30, 2004 include, in the opinion of management, all adjustments that management considers necessary for the fair representation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period. The summary financial data appearing in this section should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operation section and the financial statements and related notes appearing elsewhere in this prospectus.

	(audited)			(unaudited)
	Year Ended			Nine Months Ended
	December 31,			September 30,
	2001	2002	2003	2003	2004
Statement of Operations Data:
Net revenues	$993,140	$1,008,905	$933,025	$711,793	$183,687

Operating expenses:
Sales and marketing expenses	635,883	867,855	700,911	571,980	247,697
General and administrative expenses	394,666	310,663	224,114	191,696	957,670

Total operating expenses	1,030,549	1,178,518	925,025	763,677	1,205,367

Income (loss) from operations	(37,409)	(169,613)	8,000	(51,884)	(1,021,670)
Interest income (expense), net	2,331	(8,380)	(496)	(405)	42,397
Provision for income taxes	—	(3,924)	(2,178)	(52,289)	—

Net income (loss) applicable to common stockholders	$(35,078)	$(181,917)	$5,326	$(52,289)	$(979,283)

Basic and diluted net income (loss) per common share *					$(0.06)

Weighted average diluted common shares outstanding *					16,888,088

*	BMP China is a company organized under the laws of China and, accordingly, did not have outstanding common stock on which to calculate earnings per share or weighted average diluted common shares outstanding during the fiscal years ended December 31, 2001, 2002, and 2003 and the nine months ended September 30, 2003.

	(audited)	(unaudited)
	As of December 31,	As of September 30,
	2003	2004
Balance Sheet Data:
Cash and cash equivalents	$56,280	$8,001,803
Total assets	104,599	8,182,176
Total liabilities	132,698	392,303
Total stockholders’ equity (deficit)	(28,099)	7,789,873

RISK FACTORS

     Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition, or our results of operations. In this event, the market price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also harm our business and our financial condition and results of operations.

Risks Relating to Our Business

We have a history of operating losses and anticipate that we will continue to incur losses for the foreseeable future.

     We are an early stage company with limited operating history and are subject to all of the risks that businesses encounter in their early stages of development. Since our inception, we have incurred significant operating losses. As of September 30, 2004 we had an accumulated deficit of $2.1 million. We expect to continue to incur significant and increasing operating expenses and capital expenditures as we implement our expansion plan. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

We may be unable to acquire, or may be delayed in acquiring, Wanwei.

     On December 15, 2004, we entered into separate agreements with the existing stockholders of Wanwei for the acquisition of all of the equity securities of Wanwei. The completion of our acquisition of Wanwei is subject to various closing conditions contained in these agreements. We may be unable to satisfy these closing conditions. In addition, our acquisition of Wanwei is subject to the review and approval of the relevant examination and approval authorities in China. We can provide no assurance that these approvals will be obtained. The Wanwei acquisition involves industries to which foreign investment has had limited access and clear guidance on foreign investment in the pharmaceutical distribution business does not exist. As a result, we cannot predict how the examination and approval authorities will exercise their discretion in examining our proposed acquisition of all of the equity securities of Wanwei. Our inability to acquire, or delays in acquiring, Wanwei would adversely impact our ability to execute our business strategy and, consequently, the marketability and market price of our common stock.

We may be unsuccessful in our strategy of expanding our product portfolio, acquiring complementary businesses or in integrating acquired businesses.

     Our business strategy includes expanding our business capabilities through both internal growth and the acquisition of complementary businesses. Whether or not our potential acquisition of Wanwei is completed, we may be unable to find additional complementary businesses to acquire or enter into additional agreements to market and, upon the completion of the Wanwei acquisition, distribute, pharmaceutical products.

     Future acquisitions may result in substantial per share financial dilution of our common stock from the issuance of equity securities. Completion of our acquisition of Wanwei and any other future acquisitions also would expose us to potential risks, including risks associated with:

•	the assimilation of new operations, technologies and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of resources from our existing businesses;

•	the inability to generate sufficient revenue to offset the costs and expenses of acquisitions; and

•	the potential loss of, or harm to relationships with, employees, customers and suppliers as a result of the integration of new businesses.

We may continue to experience delays in product introduction and marketing or interruptions in supply.

     We have experienced, and are continuing to experience, longer than expected periods of product introduction and delays in marketing certain products in our product portfolio. For example, the new local manufacturer of Shuganyiyang did not receive the necessary production license to manufacture Shuganyiyang in Shanghai until the third quarter of 2003. In addition, the manufacturer of Fem 7 has not yet provided the distributor with supplies of Fem 7 due to a delay in production relating to China-specific product packaging. We will not be able to achieve any revenues from sales of Fem 7, however, until the distributor receives supplies of Fem 7 from the manufacturer and provides them to our customers. Finally, while we are currently able to sell Septocoll E, until we complete a clinical trial for this product for a hospital, we will not be able to maximize sales of this drug. Our revenues are dependent on the ability of the manufacturers and distributors with which we associate to supply and distribute product to our customers. If these and other delays continue to occur, or if these manufacturers and distributors are unable to supply and distribute product to our customers in a timely manner, our operating results and financial condition will suffer. In addition, our contracts with pharmaceutical owners and manufacturers relating to some of the products in our product portfolio have a limited duration and have minimum sales requirements that, if not met, could lead to termination or non-renewal of the contract, or the ability of the manufacturer to render the contract non-exclusive, which could harm our revenues.

If we complete our proposed acquisition of Wanwei, the level of business we receive from Wanhui Group may cease or decrease significantly.

     Beijing Wanhui Pharmaceutical Group, or Wanhui Group, which manufactures Glurenorm, an antidiabetic medication that is used in patients with adult maturity onset or non-insulin dependent diabetes, is the majority stockholder of Wanwei. Wanwei was the exclusive distributor of Glurenorm in Beijing in 2003 and a non-exclusive distributor of Glurenorm in Beijing in 2004, and sales of Glurenorm accounted for 16.46% of Wanwei’s total revenues in the year ended December 31, 2003 and 18.59% of its total revenues in the nine months ended September 30, 2004. Beijing Pharmaceutical Group Co. Ltd., or BPC, is the sole parent of Wanhui Group. Some of the subsidiaries of BPC also engage in pharmaceutical distribution. After the acquisition of Wanwei is completed, Wanhui Group will no longer be a stockholder of Wanwei. As a result, Wanhui Group, or its successor, may decide to cease using Wanwei as a distributor of Glurenorm, in which case Wanwei would no longer have revenues from sales of Glurenorm.

Our revenues may be substantially lower in 2004 and in subsequent periods as compared to 2003 as a result of the termination in December 2003 of our agreement with Wanhui.

     Services provided to Wanhui represented 98% of our revenues for the fiscal year ended December 31, 2003. In December 2003, Wanhui terminated its agreement with us due to the failure by us to meet certain sales targets under that agreement. Since the termination of our agreement with Wanhui, we have entered into other agreements with the manufacturers of several additional products. Some of these agreements have similar termination provisions with respect to failure by us to meet specified sales targets. If the revenues generated from these products do not sufficiently replace our lost revenue from the termination of our agreement with Wanhui, or if any of our current customers terminate their agreements with us for failure by us to meet specified sales targets, our financial condition and results of operations will be adversely affected.

We may be unable to compete successfully against new and existing competitors.

     We operate in a highly competitive market with few barriers to entry. We expect that competition will continue to intensify. As we expand our operations in the pharmaceutical distribution business, we will encounter competition from other companies in the distribution business, and we may face future competition from new foreign and domestic competitors entering the pharmaceutical promotion and distribution market in China. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. Competition could reduce our market share or force us to lower our prices to unprofitable levels.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers and business partners.

     We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future services and is an important element in our effort to grow our customer base and obtain new business partners. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our potential competitors already have well-established brands in the pharmaceutical promotion and distribution industry. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts, and on our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition would be materially adversely affected.

Our operating results may fluctuate as a result of factors beyond our control.

     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

•	the costs of pharmaceutical products and development;

•	the relative speed and success with which we can obtain and maintain customers, merchants and vendors for our services and manufacturers and suppliers of products to market to our customers;

•	capital expenditures for equipment;

•	marketing and promotional activities and other costs;

•	changes in our pricing policies, suppliers and competitors;

•	ability of our suppliers to provide products in a timely manner to our customers;

•	changes in operating expenses;

•	increased competition in our markets; and

•	other general economic and seasonal factors.

We may be unable to obtain additional capital when necessary and on terms that are acceptable to us.

     We expect that we will need significant additional cash resources to operate and expand our business in the future. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. Additional indebtedness would result in additional debt service obligations and could result in operating and financing covenants that would restrict our operations. In addition, financing may not be available in amounts or on terms acceptable to us, if at all.

We may be unsuccessful in attracting or retaining key personnel.

     The success of our business is dependent on our ability to attract and retain highly skilled managers and sales and marketing personnel. In particular, both BMP China’s and Wanwei’s revenue, to a certain extent, is attributable to the sales performance of their key sales personnel, who carry out critical promotional and sales activities of BMP China and Wanwei. There is intense competition for qualified sales and marketing personnel, and we may be unable to attract, assimilate or retain additional qualified sales and marketing personnel on a timely basis. Our inability to retain key personnel or the failure to attract additional qualified personnel could harm our development and results of operations. We currently do not maintain “key person” life insurance on any of our key employees. In addition, as we plan to expand in China, we will need to attract additional qualified managerial staff and other personnel. We may have difficulty in hiring and retaining a sufficient number of qualified personnel to work in China. This may impede the development of our distribution business and expansion of our business in China.

We may be unable to manage our growth effectively.

     Our business strategy is based on the assumption that the number of our customers and the extent of our operations will grow. Our ability to compete effectively and to manage our future growth, if any, requires us to:

•	continue to improve our financial and management controls and reporting systems and procedures; and

•	locate or hire, at reasonable compensation rates, qualified personnel and other employees necessary to expand our capacity.

If we are unable to accomplish these objectives, we will be unsuccessful in effectively managing our growth, which could harm our business, operating results, and financial condition.

We only offer products and services related to pharmaceuticals, and if demand for these products and services decreases we will have no other ways to generate revenue.

     Our future results depend on continued market acceptance of pharmaceutical products and services in China as well as our ability to continue to adapt to the changing needs of our customers. Any reduction in demand or increase in competition in the market for pharmaceutical products and services could have a material adverse effect on our business, operating results and financial condition.

Our business strategy to use our marketing arm to create demand for products that we offer exclusively through a distribution arm may fail.

     Following the completion of the Wanwei acquisition, our business strategy will depend in large part on our ability to establish exclusive distribution and marketing relationships with pharmaceutical and medical device manufacturers and to leverage our marketing arm to create demand for products that we will distribute exclusively through a distribution arm. A number of factors could hinder the success of this business model, including, among other things, the failure by us to:

•	obtain a sufficient number of effective distribution channels, whether through internal growth or strategic acquisition;

•	create sufficient demand for products that we will distribute exclusively; and

•	enter into and maintain exclusive distribution and marketing relationships with pharmaceutical and medical device manufacturers on profitable terms, if at all.

If we are unable to implement this business model effectively, our financial condition, results of operations and business could suffer.

Because we have not been subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we have no experience attempting to comply with public company obligations; attempting to comply with these requirements will increase our costs and require additional management resources and we still may fail to comply.

     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission, or SEC, adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. We expect that this requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2005. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2005 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

     We are a small company with limited resources. While we plan to expand our staff if we become subject to the reporting requirements, we may encounter substantial difficulty attracting qualified staff with requisite experience due to the high level of competition for experienced financial professionals. Furthermore, we will have to improve internal controls as they relate to the matters described in the next risk factor. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve and that our operations are principally in China where the regulatory environment is different from that of the United States, substantial uncertainty exists regarding our ability to comply with applicable deadlines.

We have been advised of a material weakness as well as several reportable conditions in our financial controls relating to the accuracy and timeliness of our financial reporting.

     In connection with the audit of our financial statements for the fiscal years ended December 31, 2001, 2002 and 2003, our auditors communicated to our management and to the audit committee of our board of directors, several reportable conditions involving our internal financial and disclosure controls. Reportable conditions involve matters coming to the attention of our accountants relating to significant deficiencies in the design or operation of internal controls that, in their judgment, could adversely affect our ability to record, process, summarise, and report financial data consistent with the assertions of management in the consolidated financial statements.

     The auditors also noted one reportable condition that they considered to be a material weakness in our internal controls. A material weakness is defined as a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The material weakness noted by the auditors is that our financial statement close process does not ensure that all material errors in accounts that involve significant estimation will be identified on a timely basis by employees in the normal course of their duties. Specifically, the auditors noted that there were significant cut-off errors in revenue recognition and certain expense accruals.

War or military or other actions and/or acts of terrorism may harm our business.

     Terrorist activities or acts of war, wherever located around the world, may cause damage or disruption to us, our employees, facilities, partners, or customers, which could significantly impact our revenue, costs, and expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 and subsequent terrorist attacks in other countries have created many economic and political uncertainties throughout the world, some of which may materially harm our business and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to world security, and other actual or potential conflicts or acts of war, including the ongoing military operations in Afghanistan and Iraq, have created many economic and political uncertainties that could adversely affect our business, results of operations, and stock price in ways that we cannot predict at this time. Any political, economic or other instability in the United States or, in particular, China could have a material adverse effect on our financial condition, results of operations and business.

Investors may be unable to enforce judgments by United States courts against us.

     Although we are incorporated in the State of Delaware, most of our operations are or will be conducted in China and all or most of our assets are located outside the United States and certain of our directors and officers live outside the United States. As a result, you may not be able to:

•	effect service of process within the United States on those persons who live outside the United States; or

•	enforce against us or these persons judgments obtained in courts of the United States, including judgments relating to securities laws of the United States.

China does not have treaties with the United States providing for the reciprocal recognition and enforcement of court judgments. As a result, recognition and enforcement in China of judgments of a court of the United States, including a judgment against us or our directors, executive officers or underwriters may be difficult or impossible.

We are a holding company with no operations of our own and depend on our subsidiaries for revenue.

     We are a holding company with no significant assets other than our equity interest in BMP China and the equity interest we would acquire upon completion of the Wanwei acquisition. We will rely on dividends, loans and other payments to us by BMP China, Wanwei and any other future acquired entities in China. Accordingly, our ability to make payments on indebtedness we may incur and to distribute dividends to our stockholders is dependent on the earnings and the distribution of funds from our subsidiaries. If BMP China or any future subsidiaries incur indebtedness of their own in the future, the instruments governing such indebtedness could restrict their ability to pay dividends or make other distributions to us, which in turn would limit our ability to make payments on indebtedness we may incur and to distribute dividends to our stockholders.

     In addition, our corporate structure may restrict the distribution of dividends to our stockholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. According to these standards and regulations, BMP China is, and any future subsidiaries will be, required to set aside a portion of their after-tax profits to maintain certain reserve funds that may not be distributed as cash dividends.

Risks Relating to Doing Business in China

We face increased risks of doing business due to the extent of our operations in China.

     Our operating subsidiary, BMP China, is organized and located in China. In addition, Wanwei is organized and located in China. China is currently transitioning to a market-developed socialist economy. There are significant political and economic tensions resulting from this transition that could affect the business environment in China. Our efforts to expand into China pose special risks that could adversely affect our business. Doing business in China also will subject us to the customary risks of doing business in foreign countries. These risks include, among others, the effects of:

•	fluctuations in foreign currency exchange rates and controls;

•	competitive disadvantages to established foreign businesses with significant current market share and business/customer relationships;

•	nationalization;

•	tax and regulatory policies of local governments and the possibility of trade embargoes;

•	political instability or war or other hostilities; and

•	laws and policies of the United States and China affecting foreign trade and investment.

     Any one or more of these factors could cause significant interruptions in our distribution and other operations, which would adversely affect our ability to conduct business in China and our financial condition, results of operations and business.

Fluctuations in the Chinese Renminbi could adversely affect our results of operations.

     Substantially all of our revenues, profit, cash flow and assets have been, and we expect will continue to be, derived in China and be denominated in Chinese Renminbi, or RMB. The value of the RMB fluctuates and is subject to changes in political and economic conditions in China. Any devaluation of the RMB could adversely affect the value of our common stock in foreign currency terms, since we will receive substantially all of our revenues in RMB. Fluctuations in exchange rates could also adversely affect the value, translated or converted into United States dollars, of our net assets, earnings and any declared dividends. In addition, a devaluation of the RMB is likely to increase the portion of our cash flow required to satisfy any foreign currency denominated obligations.

Government control of currency conversion could adversely affect our operations and financial results.

     Substantially all of our revenues are in RMB, which currently is not a freely convertible currency. Any restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund our business activities outside of China or to make dividend payments in United States dollars. Under China’s existing foreign exchange regulations, the RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside of China without the prior approval of China’s State Administration of Foreign Exchange. Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from Chinese or foreign banks and principal payments with respect to foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures. In the future the Chinese government may take measures at its discretion to restrict access to foreign currencies for current account transactions if foreign currencies become scarce in China. We may be unable to pay dividends in United States dollars or other foreign currencies to our stockholders if the Chinese government restricts access to foreign currencies for current account transactions.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to our corporate structure.

     Substantially all of our operations are conducted in China and substantially all of our revenues are generated in China. As a wholly foreign owned enterprise, BMP China is required to establish a reserve fund and a staff and workers’ bonus and welfare fund, each of which is appropriated from net profit after taxation but before dividend distribution according to the prevailing laws and regulations of China. BMP China is required to allocate at least 10% of their net profits to the reserve fund until the balance of this fund has reached 50% of BMP China’s registered capital.

     In addition, the profit available for distribution from China subsidiaries is determined in accordance with generally accepted accounting principles in China. This calculation may differ from the one performed under generally accepted accounting principles in the United States, or GAAP. As a result, we may not receive sufficient distribution from our Chinese subsidiaries to enable us to make dividend distributions to our stockholders in the future and could negatively affect our financial condition and assets, even if our GAAP financial statements indicate that our operations have been profitable.

We may be restricted in our ability to transfer funds to our Chinese operating subsidiaries, which may restrict our ability to act in response to changing market conditions.

     Any transfer by us of funds to our Chinese subsidiaries through a stockholder loan is subject to registration with the State Administration of Foreign Exchange. If the sum of the aggregated medium-term and long-term external debts and the outstanding short-term external debts of a Chinese subsidiary is less than the difference between its total investment amount and its registered capital, the Chinese subsidiary is required to apply to the relevant examination and approval authority to increase its total investment amount. Accordingly, any transfer of funds from us to any of our Chinese subsidiaries by means of increasing its registered capital is subject to approval by the relevant examination and approval authorities in China. This limitation on the free flow of funds between us and our Chinese subsidiaries may restrict our ability to act in response to changing market conditions.

China’s economic, political, and social conditions, and its government policies, could adversely affect our business.

     Substantially all of our operations are conducted in China and substantially all of our revenues are derived in China. Accordingly, our results of operations, financial condition and prospects are subject, to a significant degree, to economic, political and legal developments in China. The economy of China differs from the economies of most developed countries in many respects, including:

•	level of government involvement;

•	economic structure;

•	allocation of resources;

•	level of development;

•	inflation rates;

•	growth rate; and

•	control of foreign exchange.

     The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

A slow-down of the Chinese economy could adversely affect our growth and profitability.

     Our financial results have been, and are expected to continue to be, affected by conditions in the Chinese economy and pharmaceutical industry. Although the Chinese economy has grown significantly in the past decade, there can be no assurance that this growth will continue or that any slow-down will not have a negative effect on our business.

The legal system in China has inherent uncertainties that could limit the legal protections available to us.

     We currently conduct our business primarily through BMP China and expect in the future to conduct our business through BMP China, Wanwei and other subsidiaries we intend to acquire, which are and will be organized in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. In addition, we depend on several affiliated entities in China to honor their service agreements with us. Chinese law governs almost all of these agreements and disputes arising out of these agreements are expected to be decided by arbitration in China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the Chinese legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations, and rules involves uncertainties, which may limit remedies available to us. Any litigation in China may be protracted and may result in substantial costs and diversion of resources and management attention. In addition, China may enact new laws or amend current laws that may be detrimental to us, which may have a material adverse effect on our business operations.

We have limited business insurance coverage in China.

     The insurance industry in China is still in an early stage of development. Insurance companies in China offer limited business insurance options. As a result, we have not maintained, and currently do not maintain, any liability, hazard or other insurance covering our services, business, operations, errors, acts or omissions, personnel or properties. To the extent that we are unable to recover from others for any uninsured losses, such losses could result in a loss of capital and significant harm to our business. In the event that any action, suit and/or proceeding is brought against us and we are unable to pay a judgment rendered against us and/or defend ourselves against such action, suit and/or proceeding, our business, financial condition and operations could be negatively affected.

Any future outbreak of Severe Acute Respiratory Syndrome, or SARS, or any other epidemic in China could have a material adverse effect on our business operations, financial condition and results of operations.

     From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as SARS. In July 2003, the World Health Organization declared that SARS had been contained. However, in recent months, a few new cases of SARS have been reported in Asia. An outbreak of SARS in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of SARS or any other epidemic may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

Risks Relating to Pharmaceutical Distribution in China and Wanwei

The absence of express laws and regulations in China regarding foreign investment in China’s pharmaceutical distribution sector may cause uncertainty.

     Pursuant to the Administrative Measures on the Foreign Investment in Commercial Sector, as of December 11, 2004, foreign enterprises are permitted to establish or invest in wholly foreign owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulation in this regard has been promulgated to date. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that will cause an adverse impact to our current and future acquisitions in China, our operations and business strategy will adversely affected.

Wanwei may be unable to obtain a renewal of its pharmaceutical distribution permit.

     Under Chinese law, all pharmaceutical wholesale and retail enterprises engaging in the pharmaceutical distribution business must obtain a pharmaceutical distribution permit, and must comply with China’s Good Supply Practice, or GSP, standards and obtain a GSP certificate. Both the permit and certificate are valid for five years and are subject to renewal and reassessment by the relevant Chinese authorities and the standards of compliance required in relation thereto may from time to time be subject to change. Any changes in compliance standards, or any new laws or regulations that prohibit or render it more restrictive for Wanwei or other pharmaceutical distribution enterprises we may acquire in the future to conduct their business or that increase their compliance costs may adversely affect their or our operations and/or profitability.

     Wanwei has previously obtained a pharmaceutical distribution permit and GSP certificate. Its GSP certificate does not expire until April 3, 2008. However, its pharmaceutical distribution permit expired on December 31, 2004. Pursuant to a notice issued by Beijing Drug Administration on its web site, Wanwei has commenced the renewal process for this permit on December 13, 2004. All pharmaceutical distributors are required to submit their current pharmaceutical distribution permit by January 31, 2005. Wanwei anticipates that the renewal process will be completed by March 31, 2005. In accordance with this notice, the validity of all the current pharmaceutical distribution permits will continue until March 31, 2005. The Chongwen Drug Administration, which is responsible for the reassessment of Wanwei’s pharmaceutical distribution permit, has verbally confirmed receipt of Wanwei’s application, which is currently in process, and has confirmed that it is not aware of any legal impediment to Wanwei’s renewal. Any failure by Wanwei to obtain renewals of its pharmaceutical distribution permit or its GSP certificate may have a material adverse effect on its operations by restricting its ability to carry out its pharmaceutical distribution business, among other things.

Price control regulations may decrease our profitability.

     The prices of certain medicines Wanwei distributes, including those listed in the Chinese government’s catalogue of medications that are reimbursable under China’s social insurance program, are subject to control by the relevant state or provincial price administration authorities. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed by the applicable government price control regulations.

     Revenues from products distributed by Wanwei that are subject to price controls accounted for a total of approximately 73% and 71% of Wanwei’s total revenues in the year ended December 31, 2003 and the nine months ended September 30, 2004. Hence, the prices of these medicines could not be increased at Wanwei’s discretion above the price ceiling without prior government approval. It is uncertain whether Wanwei will be able to obtain necessary approvals to increase the prices of these medicines. This could affect Wanwei’s ability to maximize its profits.

Collective tendering of pharmaceutical products may lead to reduced revenue.

     Chinese regulations require non-profit medical organizations established in China to implement collective tender processes for the purchase of drugs. Also, it is intended that the implementation of a tender purchase system will be extended gradually and will cover, among other drugs, those consumed in large volume and commonly used for clinical uses. Pharmaceutical wholesalers should have the due authorization of the pharmaceutical manufacturers for the purpose of participating in the tender. If, for the purpose of reducing the bidding price, pharmaceutical manufacturers participate in the collective tender on their own and enter into purchase and sales contracts with medical organizations directly without authorizing a pharmaceutical distributor, the revenue of Wanwei or any other subsidiaries that we may acquire in the future, whose main business is pharmaceutical distribution, may be adversely affected.

     Even though Wanwei has established long-term business relationships with many medical organizations, if pharmaceutical manufacturers are awarded contracts under the tender process, relevant medical organizations would not breach the tender agreement to purchase similar products from Wanwei.

If the medicines Wanwei distributes are replaced by other medicines or removed from China’s social insurance catalogue in the future, Wanwei’s revenue may suffer.

     Pursuant to relevant Chinese social regulations, patients purchasing medicines listed by China’s state and/or provincial governments in the catalogue covered by social insurance, or the insurance catalogue, may be, in part or in whole, reimbursed by a social medicine fund. Accordingly, pharmaceutical distributors prefer to engage in the distribution of medicines listed in this insurance catalogue. Currently, the main products that Wanwei distributes are listed in this insurance catalogue. The content of this insurance catalogue is subject to change by the Ministry of Labor and Social Security of China, and new medicines may be added to this social insurance catalogue by provincial level authorities as part of their limited ability to change certain medicines listed in the social insurance catalogue. If the medicines Wanwei distributes are replaced by other medicines or removed from this insurance catalogue in the future, Wanwei’s revenue may suffer.

Risks Relating to Our Common Stock

Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.

     Our common stock is currently traded on the over-the-counter market, which is a limited and illiquid market. If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall and we may be unable to sell our common stock in the future. We had 17,680,916 shares of common stock outstanding as of December 14, 2004. Approximately 7,807,509 million of these shares are held by a stockholder that may be deemed to be our affiliate and who would be subject to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Sales of substantial amounts of our common stock over limited time periods would likely materially decrease the market price of our common stock.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

     As of December 14, 2004, Abacus beneficially owned or controlled approximately 44.82% of our outstanding shares of common stock. If Abacus was to act on its own, it could control the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transactions. Abacus may have different interests than you. For example, Abacus could act to delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders, or these persons or entities could pursue strategies that are different from the wishes of other investors. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our common stock may fluctuate substantially due to a variety of factors, including:

•	announcements concerning our competitors or the pharmaceutical distribution industry in general;

•	rate of sales and customer acceptance;

•	changing factors related to doing business in China;

•	interruption of supply or changes in our agreements with manufacturers or distributors;

•	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

•	general and industry-specific economic conditions;

•	additions to or departures of our key personnel;

•	changes in financial estimates or recommendations by securities analysts;

•	variations in our quarterly financial and operating results;

•	changes in market valuations of other companies that operate in our business segments or in our industry;

•	lack of adequate trading liquidity;

•	announcements about our business partners;

•	changes in accounting principles; and

•	general market conditions.

     The market prices of the securities of early-stage companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.

As a stock quoted on the OTCBB, which is deemed to be “penny stock,” our common stock currently has limited liquidity.

     Holders of shares of our common stock, which are quoted on the OTCBB, may find that the liquidity of our common stock is impaired as compared with the liquidity of securities listed on NASDAQ or one of the national or regional exchanges in the United States. This impairment of liquidity may result from reduced coverage by security analysts and news media of us and lower prices for our common stock than may otherwise be attained. In addition, our common stock is deemed to be “penny stock,” as that term is defined in rules under the Exchange Act. Penny stocks generally are equity securities that are not registered on certain national securities exchanges or quoted by NASDAQ and have a price per share of less than $5.00. Penny stock may be difficult for investors to resell. Federal rules and regulations impose additional sales practice requirements on broker-dealers who sell the stocks to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and obtain the purchaser’s written consent to the transaction prior to the sale. Prior to the sale, broker-dealers must also deliver to the potential purchaser a disclosure schedule prescribed by the SEC, describing the penny stock market and disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, broker-dealers must deliver to penny stock investors monthly statements disclosing recent price information for penny stocks held in the account and information on the limited market in penny stocks. These additional requirements restrict the ability of broker-dealers to sell our common stock and make it more difficult for investors to dispose of our common stock in the secondary market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans, and objectives of management for future operations and involve known and unknown risks, uncertainties and achievements, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. The words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future about which we cannot be certain. Many factors affect our ability to achieve our objectives, including:

•	delays in acquiring or our inability to acquire Wanwei;

•	difficulties in acquiring complementary businesses or in integrating acquired businesses;

•	delays in product introduction and marketing or interruptions in supply;

•	a decrease in business from Wanwei;

•	our inability to compete successfully against new and existing competitors or to leverage our marketing capabilities with any future acquired distribution capabilities;

•	adverse economic, political or social conditions in China;

•	our inability to obtain a GSP certificate or a pharmaceutical distributor permit to conduct business as a pharmaceutical distributor or to maintain this certificate and permit;

•	our inability to manage our growth effectively;

•	our inability to attract and retain key personnel;

•	our inability to effectively market our services or obtain and maintain arrangements with manufacturers and distributors; and

•	a slowdown in the Chinese economy.

     In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DILUTION

     Because the selling stockholders are offering for sale shares of our common stock previously acquired and therefore already outstanding, the sale by the selling stockholders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our stockholders.

MARKET PRICE OF COMMON STOCK AND
RELATED EQUITY HOLDER MATTERS

     Our common stock is traded in the over-the-counter market and its quotations are carried on the OTCBB. The following table shows the high and low closing sales prices of our common stock on the OTCBB for each quarter of the fiscal year ending December 31, 2004, for each quarter of the fiscal year ending December 31, 2003, and for each quarter of the fiscal year ending December 31, 2002. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

	Over-the-Counter
	Bulletin Board (OTCBB)
	High	Low
2004:
Fourth quarter, ended December 31, 2004	$3.15	$2.25
Third quarter, ended September 30, 2004	3.50	2.50
Second quarter, ended June 30, 2004	4.00	3.00
First quarter, ended March 31, 2004	1.50	1.45
2003:
Fourth quarter, ended December 31, 2003	1.60	0.07
Third quarter, ended September 30, 2003	0.12	0.07
Second quarter, ended June 30, 2003	0.09	0.05
First quarter, ended March 31, 2003	0.07	0.06
2002:
Fourth quarter, ended December 31, 2002	0.11	0.04
Third quarter, ended September 30, 2002	0.11	0.05
Second quarter, ended June 30, 2002	0.15	0.04
First quarter, ended March 31, 2002	0.17	0.04

In November 2003, we announced our agreement to merge Just Great Coffee, Inc. with and into us and our agreement to acquire a 100% equity interest in BMP China from Abacus. In January 2004, we completed our merger with Just Great Coffee, Inc., and in February 2004, we completed our acquisition of BMP China.

DIVIDEND POLICY

     We have never declared any cash dividends and do not anticipate paying cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant. We are under no contractual obligations or restrictions to declare or pay dividends to our stockholders. However, because our cash flow is dependent on dividend distributions from BMP China and other subsidiaries that we may acquire in China, we may be restricted from distributing dividends to our stockholders in the future if at the time we are unable to obtain sufficient dividend distributions from BMP China and our future subsidiaries. Various factors may limit the ability of BMP China and our future subsidiaries to distribute dividends to us, including the obligations of BMP China and our future subsidiaries under the laws of China to maintain and continuously fund certain government-mandated reserve accounts, as well as differences between generally accepted accounting principles in the United States and China.

SELECTED FINANCIAL DATA

     The following tables set forth selected financial data with respect to our wholly-owned operating subsidiary, BMP China, for the fiscal years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003. The following tables also set forth the selected consolidated financial data for the nine months ended September 30, 2004 for the nine month operations of BMPC and BMP China, and all inter-company eliminations have been adjusted for. The unaudited financial statements of BMP China for the nine months ended September 30, 2004 and the consolidated financial statements for the nine months ended September 30, 2004 include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the following selected financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and related notes appearing elsewhere in this prospectus.

	(audited)			(unaudited)
	Year Ended			Nine Months Ended
	December 31,			September 30,
	2001	2002	2003	2003	2004
Statement of Operations Data:
Net revenues	$993,140	$1,008,905	$933,025	$711,793	$183,687

Operating expenses:
Sales and marketing expenses	635,883	867,855	700,911	571,980	247,697
General and administrative expenses	394,666	310,663	224,114	191,696	957,670

Total operating expenses	1,030,549	1,178,518	925,025	763,676	1,205,367

Income (Loss) from operations	(37,409)	(169,613)	8,000	(51,883)	(1,021,680)
Interest income (expense), net	2,331	(8,380)	(496)	(405)	42,397
Provision for income taxes	—	(3,924)	(2,178)	(52,288)	—

Net income (loss) applicable to common stockholders	$(35,078)	$(181,917)	$5,326	$(52,288)	$(979,283)

Basic and diluted net income (loss) per common share*					$(0.06)

Weighted average basic and diluted common shares outstanding*					17,014,876

*	BMP China is a company organized under the laws of China and, accordingly, did not have outstanding common stock on which to calculate earnings per share or weighted average diluted common shares outstanding during the fiscal years ended December 31, 2001, 2002, and 2003 and the nine months ended September 30, 2003.

	(audited)	(unaudited)
	As of December 31,	As of September 30,
	2003	2004
Balance Sheet Data:
Cash and cash equivalents	$56,280	$8,001,803
Total assets	104,599	8,182,176
Total liabilities	132,698	392,303
Total stockholders’ equity (deficit)	(28,099)	7,789,873

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Overview

     We are a pharmaceutical marketing company based in China. Our services, which we offer to foreign and domestic pharmaceutical manufacturers in China through BMP China, currently focus primarily on the “front-end” of the pharmaceutical distribution chain. These services include:

•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.

     On December 15, 2004, we entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group, or Wanhui Group, and a share transfer agreement with Wen Xin to acquire a 100% equity interest in Beijing Wanwei Pharmaceutical Co., Ltd.. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the relevant governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and GSP certificate to enable us to operate as an authorized distributor of pharmaceutical products throughout China. Wanwei’s revenues for the nine months ended September 30, 2004 were $12,243,393 and Wanwei’s operating expenses incurred and accrued for the same period were $12,252,733. We anticipate that upon completion of the Wanwei acquisition, both our revenues and expenses will grow to levels consistent with Wanwei’s historical revenues and expenses for the same period.

     We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering an “end-to-end” distribution chain solution that combines our existing “front-end” marketing services with distribution services serving the “back-end” of the distribution chain. We believe that the Wanwei acquisition is an important step in the implementation of this solution.

Financial Overview

     Historically, we have generated a majority of our revenues from commissions related to sales of Glurenorm, a product manufactured by Wanhui. In 2003, these commissions represented 98% of BMP China’s total revenue. In December 2003, we and Wanhui terminated the agreement under which we marketed Glurenorm for Wanhui due to several factors, including the maturation of Glurenorm in its pharmaceutical product life cycle, Wanhui’s desire to reduce our commissions from sales of Glurenorm and our desire to shift our sales efforts to new potentially higher growth pharmaceutical products. Since the termination of our agreement with Wanhui, we have begun marketing three new products: Septocoll E, Fem 7 and Shuganyiyang. In addition to these products, we have been marketing Septopal since December 2002. Our future revenues related to these products, however, may not be sufficient to replace the lost revenues related to Glurenorm. We do not expect to receive meaningful revenues from sales of these products until the second quarter of 2005.

     Our interest income is primarily composed of income earned on our cash and cash equivalents. During March 2004, we completed a private placement of shares of our common stock to investors in the amount of $8,800,000, net of issuance costs, which is responsible for the approximately $8.0 million in cash and cash equivalents as of September 30, 2004.

     Since our inception, we have generated significant losses. As of September 30, 2004, we had an accumulated deficit of $2,122,000. Our expenses in 2004 related primarily to marketing activities associated with the introduction of three new products, the hiring of several key officers and other personnel, and professional fees associated with the merger of Just Great Coffee, Inc., the Abacus exchange, the private placement and our preparation to become an SEC reporting company.

     Our sales and marketing expenses consist primarily of expenses associated with clinical and regulatory services, market promotion and patient education, as well as sales personnel salaries and commissions. We expect to significantly increase our sales and marketing expenses as we increase marketing promotion efforts related to the current products we market as well as any additional products we acquire in the future.

     Our general and administrative expenses consist primarily of salaries and other related costs for our officers and other personnel in finance, human resources and general administration. Other significant costs include facilities costs and legal, accounting and other professional and consulting fees. We expect to significantly increase our general and administrative expenses as we continue to grow both internally and through any strategic acquisitions of products or distributors.

Critical Accounting Policies and Significant Judgments and Estimates

     Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets or liabilities as of the dates of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and various other factors and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results might differ materially from these estimates under different assumptions or conditions.

     While our significant accounting policies are more fully described in Note 1 to our financial statements included elsewhere in this prospectus, we believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Revenue Recognition

     We recognize sales at the time services are provided, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Net sales are comprised of gross sales less provisions for discounts and volume rebates.

Accounts Receivable and Bad Debt

     Accounts receivable are stated as the amount management expects to collect from outstanding balances. We perform ongoing credit evaluations of our customers and generally require no collateral to secure accounts receivable. We maintain an allowance for potentially uncollectible accounts receivable based on our assessment of the collectibility of accounts receivable.

Deferred Taxes

     Income taxes are accounted for under the Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided for the portion of deferred tax assets, which are “more-likely-than-not” to be unrealized. The recoverability of deferred tax assets is dependent upon our assessment of whether it is more-likely-than-not that sufficient future taxable income will be generated in the relevant tax jurisdiction to utilize the deferred tax asset. We review our internal sales forecasts and pre-tax earnings estimates to make our assessment regarding the utilization of deferred tax assets. In the event we determine that future taxable income will not be sufficient to utilize the deferred tax asset, we will record a valuation allowance. If that assessment were to change, we would record a benefit on the consolidated statement of earnings.

Results from Continuing Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

     Net Revenue:

     Net revenue was $184,000 during the nine months ended September 30, 2004, as compared with $712,000 during the nine months ended September 30, 2003. This decrease was due primarily to the decrease in revenues from sales of Glurenorm, a product that accounted for 98% of BMP China’s revenues in 2003, which we did not sell in 2004. We were unable to offset the loss of Glurenorm with sales from our three new products, Septocoll E, Fem 7 and Shuganyiyang, because we have experienced, and are continuing to experience, longer than expected periods of product introduction and delays in marketing these products. For example, the new local manufacturer of Shuganyiyang did not receive the necessary production license to manufacture Shuganyiyang in Shanghai until the third quarter of 2003. In addition, the manufacturer of Fem 7 has not yet supplied the distributor with Fem 7 inventory due to a delay in production relating to China-specific product packaging. However, the distributor anticipates receiving supplies of Fem 7 inventory from the manufacturer in the first quarter of 2005. We will not be able to achieve any revenues from sales of Fem 7, however, until the distributor receives supplies of Fem 7 inventory from the manufacturer and provides them to our customers. Finally, while we are currently able to sell Septocoll E, until we complete a clinical trial for this product for a hospital, we will not be able to maximize sales of this drug. This clinical trial has commenced and we anticipate its completion in the first half of 2005.

     Sales and Marketing Expenses:

     Sales and marketing expenses were $248,000 during the nine months ended September 30, 2004, as compared with $572,000 during the nine months ended September 30, 2003. Our sales and marketing expenses decreased in 2004 primarily due to the reduction in marketing expenses (including sales commissions) associated with the loss of Glurenorm and delays in incurring marketing expenses associated with the marketing launches of Septocoll E, Fem 7 and Shuganyiyang.

     General and Administrative Expenses:

     General and administrative expenses were $958,000 during the nine months ended September 30, 2004 as compared to $192,000 during the nine months ended September 30, 2003. Our general and administrative expenses increased in 2004 primarily because of our hiring in 2004 of several key officers and other personnel, such as a controller, marketing director and manager and human resources manager, as well as increased legal, accounting and other professional and consulting fees.

     Interest Income:

     We received interest income of $46,000 during the nine months ended September 30, 2004. We did not have significant cash reserves during the nine months ended September 30, 2003 to generate any interest income during that period. During March 2004, we completed a private placement of shares of our common stock to investors in the amount of $8,800,000, net of issuance costs, which is responsible for the surplus of cash and cash equivalents as of September 30, 2004.

     Income Taxes:

     We have not recorded a deferred tax benefit for our operating loss as it is more likely than not that these benefits will not be realized.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Net Revenue:

     Net revenue was $933,000 during the year ended December 31, 2003, as compared with $1,009,000 during the year ended December 31, 2002. The decline in net revenue from 2002 to 2003 was primarily attributable to a decrease in revenue from our sales of Glurenorm by $91,000, partially offset by an increase in revenue from our sales of Septopal by $20,000. The drop in sales of Glurenorm is primarily attributable to the maturation of this product in its life cycle and the beginning of our de-emphasis in marketing for this product. We began marketing Septopal in December 2002 and did not begin receiving meaningful revenue from sales of this product until 2003.

     Sales and Marketing Expenses:

     Sales and marketing expenses were $701,000 during the year ended December 31, 2003 as compared with $868,000 during the year ended December 31, 2002. Sales and marketing expenses decreased approximately $189,000 primarily due to less spending on the market promotion of Glurenorm, a reduction in compensation paid to outside sales agents used to assist in marketing Glurenorm and a reduction in the number of sales personnel.

General and Administrative Expenses:

     General and administrative expenses were $224,000 during the year ended December 31, 2003 as compared to $311,000 during the year ended December 31, 2002. General and administrative expenses decreased approximately $87,000 during 2003 due to a reduction in the number of senior management and other administrative personnel.

     Income Taxes:

     We have not recorded a deferred tax benefit for our operating loss as it is more likely than not that these benefits will not be realized. Current period taxes have been recorded for amounts payable in the amount of $2,200 during the year ended December 31, 2003 as compared to $3,900 during the year ended December 31, 2002 associated with differences between book and tax accounting differences.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Net Revenue:

     Net revenue was $1,009,000 during the year ended December 31, 2002 as compared with $993,000 during the year ended December 31, 2001. The increase in net revenue from 2001 to 2002 was primarily attributable to a small growth in sales of Glurenorm.

     Sales and Marketing Expenses:

     Sales and marketing expenses were $868,000 during the year ended December 31, 2002 as compared with $636,000 during the year ended December 31, 2001. Sales and marketing expenses increased approximately

$232,000 as a result of compensation payable in connection with an increase in numbers and salaries of certain sales personnel and a one time increase in the use of outside sales agents to assist in marketing Glurenorm.

     General and Administrative Expenses:

     General and administrative expenses were $394,666 during the year ended December 31, 2002 as compared to $310,663 during the year ended December 31, 2001. General and administrative expenses increased approximately $112,000 during 2002 due to an increase in numbers and salaries of senior management and other administrative personnel.

     Income Taxes:

     We have not recorded a deferred tax benefit for our operating loss as it is more likely than not that these benefits will not be realized. Current period taxes have been recorded for amounts payable in the amount of $3,900 during the year ended December 31, 2002 versus no current tax provision during the year ended December 31, 2001 associated with differences between book and tax accounting differences.

Liquidity and Capital Resources

     As of September 30, 2004, we had cash and cash equivalents of approximately $8.0 million. Since we acquired BMP China in February 2004, we have funded our operations primarily through the issuance of shares of our common stock. In March 2004, we completed a private placement of 8,695,652 shares of our common stock at a purchase price of $1.15 per share, which yielded gross proceeds to us of approximately $10.0 million and net proceeds to us of approximately $8.8 million. We currently plan to use the remaining proceeds of this private placement primarily to fund:

•	our operating expenses and general working capital;

•	the marketing of our current and future products;

•	our pursuit of internal growth and strategic acquisitions;

•	our integration of Wanwei and BMP China; and

•	the expenses necessary to register with the SEC as an Exchange Act reporting company and maintain that status.

     In November 2004, we had available funds of $7,618,896, and as of that time had advanced $500,000 to BMP China.

     In December 2004, we advanced an additional $1,500,000 to BMP China in connection with the acquisition of Wanwei, to be used for payments to be made in connection with the acquisition, and to be further invested in BMP China and Wanwei upon the closing of the acquisition.

     Under the share transfer and debt restructuring agreement we entered into for the Wanwei acquisition, we will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000, or $1,812,000, of the RMB 44,340,000, or $5,356,272, total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,340,000, or $3,544,272. Of the RMB 15,000,000, or $1,812,000, that will be repaid to Wanhui Group, we will pay RMB 8,000,000, or $966,400. BMP China has provided the remaining RMB 7,000,000, or $845,600, to Wanwei as a loan through an entrusted loan agreement with CITIC Industrial Bank for the same amount, and Wanwei has used the funds from this loan to pay Wanhui Group. Under Chinese law, Chinese enterprises, other than financial institutions, are only permitted to advance funds to other enterprises by entrusting a financial institution. The entrusted loan bears an interest rate of 5.2% per year. The term of the entrusted loan agreement is nine months. Under the share transfer agreement with Wen Xin, we will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.

     Net cash used in operating activities during 2004 primarily funded increased levels of management salaries and professional fees incurred during 2004.

     Net cash used in investing activities during 2004 funded the acquisition of computer equipment for new employees. Net cash provided by financing activities was derived from the sale of 8,695,652 shares of our common stock shares in a private placement completed in March 2004. To date, we have had negative cash flows from operations.

     We anticipate that our September 30, 2004 balance of approximately $8.0 million in cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements will depend on many factors, including those factors described in the “Risk Factors” section of this prospectus as well as our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital that will occur on the closing of the Wanwei acquisition and execute our business and strategic plans as currently conceived.

     Our capital requirements are likely to increase, particularly as we pursue internal growth and any strategic acquisitions. As a result, we will most likely require additional funds, and we may attempt to raise additional funds through public or private equity offerings, debt financings or from other sources.

Contractual Obligations

     The following table discloses aggregate information regarding our material contractual commitments and the periods in which payments are due as of September 30, 2004:

	Payments by due period:
	Total	Less	1-3	3-5	More
		than	years	years	than
		1 year			5 years
Operating Lease	$91,200	$17,100	$74,100	—	—
Total	$91,200	$17,100	$74,100	—	—

     The table above reflects only payment obligations that are fixed and determinable. We are also obligated to make certain payments in connection with the Wanwei acquisition as described above in “Liquidity and Capital Resources.”

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements, including any arrangements with any structured finance, special purpose or variable interest entities.

Related Party Transactions

     For a description of our related party transactions see “Certain Relationships and Related Transactions.”

Recent Accounting Pronouncements

     In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition . While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. Our adoption of this accounting pronouncement did not have a material effect on our financial statements.

     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. Our adoption of FIN No. 46 has not had a material effect on our financial statements.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. Our adoption of SFAS No. 149 has not had a material effect on our financial statements.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of SFAS No. 150 has not had a material effect on our financial statements.

     In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, we will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (July 1, 2005 for us). We currently do not record compensation expense related to our stock-based employee compensation plans in our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Rate Sensitivity

     We are exposed to cash flow and earnings fluctuations resulting from foreign exchange rate variation because our operations are in China. This exposure arises from the translation of financial statements of our foreign subsidiary, BMP China, from RMB, the functional currency of China, into United States dollars, our functional currency of our parent entity.

Interest Rate Sensitivity

     We invest in high-quality financial instruments, primarily money market funds, federal agency notes, corporate debt securities, bank certificates of deposit, commercial paper and United States treasury notes, with the effective duration of the portfolio less than one year, which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

OUR BUSINESS

Overview

     We are a pharmaceutical marketing company based in China. Our services, which we offer to foreign and domestic pharmaceutical manufacturers in China through BMP China, currently focus primarily on the “front-end” of the pharmaceutical distribution chain. These services include:

•	pre-market entry analysis;

•	clinical trial management;

•	product registration;

•	market research; and

•	pharmaceutical marketing to physicians, hospitals and other healthcare providers.

     We were incorporated in the State of Delaware in November 2003 as a wholly-owned subsidiary of Just Great Coffee, Inc., a New Jersey corporation. In January 2004, Just Great Coffee, Inc. merged with and into us and we were the surviving corporation. BMP China was incorporated in China in May 1994. In December 2001, Abacus acquired a 100% equity interest in BMP China. In February 2004, we acquired all of the equity interests of BMP China from Abacus in exchange for our issuance to Abacus of 7,807,509 shares of our common stock, which represented approximately 90% of our common stock at the time of the exchange. As a result of this exchange, BMP China became our wholly-owned subsidiary.

     BMP China is headquartered in Beijing and has ten branch offices throughout China in the following locations:

•	Beijing

•	Guangxi

•	Shanghai

•	Guangzhou

•	Kunming
•	Nanchang

•	Chengdu

•	Nanjing

•	Chongqing

•	Hangzhou

     We also have established relationships with a number of independent representatives in areas of China in which, until recently, we had little or no business presence. These areas of China include:

•	Inner Mongolia

•	Gansu

•	Shanxi

•	Guangxi

•	Henan

•	Heilongjiang
•	Hunan

•	Jilin

•	Fujian

•	Liaoning

•	Hebei

•	Zhejiang

Recent Development

     On December 15, 2004, we entered into a share transfer and debt restructuring agreement with Wanhui Group and a share transfer agreement with Wen Xin to acquire a 100% equity interest in Wanwei. Upon the completion of the Wanwei acquisition, which is subject, among other things, to approval by the relevant governmental authorities in China of the respective acquisition agreements, we will acquire the necessary pharmaceutical distribution permit and GSP certificate to enable us to operate as an authorized distributor of pharmaceutical products throughout China.

Our Opportunity

     We believe that a significant opportunity exists to obtain an increased market share in the Chinese pharmaceutical marketing and distribution markets by offering an “end-to-end” distribution chain solution that combines our existing “front-end” marketing services with distribution services serving the “back-end” of the distribution chain. We believe that the Wanwei acquisition is an important step in the implementation of this solution.

     We believe that the Wanwei acquisition will enable us to differentiate ourselves from our competitors in China’s highly fragmented pharmaceutical distribution market by offering a complete suite of distribution chain services, ranging from the marketing services that we currently offer to the distribution of pharmaceutical products to physicians, hospitals and other healthcare providers. This opportunity to establish a strong presence in China’s pharmaceutical distribution market is largely due to the highly fragmented nature of this market. China’s pharmaceutical distribution market is in an early developmental stage. China acceded to the World Trade Organization on December 11, 2001. The distribution infrastructure in China is fragmented and undercapitalized. According to GCC, China’s pharmaceutical market had approximately 7,800 distributors in August 2004, down from the approximately 16,000 distributors we believe existed in China’s pharmaceutical market in 2002. We believe many of these distributors are small and unprofitable.

     In recent years, the Chinese government has increased its efforts to remove layers from this system, through a more stringent distributor certification process. As part of these efforts, all pharmaceutical wholesale and retail distribution enterprises were required to obtain GSP certification by December 31, 2004. Failure to obtain GSP certification by December 31, 2004 could result in revocation of the non-compliant company’s pharmaceutical distribution qualifications, which we believe will substantially reduce the number of pharmaceutical distributors in China. For example, according to GCC, as of August 2004, 5,450 distributors passed the GSP certification, 744 distributors failed the GSP certification, and 920 distributors were still completing the GSP certification process. We believe that the pharmaceutical distribution permit and GSP certificate that we will possess as a result of the Wanwei acquisition will provide us with a strategic advantage over a large number of our competitors in China’s pharmaceutical distribution market.

Our Strategy and Solution

     Our goal is to become the premier complete solutions provider for foreign and domestic pharmaceutical companies in China. The key elements of our strategy and solution include the following:

     “End-to-end” solution. We believe that we are well-positioned to expand our existing client base and introduce new products through the distribution channels we will acquire in the Wanwei acquisition. We believe that the Wanwei acquisition will enable us to offer an “end-to-end” solution by offering a complete range of distribution chain services throughout China to foreign and domestic pharmaceutical manufacturers. Upon completion of the Wanwei acquisition, we expect to be able to offer clients a complete range of services, from drug importation to drug registration, through marketing and distribution to the prescribing doctor. We also plan to broaden our distribution channels and overall capabilities through a combination of internal growth and other strategic acquisitions. We believe that our established track record of registering and marketing western pharmaceuticals and traditional Chinese medicines will enable us to implement this expansion strategy. Our initial focus following the completion of the Wanwei acquisition will be to create exclusive distributor relationships for ethical western drugs, western medical devices and, to a lesser extent, for high growth traditional Chinese medicines.

     New business model. Until we complete the Wanwei acquisition, we will only have the capability to provide marketing services on behalf of our clients, for which we receive a commissioned fee. With the Wanwei acquisition and any future strategic acquisitions, we will have the ability to resell imported and domestically manufactured products throughout China and thereby collect the entire revenue stream from these products. We intend to continue offering marketing services, which we believe will differentiate us from most distributors. We intend to incorporate any additional distribution companies that we may acquire in the future that serve the “back-end” of the distribution chain with the services we currently offer serving the “front-end” of the distribution chain. We plan to pursue exclusive distribution and marketing relationships with manufacturers of ethical western drugs and western medical devices wishing to access the Chinese market. Our goal is to pioneer an emerging trend in which we use our marketing arm to create demand for products that we offer exclusively through our distribution arm. We believe this is a new business model in China’s otherwise fragmented pharmaceutical distribution market.

     Growth potential. We believe that we are well-positioned to expand our client base and introduce additional products through the distribution channels we will acquire in the Wanwei acquisition and in any future acquisitions. We intend to leverage our existing marketing arm by layering new products into the current sales force. Our sales strategy includes internal growth as well as growth through strategic acquisitions in the distribution market, specifically in major urban markets in China. We believe this consolidation strategy presents an opportunity to achieve significant gains in efficiency.

     Experienced management team and transparency in financial reporting. We expect to benefit from having a management team experienced in understanding the concerns of foreign pharmaceutical companies. Our President and Chief Executive Officer, David Gao, has experience in a wide range of management areas, including organizational structure, operational efficiencies and personnel. Mr. Gao was previously General Manager of the Integrated Electronics System division of Motorola Asia Pacific and sat on the Supervisory Boards of Motorola for China and East Asia. Certain members of our executive team have a strong background in pharmaceutical sales at various foreign and state-owned pharmaceutical companies, including a history of growing sales. In addition, we believe that certain members of our executive team have strong contacts within the Chinese government. We also believe that we will be more transparent to potential customers than rival privately-held distributors, due to our financial reporting requirements in the United States, which may provide us with a competitive advantage.

     Following the Wanwei acquisition, we anticipate offering drug distribution services and expanding our drug marketing and clinical and regulatory services.

     Drug Distribution. Through the Wanwei acquisition, we will acquire GSP certification to operate as a pharmaceutical distributor throughout China, as well as the fixed assets to provide an expanded logistics base. We believe that GSP certification will enable us to capture revenue from the distribution of pharmaceutical products and should enable us to significantly expand the number of products that we can offer through our existing marketing channels.

     Drug Marketing. Our 34 medical representatives provide a marketing presence in major urban areas and, through our 15 dealer relationships, we have a comprehensive promotional network throughout China. These representatives and dealers are experienced in all aspects of drug promotion and possess a strong knowledge of the domestic pharmaceutical environment. We believe that these representatives and dealers are capable of expanding our product offerings through the use of targeted marketing and the organization of national seminars and conferences.

     Clinical and Regulatory Services. We will seek to expand on our current ability to assist with pre-market-entry analysis and the registration of new drugs in the Chinese market to position ourselves, with the addition of further financial and human resources, to provide an “end-to-end” solution to foreign companies, including product testing for claims and proof of ingredients, clinical research trials, medical publication and submission and clinical consulting.

Product Marketing

     We currently provide comprehensive marketing services to manufacturers and distributors who wish to stimulate market demand with respect to their products. These services primarily fall into two areas:

     Physician-Oriented Marketing. Physician-oriented marketing consists primarily of in-person visits by drug company representatives, advertising in journals and conducting continuing medical education events. Pharmaceutical industry-sponsored programs play an important role in informing and updating physicians of drug developments. These include medical symposia, hospital grand rounds, visits to clinical faculty, round-table discussions, journal articles and special supplements, single-issue publications, scientific exhibits, slide and audio tape presentations, press kits, conferences, video news releases and other methods of disseminating information about products. We also specialize in the compilation of literature and the organization of national seminars and conferences to effectively market specific drugs to doctors and hospital executives in China.

     In addition, we employ medical representatives who promote clients’ drugs by providing in-person visits to hospitals and local doctors, a useful service to foreign pharmaceutical manufacturers who neither have, nor wish to have, the necessary infrastructure to ensure that local prescribers have the required understanding of new or highly specific pharmaceutical products.

     We also provide clients with introductions to leading healthcare providers in China, which enables clients to further demonstrate the efficacy of their products through real-life applications. We currently receive a commissioned fee for these services, as we are not yet licensed to sell and invoice pharmaceutical products directly to physicians.

     Government Promotion. China’s central government has authorized a substantial number of pharmaceutical companies to receive reimbursement from state-controlled insurance companies. Drugs for which reimbursement is available are listed in a catalogue, or the Insurance Catalogue. Provincial and municipal governments are allowed a 10% “local readjustment” to alter the national reimbursement list. As a result, pharmaceutical companies strive to have widely used drugs remain on this list, as it enhances a drug’s chances of being prescribed.

     Many foreign pharmaceutical companies enter into joint ventures with local manufacturing partners, facilitating their involvement in the regulatory approval process and allowing for greater market share. We believe that, through our numerous contacts with local manufacturers, we may be able to provide significant value to foreign manufacturers looking to benefit from a formal association with a domestic partner. In addition, we also lobby provincial government agencies on behalf of foreign clients to keep particular drugs on the Insurance Catalogue.

Clinical and Regulatory Services

     Our medical department is responsible for the provision of clinical and regulatory services to pharmaceutical companies. Its staff has extensive experience in conducting clinical trials and product registration, as well as a detailed understanding of the regulations of the State Food and Drug Administration, or SFDA.

     We have more than five years of experience in this area and have worked with pharmaceutical manufacturers from the United States, United Kingdom, India, Germany and Switzerland, among others. We have registered drugs and compounds for foreign manufacturers including Boehringer Ingelheim, Rhone-Poulenc Rorer, Biomet Merck GmbH and LEK Pharmaceutical.

     We offer the following two categories of clinical services:

     Pre-Market-Entry Analysis. We provide foreign and domestic pharmaceutical companies with a comprehensive analysis service relating to the introduction of pharmaceutical products into the Chinese market. These studies offer a market assessment for a potential entrant, with a “go” or “don’t go” recommendation to the client. We assess the risks and benefits of introducing specific drugs or drug groupings, potential end-user demand profiles and any constraints imposed by the regulatory environment. Regulatory controls, distribution channels, competition, advertising and promotion and ongoing trade practices are standard features of these studies.

     Product Registration. We provide clients with assistance in the registration of drugs for use within China. Through our connections within the national healthcare system and local governments, we are often able to secure expedited registration timetables.

     We provide a complete service to clients wishing to register pharmaceutical drugs in mainland China. In connection with drug registration, we assist clients with:

•	evaluation prior to application to SFDA;

•	full document preparation;

•	quality control analysis; and

•	an import drug license.

     We charge our clients a fee for this service. The size of this fee depends on the class of the particular drug and the duration of the registration process.

     Customers and Partners. Our customers fall into the following three categories:

•	Large Foreign Pharmaceutical Manufacturers. Although these companies have global marketing and sales capabilities, we believe that they are usually only able to effectively market a limited number of their products in a market such as the China market. Other products must therefore be marketed by way of a co-operative agreement with a local agent.

•	Smaller Foreign Pharmaceutical Manufacturers. These companies generally have a limited internal marketing ability and will therefore depend solely on agreements with local marketing partners to promote their products in foreign markets.

•	Domestic Pharmaceutical Companies. These companies also have limited marketing capabilities and therefore outsource this function to local agents.

Our Product Portfolio

     We currently provide marketing and promotional services with respect to Septopal 30, Septocoll E, Fem 7, and Shuganyiyang Capsule. The manufacturer of Septopal 30 and Septocoll E has appointed us as its exclusive marketing and promotion agent with respect to these products, and has appointed Xiamen International Economic & Trade Co., Ltd., or Xiamen, a Chinese pharmaceutical distribution company, as distribution agent. The manufacturer of Fem 7 has appointed us as its exclusive agent for the marketing, promotion and distribution of Fem 7. The owner of Shuganyiyang Capsule, or Shuganyiyang, has appointed us and Xiamen as exclusive co-agents for the marketing, promotion and distribution of Shuganyiyang. With respect to Fem 7 and Shuganyiyang, we have separate cooperation agreements with Xiamen under which we will be responsible for the marketing and promotion of Shuganyiyang in China and Xiamen will be responsible for the distribution of Shuganyiyang.

Septopal 30

     Septopal 30, or Septopal, is a local antibiotic used for the prevention of infections in surgical procedures. We began providing marketing and promotional services for Septopal in December 2002. We have an agreement with Septopal’s manufacturer that entitles us to serve as the exclusive provider of these services with respect to Septopal. The term of this agreement expires on December 31, 2006, unless renewed in writing by the parties. The manufacturer has the right to terminate the agreement or render the agreement non-exclusive and contract with parties other than us for these services if the distributor of Septopal fails to meet certain sales requirements specified in the agreement. The manufacturer also may terminate the agreement if the distributor of Septopal becomes bankrupt or insolvent or undergoes a material organizational change such as a reorganization, merger or sale of all or substantially all of its assets.

Septocoll E

     Septocoll E is a locally applied medical device used in orthopedics, trauma and cerebral surgery to stop bleeding and prevent infections of surgical wounds. We began providing marketing and promotional services for Septocoll E in September 2004. Septocoll E and Septopal are manufactured by the same company. We provide these services with respect to certain Septocoll E products, on an exclusive basis, under the same agreement that covers the marketing and promotional services we provide with respect to Septopal.

Fem 7

     Fem 7 is a hormone replacement therapy. Under an agreement with the manufacturer of Fem 7, we have the exclusive right to market, promote and distribute Fem 7. We began providing these services for Fem 7 in February 2004. The term of our agreement with the manufacturer expires on February 10, 2007. The manufacturer has the right to terminate the agreement or contract with parties other than us for these services if we fail to meet certain sales requirements specified in the agreement. The manufacturer also may terminate the agreement if we become bankrupt or insolvent. This agreement may be renewed by the mutual consent of both parties. We have a right of first refusal for renewal of the agreement if certain minimum sales targets specified in the agreement have been met during the three-year term of the agreement.

Shuganyiyang

     Shuganyiyang is a treatment for premature ejaculation and erectile dysfunction. Under an exclusive agent agreement with the owner of Shuganyiyang, we and Xiamen have the exclusive right to market, promote and distribute Shuganyiyang. We began providing these services for Shuganyiyang in June 2004. The term of the exclusive agent agreement expires on September 29, 2008 and will automatically renew for a period of one year unless one of the parties to the agreement provides written notice of termination to the other parties prior to the termination of the agreement. If we fail to meet certain sales requirements specified in the exclusive agent agreement, the owner has the right to render this agreement non-exclusive and contract with parties other than Xiamen and us for these services.

Competition

     While the Chinese pharmaceutical distribution market currently is highly fragmented, it is also highly competitive and has few barriers to entry. We anticipate that competition in this market will continue to intensify. We are aware of only a limited number of competitors, all of which are privately-held, who currently directly provide a suite of services comparable to the “end-to-end” distribution chain solution that we anticipate providing upon completion of the Wanwei acquisition. However, significant competition exists on an individual basis with respect to the marketing and related services that we currently provide and significant competition also exists with respect to the distribution services that we anticipate providing upon completion of the Wanwei acquisition. These competitors include national and regional pharmaceutical promotion companies and small companies. We also anticipate substantial new competition from foreign and domestic competitors entering the Chinese pharmaceutical marketing and distribution market.

     We expect to compete on, among other things, our ability to offer a suite of both “front-end” marketing services and “back-end” distribution services, our established track record of registering and marketing western pharmaceuticals and traditional Chinese medicines, our sales and growth strategies, the effectiveness of our experienced management team and our belief that we will be more transparent to potential customers than certain rival privately-held distributors due to our financial reporting requirements in the United States.

     Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify and secure marketing and distribution arrangements on acceptable terms and to grow our business in connection with our expansion strategy, either through internal growth or through strategic acquisitions.

     Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors have greater name recognition and a larger customer base than us. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

     A number of pharmaceutical distributors that will be our competitors following the completion of the Wanwei acquisition have established good relationships with medical organizations in Beijing in past years, such as Beijing Pharmaceutical Co. Ltd., or BPCL, which, as indicated in its web site, has a large network that covers all the hospitals in Beijing, represents one of the largest markets in China. A number of well-known foreign pharmaceutical manufacturers have been clients of BCPL. BCPL also represents quite a number of products in the Chinese market for such manufacturers, one or different manufacturers in Beijing.

Wanwei Acquisition and Business

Background

     Wanwei was incorporated in January 1999. At the time Wanwei was incorporated, the Material Supply Co. of Beijing Municipal Pharmaceutical Group Corporation, or MSC, held an 80% equity interest in Wanwei and Beijing Wei’erkang Pharmaceutical Information Consultation Co., Ltd., or Wei’erkang, held a 20% equity interest in Wanwei.

     In August 2000, MSC transferred all of its equity interests in Wanwei to Wanhui Group. On December 14, 2004, Wei’erkang transferred all of its equity interests in Wanwei to Wen Xin. Wanhui Group and Wen Xin subsequently agreed to transfer their equity interests in Wanwei to us upon the completion of the Wanwei acquisition. Wanwei’s term of business set forth in its current business license is 20 years from the date it received its business license, or January 1999 through January 2019.

Acquisition Agreements

     Under the share transfer and debt restructuring agreement, we will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000, or $1,812,000, of the RMB 44,340,000, or $5,356,272, total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,340,000, or $3,544,272. Of the RMB 15,000,000, or $1,812,000, that will be repaid to Wanhui Group, we will pay RMB 8,000,000, or $966,400. BMP China has provided the remaining RMB 7,000,000, or $845,600, to Wanwei as a loan through an entrusted loan agreement with CITIC Industrial Bank for the same amount, and Wanwei has used the funds from this loan to pay Wanhui Group. Under China law, Chinese enterprises, other than financial institutions, are only permitted to advance funds to other enterprises by entrusting a financial institution. The entrusted loan bears an interest rate of 5.2% per year. The term of the entrusted loan agreement is nine months. Under the share transfer agreement with Wen Xin, we will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00.

     Following the signing of the share transfer and debt restructuring agreement and the share transfer agreement, a supervisory committee will be established under the terms of these agreements to oversee the proper operation and transition of Wanwei. The supervisory committee consists of seven members, three of whom will be appointed by us, three by Wanhui Group, and one by Wen Xin. Wen Xin has authorized us to appoint his representative. Any major business decision of Wanwei must be made with the prior written consent of a majority of the members of the supervisory committee.

     Upon the completion of these transactions, we will own 100% of the equity interests of Wanwei, but completion of these transactions is subject to the following conditions:

•	renewal of Wanwei’s Pharmaceutical Distribution License for a period of five years;

•	approval by China’s Ministry of Commerce, evidenced by an Approval Certificate of Foreign Investment Enterprise, of the share transfer and debt restructuring agreement, the share transfer agreement, and an amendment of Wanwei’s articles of association related to the change of stockholders and an increase in the registered capital of Wanwei;

•	registration with the Beijing Administration for Industry and Commerce with respect to the share transfer and debt restructuring agreement, the share transfer agreement, and the amendment of Wanwei’s articles of association; and

•	no material adverse change in the financial condition, operation or business prospects of Wanwei.

     Completion of the transactions contemplated under the share transfer and debt restructuring agreement with Wanhui Group also is subject to the filing of an asset evaluation report with, and approval of the transactions contemplated under the share transfer and debt restructuring agreement by, the Beijing State-Owned Assets Administration Bureau or its authorized entity, Beijing Pharmaceutical Group.

Wanwei Business

     The business scope of Wanwei, as described in its current business license, is the distribution of western medicine preparations, prepared Chinese medicines, chemical feedstock medicines, bio-chemical medicines, medical appliances, engineering and electrical installations, construction materials, construction materials for civil use, material for packing, chemical products, materials for chemical industry and light industry, metal materials, health foods and biological products approved by the Ministry of Public Health; technical development and technical service of western medicine preparations, prepared Chinese medicines, chemical feedstock medicines, medical appliances, new materials for medicine packing; technical development and technical consultation regarding new medicine; excluding projects that need specific approvals.

     Among the business activities it is authorized to carry out, the major business activity of Wanwei is pharmaceutical wholesale. Wanwei normally enters into a master agreement with pharmaceutical manufacturers, at the beginning of each year. The master agreement provides for the general terms and conditions for the transactions in the upcoming year and planned quarterly purchasing value. The parties to the master agreement enter into separate purchase and sale agreements each time Wanwei purchases products. Wanwei will sell the medicines it purchases to hospitals, drug stores and other pharmaceutical wholesalers that have established wider distribution channels with respect to certain medicines.

     Even though there is no restriction as to the distribution area of Wanwei, due to various reasons, including the preference of pharmaceutical manufacturers to engage local distributors for the manufacturers’ products and the regional protectionism, for the time being, Wanwei only acts as the agent, on an exclusive or non-exclusive basis, for certain products of its suppliers in Beijing. When acting as an agent on a non-exclusive basis, Wanwei commits to purchase a certain volume or monetary amount of products from the manufacturers.

Wanwei Product Portfolio

     The Ministry of Labor and Social Security in China established a catalogue, or the Insurance Catalogue, that lists all medicines that are reimbursable under China’s social insurance program. Patients purchasing medicines listed in the Insurance Catalogue are entitled to reimbursement of all or part of the cost of these medicines from the social medical fund. As a result, patients generally prefer to purchase medicines listed in the Insurance Catalogue rather than non-listed medicines. Of all the medicines distributed by Wanwei, around 39.16% and 33.08% of these medicines were listed in the Insurance Catalogue in the year ended December 31, 2003 and the nine months ended September 30, 2004, representing 64.91% and 65.89% of Wanwei’s total revenues.

     In China, medicines are also divided into over-the-counter medicines and prescription medicines according to medicine type, specification, the relevant condition that they are designed to treat, dosage and method of administration. To better distribute medicines classified as over-the-counter medicines, which represented approximately 30% of Wanwei’s products in 2004, Wanwei typically engages other distributors that have distribution channels that accommodate the distribution of over-the-counter medicines, in addition to selling directly to drug stores.

     Wanwei currently distributes the following products:

•	Gliquidone (Glurenorm). Gliquidone (Glurenorm) is an oral antidiabetic medication used to treat patients with adult maturity onset or non-insulin dependent diabetes.

•	Xingnaoijing Injection. Xingnaojing Injection is a traditional Chinese medicine used to treat a variety of conditions.

•	Famotidine. Famotidine is a histamine H2-receptor antagonist used to treat patients with gastric and duodenal ulcers and other acid-related disorders of the gastrointestinal tract.

•	Ferrous Succinate Tablets. Ferrous Saccinate Tablets are used to prevent and treat anemia due to lack of iron.

•	Tramadol Hydrochloride. Tramadol Hydrochloride is an analgesic used to treat acute and chronic pain.

Wanwei Properties and Employees

     Office building

     Wanwei entered into a lease agreement with Wanhui Group for the lease of its office building, covering approximately 1,040 square meters. The lease term starts from January 1, 2005 and will expire on December 31, 2007. The rent is RMB 54,450, or $6,578, per month. Wanwei is required to pay a deposit amounting to three months’ rent. Rent is required to be paid on a quarterly basis.

     Warehouse

     Wanwei entered into a lease agreement with Wanhui Group for the lease of its warehouse, covering an area of approximately 6850 square meters. The lease term starts from January 1, 2005 and will expire on December 31, 2007. The rent is RMB 55,542, or $6,709, per month. Wanwei is required to pay a deposit amounting to three months’ rent. The rent is required to be paid on a quarterly basis. Further, we have caused Wanwei to request in writing to Wanhui Group to consider the purchase by Wanwei of the warehouse in the upcoming year at a price to be determined by a mutually agreed appraiser in China. This option is not binding on either party.

     Of the two pieces of land occupied by the warehouse, the land use right to one piece approximately of 16,350 square meters is considered an “allocated land use right” and the land use right to the other piece is considered a “granted land use right.” Under China law, any transfer of allocated land use rights must be approved by the local governmental authority in charge of granting such approvals. For the purpose of transferring the allocated land use right to Wanwei, the approval of the Beijing Municipal Administration of State Land and Real Estate would need to be obtained, and Wanwei would enter into the land use right grant contract with the competent governmental authority and pay the land grant fee.

     Under the warehouse lease agreement, if due to the fact the parcel of land where the warehouse is located is allocated by the state and therefore Wanhui Group may have to pay any fees in respect of the lease, Wanhui Group has agreed to pay these fees. If the warehouse lease agreement cannot be performed due to a fault of Wanhui Group, Wanhui Group will procure for Wanwei a site with the same conditions as the warehouse, such as a GSP certification, and enable Wanwei to lease the site with the same or more favorable terms and conditions. If Wanhui Group fails to procure a replacement site, it will bear all the expenses incurred by Wanwei in obtaining a replacement site.

     Employees

     As of December 15, 2004, Wanwei had 77 full time employees, 32 of whom were management, finance or administrative employees, and 45 of whom were sales and marketing employees. As of December 15, 2004, Wanwei had five part time employees.

Regulation of the Pharmaceutical Distribution Industry in China

Protocol on Accession of China into the World Trade Organization

     China acceded to the World Trade Organization, or WTO, on December 11, 2001. According to Annex 9 of the Protocol, China will allow foreign invested enterprises to distribute pharmaceutical products directly in China within three years after China’s entry into the WTO.

Regulation of Foreign Ownership of Pharmaceutical Distribution Companies in China

     Under the Administrative Measures on the Foreign Investment in Commercial Sector put into effect on April 16, 2004 and effective from June 1, 2004, foreign investors were not permitted to engage in the business of wholesale or retail sales of pharmaceutical products prior to December 11, 2004. Effective as of December 11, 2004, foreign enterprises were permitted to establish or invest in wholly-foreign owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. According to this regulation, the implementation rules relating to foreign investment in pharmaceutical distribution will be formulated by the Ministry of Commerce at a later date. However, no specific regulation in this regard has been implemented so far.

Regulatory Framework

     The law of China on the Administration of Pharmaceuticals was promulgated on September 20, 1984 by the Executive Committee of the National People’s Congress and amended on February 28, 2001. The amendments came into effect on December 1, 2001. This law sets out the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers areas including the manufacture, distribution, packaging, pricing and advertising of pharmaceutical products in China. The Implementation Rules on the Administration of Pharmaceuticals were promulgated on August 4, 2002, and came into effect subsequently on September 15, 2002 to set out the detailed implementation rules with respect to the administration of pharmaceuticals in China.

     The State Drug Administration, or SDA, was established in 1998 to assume the supervisory and administrative functions previously carried out by the Ministry of Health, the State Administration Bureau for Pharmaceuticals and the State Administration Bureau for Traditional Chinese Medicine. In March 2003, China’s SFDA was established to overtake the functions previously carried out by the SDA. The primary responsibilities of the SFDA include:

•	formulating and supervising the implementation of regulations and policies concerning drug administration;

•	promulgating standards for pharmaceutical products and medical appliances;

•	categorizing drugs and medical appliances for regulation purposes;

•	registering and approving new drugs, generic drugs, and imported and Chinese medicines;

•	granting approvals for the production of pharmaceutical products and medical appliances; and

•	approving the manufacture and distribution by companies of pharmaceutical products.

Permits and Licenses for Pharmaceutical Distribution Enterprises

     Before any pharmaceutical distribution enterprise, including any wholesaler or retailer, can distribute pharmaceutical products in China, it must obtain a Pharmaceutical Distribution Permit issued by the relevant provincial or county level State Food and Drug Administration where the pharmaceutical distribution enterprise is located. The granting of a Pharmaceutical Distribution Permit is subject to an inspection of the premises and facilities, warehouse, hygiene environment, quality control systems, personnel and equipment of such enterprise. The Pharmaceutical Distribution Permit is valid for five years. Pharmaceutical distribution enterprises must apply for renewal of their Pharmaceutical Distribution Permit no later than six months prior to the date of expiration, subject to assessment by the relevant authority.

     In addition to the Pharmaceutical Distribution Permit, pharmaceutical distribution enterprises also must obtain a business license from the relevant administration bureau for industry and commerce to commence its business.

Good Supply Practice Standards

     Good Supply Practice, or GSP, standards were established to regulate pharmaceutical wholesale and retail enterprises to ensure the quality of distribution of pharmaceutical products in China. The current applicable GSP standards, which were passed by the SDA, came into effect on July 1, 2000. Under these standards, wholesale and retail enterprises in China must implement strict control on the distribution of pharmaceutical products with respect to, among other things, staff qualifications, distribution premises, warehouse, inspection equipment and facilities, management and quality control in order to obtain a GSP certificate to carry out business in China. As indicated in the Notice on the Implementation of the Certification of Good Supply Practice issued on February 19, 2002, the SDA began accepting applications for GSP certification on March 1, 2002 and in accordance with the Notice on the Accelerating of GSP Certification Steps and Advancing the Supervision and Implementation Work of GSP, issued on October 15, 2001, the SDA required all pharmaceutical wholesale and retail enterprises to comply with GSP standards by December 31, 2004 and obtain GSP certification. The pharmaceutical distribution qualifications of pharmaceutical distribution enterprises that fail to obtain GSP certification by December 31, 2004 may be revoked.

     The GSP certificate is valid for five years, except that the certificate of a newly established pharmaceutical distribution enterprise is only valid for one year. Pharmaceutical distribution enterprises should apply for renewal of their GSP certificates no later than three months prior to the date of expiration of their GSP certificates, subject to reassessment by the relevant authority.

Centralized Tendering System for Drug Purchases by Medical Organizations

     In accordance with the Notice on Issuing Certain Regulations on the Trial Implementation of Centralized Tender Purchase of Drugs by Medical Organizations, promulgated on July 7, 2000, and the Notice on Further Improvement on the Implementation of Centralized Tender Purchase of Drugs by Medical Organizations promulgated on July 23, 2001, non-profit medical organizations established by county or higher level government in China are required to implement collective tender processes for the purchase of pharmaceuticals. In principle, medical organizations are required to join together to organize tenders to purchase pharmaceuticals in bulk volume. The bids are to be assessed by a committee formed by pharmaceutical experts who are recognized by the relevant authorities, with reference to, most importantly, drug quality, and other criteria, including price, service and quality of the drug manufacturers. For the same type of drugs, two or three products under different brands may be selected. Any reduction in drug purchase price by medical organizations as a result of competitive bidding by suppliers under the tender system is intended to bring about a corresponding reduction in the retail price for the benefit of patients. As indicated in the above notice, it is intended that the implementation of such tender purchase system should be extended gradually and should cover, among other pharmaceuticals, those consumed in large volume and commonly used for clinical uses.

     Several Provisions on Further Regulating the Centralized Tender Purchase of Drugs by Medical Organizations promulgated on September 23, 2004 provides that pharmaceutical wholesalers should have the due authorization of the pharmaceutical manufacturers for the purpose to participate in the tender. Pharmaceutical manufacturers can participate in the tender on their own to cancel the middle layer in order to reduce the bidding price.

Insurance Catalogue

     Pursuant to the Decision of the State Council on the Establishment of the State Basic Medical Insurance System for Urban Employees and the Implementation Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceuticals for Urban Employees, the Ministry of Labor and Social Security in China established a catalogue listing medicines covered by social insurance, or the Insurance Catalogue. The Insurance Catalogue is divided into Parts A and B. The medicines included in Part A are determined by the Chinese governmental authorities for general application. Local governmental authorities may not adjust the content of medicines in Part A. Although the medicines included in Part B are determined by Chinese governmental authorities in the first instance, provincial level authorities may make limited changes to the medicines included in Part B, resulting in some regional variations in the medicines included in Part B from region to region.

     Patients purchasing medicines included in Part A are entitled to reimbursement of the costs of such medicines from the social medical fund in accordance with relevant regulations in China. Patients purchasing medicines included in Part B are required to pay a predetermined proportion of the costs of such medicines.

     The medicines to be included in the Insurance Catalogue are selected by the Chinese government authorities based on the factors including treatment requirements, frequency of use, effectiveness and price. Medicines included in the Insurance Catalogue are subject to price control by the Chinese government. The Insurance Catalogue is revised every two years. In connection with each revision, the relevant provincial drug authority collects proposals from relevant enterprises before organizing a comprehensive appraisal. The SFDA then makes the final decision on any revisions based on the preliminary opinion suggested by the provincial drug administration.

Price Controls

     Certain medicine products sold in China, primarily those included in the Insurance Catalogue and those whose production or trading will constitute monopolies, are subject to price control by the Chinese government. The maximum prices of such medicine products are published by the state and provincial administration authorities from time to time. The prices of other medicines that are not subject to price control are determined by the pharmaceutical manufacturers, subject, in certain cases, to providing notice to the provincial pricing authorities.

     The upper limit of prices of medicines subject to price control are set by the pricing authorities to crete a reasonable profit margin for pharmaceutical enterprises, after taking into account the type and quality of the products, their production costs, the prices of substitute products, and other similar factors.

Application for Registration of Imported Medicines

     Application for the registration of imported medicines produced by foreign manufacturers is allowed only if these medicines have already been approved to be sold in the manufacturer’s home country, unless the relevant medicine is considered by the SFDA to be safe, effective and under high clinical demand. Imported medicines must also comply with the relevant requirements of the good manufacturing practice, or GMP, standards adopted by the manufacturer’s home country as well as those required in China. Revised GMP standards in China were passed by the SDA and came into effect on August 1, 1999. These GMP standards require manufacturing enterprises in China to implement strict controls on the production of medicines with respect to, among other things, staff qualifications, production premises and facilities, equipment, raw materials, hygiene environment, production management, quality control and procedures for dealing with customer complaints.

     The registration of imported medicines requires the support of clinical research and approval from the SFDA to conduct clinical research for the medicine that it proposes to import. After the completion of clinical research on the subject medicine, application may be made for approval to import the subject medicine by submitting, among other things, relevant clinical research information and drug samples to the SFDA. The drug examination laboratory appointed by the SFDA will examine the drug samples and report the results to the SFDA. The SFDA will then conduct a final assessment of the application to consider approving the registration of the subject medicine proposed to be imported. If the SFDA is satisfied with its final assessment of the application, the applicant will be granted a Certificate of Registration of Imported Medicine or a Certificate of Registration of Pharmaceutical Product where the applicant is a pharmaceutical manufacturer in Hong Kong, Macau or Taiwan.

Employees

     Substantially all of our employees are located in China. As of December 15, 2004, BMP China had 51 full time employees, nine of whom were management, finance or administrative employees, and 42 of whom were sales and marketing employees. We have not experienced any strikes or other labor disturbances that have interfered with our operations, and we believe that the relationship between our management and our employees is good.

     BMP China is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.

Properties

     Our principal executive offices are located at 1180 Main Street, Coventry, Connecticut 06238. BMP China’s principal executive and business offices are located in Beijing. BMP China leases from China International Trust and Investment Corporation an office located at Capital Mansion covering an area of 206 square meters at a rent of RMB 47,020, or $5,680, per month. The lease agreement will expire in January 2006.

Legal Proceedings

     We are not currently a party to any material legal proceedings.

THE SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the resale of the shares of our common stock by the selling stockholders. Unless otherwise described below, to our knowledge, no selling stockholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the selling stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.

     The following table assumes that the selling stockholders will sell all of the shares of our common stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding options or warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

     As of December 14, 2004, there were 17,680,916 shares of our common stock outstanding. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over shares owned by them.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
John M. Tilney PO Box 4593 Henley On Thames Oxon, RG94UT UK	45,000	*	45,000	45,000	*
Samisa Investment Corporation c/o American Equities Overseas 16 Old Bond Street London, WIS4PS UK	44,000	*	44,000	44,000	*
John F. Turben c/o Kirtland Capital 2550 SOM Center Road #105 Willoughby Hills, OH 44094	43,478	*	43,478	43,478	*
Jack M. Ferraro(1) 7443 Glenwild Drive Park City, Utah, 84098	44,000	*	44,000	44,000	*
David S. Allsopp 37 Cadogan Place London, SWIX9RX UK	166,086	*	21,739	166,086	*
Lynda K. Claytor PO Box 25184 Wilson, WY 83014	52,000	*	52,000	52,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
W. Anthony Hitschler PO Box 25184 3825 N. Kennel Lane Wilson, WY 83014	208,000	1.18%	208,000	208,000	1.18%
AEON Management Establishment AEULESTRASSE 74 FL-9490 Vaduz, Liechtenstein	100,000	*	100,000	100,000	*
Frank J. Hollendoner(2) 30 Eccleston Square London, SW1V1NZ UK	22,000	*	22,000	22,000	*
Douglas F. Johnston 795 Bougainvillea Lane Vero Beach, FL 32963	22,000	*	22,000	22,000	*
James T. King G/F Hang Tak Building Electric Street Wanchai, Hong Kong	40,000	*	40,000	40,000	*
TVI Corporation 300 Delaware Avenue Wilmington, DE 19801	420,000	2.38%	420,000	420,000	2.38%
National Financial Services LLC/FMTC IRA FBO Frank J. Campbell, III 200 Liberty Street 5NY New York, NY 10281	100,000	*	100,000	100,000	*
Richard A. Jacoby 2490 White Horse Road Berwyn, PA 19312	40,000	*	40,000	40,000	*
Dennis L. Adams 120 Kynlyn Road Radnor, PA 19087	60,000	*	60,000	60,000	*
Carolyn Wittenbraker 3315 Southwestern Dallas, TX 75225	25,000	*	25,000	25,000	*
Act Capital Partners 992 Old Eagle School Road, Suite 915 Wayne, PA 19087	100,000	*	100,000	100,000	*
Amir L. Ecker 800 Newtown Road Villanova, PA 19085	40,000	*	40,000	40,000	*
Ecker Family Partnership 800 Newtown Road Villanova, PA 19085	25,000	*	25,000	25,000	*
National Financial Services LLC/FMTC IRA C/F Amir L. Ecker c/o Philadelphia Brokerage Corporation 992 Old Eagle Road, #915 Wayne, PA 19087	30,000	*	30,000	30,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Gregory A. Frankenfield Carol G. Frankenfield, Joint Tenants 1601 Stonington Circle North Wales, PA 19454	22,500	*	22,500	22,500	*
Selwyn Partners, LP 315 Old Ivy Way, Suite 302 Charlottesville, VA 22903	25,000	*	25,000	25,000	*
Clarence J. Meyer 430 Stephney Road Easton, CT 06612	50,000	*	50,000	50,000	*
Chennekatu Peter 1518 Cherry Lake Way Heathrow, FL 32746	29,000	*	29,000	29,000	*
Thomas V. Zug, Jr. 1331 Monk Road Gladwyne, PA 19035	40,000	*	40,000	40,000	*
Alexander T. Keith 150 East 73rd Street, Apt. 10D New York, NY 10021	7,693	*	7,693	7,693	*
Serena Keith 150 East 73rd Street, Apt. 10D New York, NY 10021	7,693	*	7,693	7,693	*
Jayne T. Keith 150 East 73rd Street, Apt. 10D New York, NY 10021	84,614	*	84,614	84,614	*
Alberto Guadagnini 116 E. Gay Street West Chester, PA 19380	50,000	*	50,000	50,000	*
William Scott Karen Scott, Joint Tenants 12612 Promontown Road Los Angeles, CA 90049	50,000	*	50,000	50,000	*
D. Gerald Bing, Jr., Trustee D. Gerald Bing, Jr. Trust U/A 1/17/00 PO Box 487 Minden, NV 89423	22,000	*	22,000	22,000	*
Edward A. Zabielski, Jr. 403 Buttonwood Road Landenberg, PA 19350	21,739	*	21,739	21,739	*
GM Johnston Family, LP 940 Apple Blossom Lane Springdale, AR 72762	225,000	1.27%	225,000	225,000	1.27%
Arnold G. Bowles 1175 Timbergate Drive Rydal, PA 19046	25,000	*	25,000	25,000	*
Myriam Goffin Baledge C/F William B. Baledge UTMA/AR 668 N. Sequoyah Drive Fayetteville, AR 72701	10,000	*	10,000	10,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Myriam Goffin Baledge c/f Leslie Brooke Baledge UTMA/AR 668 N. Sequoyah Drive Fayetteville, AR 72701	10,000	*	10,000	10,000	*
Les Baledge 668 N. Sequoyah Drive Fayetteville, AR 72701	205,000	1.27%	205,000	205,000	1.27%
Charles G. Lubar 82 Onslow Gardens London, SW73B5 UK	21,739	*	21,739	21,739	*
William M. Smith, Jr. 63 Whitehall Drive Collegeville, PA 19426	29,500	*	29,500	29,500	*
James Flatt Ellen Flatt, Joint Tenants 399 Colket Lane Strafford, PA 19087	21,740	*	21,740	21,740	*
John E. Heppe, Jr. 237 W. Montgomery Avenue Haverford, PA 19041	21,740	*	21,740	21,740	*
Gus Blass, II 16 W. Palisades Drive Little Rock, AR 72207	150,000	*	150,000	150,000	*
James P. Creed 499 Gulf Road King of Prussia, PA 19406	25,000	*	25,000	25,000	*
Nicole Sheetz 1060 Wyndsong Drive York, PA 17403	21,740	*	21,740	21,740	*
William Schimmel 1056 Buxton Road Bridgewater, NJ 08807	21,740	*	21,740	21,740	*
Robin MacCusland 113 Gower Road New Canaan, CT 06840	21,740	*	21,740	21,740	*
Fred C. Applegate, Trustee Fred C. Applegate Trust U/A 10/8/92 7566 Saint Andrews Road Rancho Santa Fe, CA 92067	200,000	1.13%	200,000	200,000	1.13%
1041 Partners, LP 992 Old Eagle School Road, Suite 915 Wayne, PA 19087	237,188	1.34%	237,188	237,188	1.34%
Kurt Kennedy Sandra Kennedy, Joint Tenants 192 Peachblossom Ivyland, PA 18974	21,740	*	21,740	21,740	*
Gregory P. Kipple 84 Gottliebs Field Road Medford, NJ 08055	21,739	*	21,739	21,739	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Julianna J. Zekan 215 Upland Way Wayne, PA 19087	21,740	*	21,740	21,740	*
John E. Sylvester 6292 Sawmill Road New Hope, PA 18938	21,740	*	21,740	21,740	*
Andrew J. DeGroat 23 Meade Road Ambler, PA 19002	21,740	*	21,740	21,740	*
Walter Hahn Linda Hahn, Joint Tenants 387 Hancock Road Warminster, PA 18974	21,740	*	21,740	21,740	*
Robert H. Jacobs 175 Berwind Circle Radnor, PA 19087	25,000	*	25,000	25,000	*
Elkhorn Partners Limited Partnership 2222 Skyline Drive Elkhorn, NE 68022	75,000	*	75,000	75,000	*
Mellon HBV Event Driven Fund, LP 200 Park Avenue, Suite 3300 New York, NY 10166	100,000	*	100,000	100,000	*
Mellon HBV Master Multi-Strategy Fund, LP 200 Park Avenue, Suite 3300 New York, NY 10166	270,000	1.50%	270,000	270,000	1.50%
Mellon HBV Master Leveraged Multi-Strategy Fund, LP 200 Park Avenue, Suite 3300 New York, NY 10166	30,000	*	30,000	30,000	*
Periscope Partners, LP 1600 Flat Rock Road Penn Valley, PA 19072	25,000	*	25,000	25,000	*
Triage Capital Management, LP 401 City Avenue, Suite 526 Bala Cynwyd, PA 19044	28,000	*	28,000	28,000	*
Triage Offshore Fund, LTD 401 City Avenue, Suite 526 Bala Cynwyd, PA 19044	266,000	1.50%	266,000	266,000	1.50%
Triage Capital Management B, LP 401 City Avenue, Suite 526 Bala Cynwyd, PA 19044	56,000	*	56,000	56,000	*
Thomas Carroll Amy Carroll, Joint Tenants 118 Jaffrey Road Malvern, PA 19355	30,000	*	30,000	30,000	*
Anthony C. McDermott 504 N. Wayne Avenue Wayne, PA 19087	157,000	*	157,000	157,000	*
National Financial Services LLC/FMTC IRA FBO Anthony McDermott 200 Liberty Street 5NY New York, NY 10281	50,000	*	50,000	50,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Patricia McDermott 524 Morris Lane Berwyn, PA 19312	50,000	*	50,000	50,000	*
Gregory C. O’Brien 5246 Wynterhall Way Dunwoody, CA 30338	25,000	*	25,000	25,000	*
Mark S. Daday 450 Pinkerton Road Wexford, PA 15090	22,000	*	22,000	22,000	*
Robert C. Johnson, Jr. 901 Red Fox Run Schwenksville, PA 19473	25,000	*	25,000	25,000	*
National Financial Services LLC/FMTC IRA FBO Richard O’Brien, Sr. 200 Liberty Street 5NY New York, NY 10281	25,000	*	25,000	25,000	*
National Financial Services LLC/FMTC IRA FBO Richard O’Brien, II 200 Liberty Street 5NY New York, NY 10281	22,500	*	22,500	22,500	*
Glenn E. Becker 713 Fox Hollow Road, PO Box 675 Gwynedd Valley, PA 19437	25,000	*	25,000	25,000	*
Mark O’Brien 445 Summit Club Drive Marietta, GA 30068	25,000	*	25,000	25,000	*
William S. Collom 125 Sterling Way Hatfield, PA 19440	25,000	*	25,000	25,000	*
Paul K. Goldberg Penny J. Goldberg, Joint Tenants 508 Prescott Road Merion Station, PA 19066	25,000	*	25,000	25,000	*
National Financial Services LLC/FMTC IRA FBO Jerome Skochin 200 Liberty Street 5NY New York, NY 10281	225,000	1.27%	225,000	225,000	1.27%
Colin J. Williams 6 Harrison Drive Newtown Square, PA 19073	50,000	*	50,000	50,000	*
Richard L. Fenimore 420 E. Spring Avenue Ardmore, PA 19003	44,000	*	44,000	44,000	*
Kathleen O’Brien 2002 Weatherstone Drive Paoli, PA 19301	25,000	*	25,000	25,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Dorothy P. Gilbert 420 Inverary Road Villanova, PA 19085	34,261	*	34,261	34,261	*
Annemie Deruytter 151 Timothy Circle Radnor, PA 19087	25,000	*	25,000	25,000	*
National Financial Services LLC / FMTC IRA FBO Richard E. Lane 200 Liberty Street 5NY New York, NY 10281	21,739	*	21,739	21,739	*
Vincent Piazza 401 South Schuykill Ave Norristown, PA 19403	25,000	*	25,000	25,000	*
Dennis Ryan c/o Brendan Abstract Co. Louella Court Wayne, PA 19087	25,000	*	25,000	25,000	*
E. Stephen Ellis Carol Ellis, Joint Tenants 7317 Parliament Drive Knoxville, TN 37919	50,000	*	50,000	50,000	*
Marc Gordon Helene Gordon, Joint Tenants 4265 Frontier Road Hatboro, PA 19040	25,000	*	25,000	25,000	*
Johney Chong 241 S. 6th St. #1704 Philadelphia, PA 19106	50,000	*	50,000	50,000	*
Claudie Williams 4 Timber Knoll Drive Washington Crossing, PA 18977	100,000	*	100,000	100,000	*
Janis Deamond Chack 10 Timber Knoll Drive Washington Crossing, PA 18977	50,000	*	50,000	50,000	*
Cathy A. Wichert, Trustee Cathy A. Wichert Living Trust U/A 9/10/01 8204 Seven Mile Drive Ponte Verde Beach, FL 32082	75,000	*	75,000	75,000	*
Marilyn Lebovitz 535 Countess Drive Yardley, PA 19067	50,000	*	50,000	50,000	*
Alex Keszeli Kim Keszeli, Joint Tenants 813 Thicket Court West Chester, PA 19330	53,260	*	53,260	53,260	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
William B. Schink 386 June Road Stamford, CT 06903	25,000	*	25,000	25,000	*
Wilmington International Investments, LTD c/o Stonehage SA Rue du Puits-Godet 12 Case postale 126 Neuchatel, 2005 Switzerland	25,000	*	25,000	25,000	*
Riveira Limited Rue du Puits-Godet 12 Case postale 126 Neuchatel, 2005 Switzerland	50,000	*	50,000	50,000	*
Alex Keszeli DO P/ADM Ear Nose & Throat Associates of Chester County 401K 813 Thicket Court West Chester, PA 19330	21,740	*	21,740	21,740	*
Polar Capital LP 417 Callow Hill Street Philadelphia, PA 19123	228,260	1.29%	228,260	228,260	1.29%
Beverlie F. Wissner, Trustee Beverlie F. Wissner Declaration of Trust U/A 9/20/00 3470 Devon Pines Keswick, VA 22947	25,000	*	25,000	25,000	*
Susan Madian-Spiezel 6 Timber Knoll Drive Washington Crossing, PA 18977	50,000	*	50,000	50,000	*
Ira Lish Gail Lish, Joint Tenants 303 Blue Heron Court New Hope, PA 18938	25,000	*	25,000	25,000	*
Stanley H. Shatz Geraldine A. Shatz, Joint Tenants 2120 Crescent Yardley, PA 19067	25,000	*	25,000	25,000	*
National Financial Services LLC / FMTC IRA FBO Sam Garre III 200 Liberty Street 5NY New York, NY 10281	21,740	*	21,740	21,740	*
Sally S. Eisen, Trustee Eisen Family Trust U/A 2/13/92 1770 Avenida Delmundo #1509 Coronado, CA 92118	25,000	*	25,000	25,000	*
Barbara C. Reiter 2007 N. Lumina Avenue Wrightsville Beach, NC 28480	25,000	*	25,000	25,000	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Robert Freeman & Susan Freeman, Trustees Robert & Susan Freeman Family Trust U/A 6/21/94 2530 Wilshire Blvd., Suite 220 Santa Monica, CA 90403	21,739	*	21,739	21,739	*
National Financial Services LLC / FMTC IRA FBO Mark Zimmer 200 Liberty Street 5NY New York, NY 10281	25,000	*	25,000	25,000	*
Libertyview Funds LP c/o Libertyview Capital Management 111 River Street, Suite 1000 Hoboken, NJ 07030	200,000	1.13%	200,000	200,000	1.13%
Liberty Special Opportunities Fund LP c/o Libertyview Capital Management 111 River Street, Suite 1000 Hoboken, NJ 07030	200,000	1.13%	200,000	200,000	1.13%
Kevin Hamilton 1046 Cedar Lane Wycombe, PA 18980	43,478	*	43,478	43,478	*
Robert Fisk 104 Dilworthtown Road Thornton, PA 19373	43,478	*	43,478	43,478	*
Sean McDermott 504 N. Wayne Avenue Wayne, PA 19087	43,478	*	43,478	43,478	*
Richard M. Werman 17 The Intervale Roslyn, NY 11576	43,478	*	43,478	43,478	*
Gary Kaminsky 77 The Intervale Roslyn, NY 11576	43,478	*	43,478	43,478	*
Christopher J. Lockwood 17 Fairwind Court Northport, NY 11768	86,956	*	86,956	86,956	*
Old Blue & Green Associates c/o Gerald P. Kaminsky 136 Harold Road Woodmere, NY 11598	130,434	*	130,434	130,434	*
Gerald P. Kaminsky 136 Harold Road Woodmere, NY 11598	21,739	*	21,739	21,739	*
Michael Kaminsky 112 Woodhollow Road East Hills, NY 11577	43,478	*	43,478	43,478	*
Lasser Associates LP N&B Trust Co. of Delaware Mellon Bank Center 919 Market Street, Suite 506 Wilmington, DE 19801	43,478	*	43,478	43,478	*
Joe Lasser 119 Cashman Road Scarsdale, NY 10583	21,739	*	21,739	21,739	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Amphion Capital Partners LLC 350 Madison Ave., 16th Floor New York, NY 10017	674,000	3.81%	674,000	674,000	3.81%
Amphion Capital Partners LLC 401K DTD 11/1/03 FBO Richard C.E. Morgan 88 Foxwood Road Stamford, CT 06903	52,260	*	52,260	52,260	*
Amphion Capital Partners LLC 401K DTD 11/1/03 FBO Jonathan Gold 350 Madison Ave., 16th Floor New York, NY 10017	52,260	*	52,260	52,260	*
Amphion Capital Partners LLC 401K DTD 11/1/03 FBO Robert Bertoldi 500 East 77th St., Apt. 2322 New York, NY 10162	52,260	*	52,260	52,260	*
Lombard Odier Darier Hentsch & Cie 11 rue de la Corraterie 1204 Geneve Switzerland	21,740	*	21,740	21,740	*
Sanjay Basu 110 William Street Clark, NJ 07066	21,740	*	21,740	21,740	*
Tisu Investment Ltd BVI Prager Dreifuss Muehlebachstr 6 CH-8008 Zurich, Switzerland	30,000	*	30,000	30,000	*
Stanley M. Zaslow, Declaration of Trust DTD 6/20/00 Stanley M. Zaslow Trustee 12331 Rockledge Circle Boca Raton, FL 33428	26,130	*	26,130	26,130	*
Lawrence Zaslow 20 Cabin Ridge Road Chappaqua, NY 10514	26,130	*	26,130	26,130	*
Roger Cass 151 Ambledwood Drive Salt Springs Island BCV8K1X2, Canada	21,740	*	21,740	21,740	*
Frank Cary 26 Old Farm Road Darien, CT 06820	21,740	*	21,740	21,740	*
Ted C. Ginsberg 3000 Valley Forge Circle #154 King of Prussia, PA 19406	43,478	*	43,478	43,478	*
James Saltzman Shirley Saltzman, Joint Tenants 876 Rabbitt Run Road Blue Bell, PA 19422	21,740	*	21,740	21,740	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of			Number of
	Shares		Number of	Shares
	Beneficially	Percent	Shares Being	Beneficially	Percent
Selling Stockholder	Owned	of Class	Offered	Owned	of Class
Ronnie M. Somers 191 Linden Drive Elkins Park, PA 19027	21,740	*	21,740	21,740	*
Mitchell D. Ginsberg 6425 La Jolla Scenic Drive South La Jolla, CA 92037	21,739	*	21,739	21,739	*
Jonathan Sukonik 1250 Germantown Pike, Suite 100 Plymouth Meeting, PA 19462	25,000	*	25,000	25,000	*
Neil B. Sukonik 1250 Germantown Pike, Suite 100 Plymouth Meeting, PA 19462	25,000	*	25,000	25,000	*
Arnold Galman 261 Old York Road #110 Jenkintown, PA 19046	21,740	*	21,740	21,740	*
Albert T. Robinson 3700 Nelson’s Walk Naples, FL 34102	21,740	*	21,740	21,740	*
Edward Farrell 3646 George F. Highway Endwell, NY 13760	50,000	*	50,000	75,000	*
Thomas N. Hansen Sandra C. Hansen, Joint Tenants 1067 South Lake Road Middlesex, NY 14507	50,000	*	50,000	50,000	*
W. Benjamin Weaver Marion L. Weaver, Joint Tenants 5443 Blue Heron Lake Wesley Chapel, FL 33543	50,000	*	50,000	50,000	*
Craig M. Drake 1520 Spruce Street The Touraine PHM Philadelphia, PA 19102	30,000	*	30,000	30,000	*
Richard A. Hansen 1064 Mount Pleasant Road Bryn Mawr, PA 19010	100,000	*	100,000	100,000	*
Penelope S. Hansen 1064 Mount Pleasant Road Bryn Mawr, PA 19010	50,000	*	50,000	50,000	*
Jeff O’Donnell 126 Rossmore Drive Malvern, PA 19355	25,000	*	25,000	25,000	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Mr. Ferraro has served as one of our directors since February 2004.

(2)	Mr. Hollendoner has served as one of our directors since February 2004.

PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledgees, or other successors-in-interest to the named selling stockholders. The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time:

•	directly; or

•	through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom such underwriters, broker-dealers, or agents may act as agent.

     The shares may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. The selling stockholders may determine not to sell any or all of the shares offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, upon being notified by the selling stockholders that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholders and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

     The outstanding shares of our common stock are quoted on the over-the-counter market under the symbol “BJGP.”

     In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Any selling stockholder who is deemed an underwriter within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares of our common stock. In addition, the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares of our common stock against some liabilities, including liabilities arising under the Securities Act.

MANAGEMENT

Executive Officers, Directors and Key Employees

     Set forth below is the name, age, position, and a brief account of the business experience of each of our executive officers, directors and certain other key employees:

Name	Age	Position
David (Xiaoying) Gao	54	President and Chief Executive Officer and Director
Edwin Norse	59	Treasurer and Secretary
Fred M. Powell, CPA	43	Chief Financial Officer
Martyn D. Greenacre	63	Chairman
Michel Y. de Beaumont	62	Director
Jack M. Ferraro	59	Director
Frank J. Hollendoner	59	Director
John W. Stakes, M.D.	55	Director
Ma Ping	48	General Manager, BMP China
Robert Wang	36	Vice President, BMP China

     David (Xiaoying) Gao has served as our President and Chief Executive Officer since February 2004. Since February 2002, Mr. Gao has served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various positions at Motorola, Inc., a publicly-traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a BSC in Mechanical Engineering from the Beijing Institute of Technology, a BSC in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.

     Edwin Norse has served as our Treasurer and Secretary since February 2004. Mr. Norse is a principal of Norse Associates, a private financial consulting firm specializing in financial strategies, negotiations and financial and power supply consulting to gas and electric utilities. From 1999 to 2003, he served as Special Master for oversight during the probationary period of Citizens Utilities Company, now Citizens Communications Company, Vermont Electric Division, a rural telecommunications company providing wholesale and retail services, by special appointment of the Vermont Public Service Board. Prior to his work on behalf of the Vermont Public Service Board, Mr. Norse served as Chief Financial Officer of Green Mountain Power Corporation, a publicly-held utility, and Assistant General Manager of Burlington Electric, a municipal utility, and has over 25 years’ experience in the issuance of securities on behalf of those entities. He has a B.A. from the University of Vermont and has undertaken graduate work in business with the same institution.

     Fred M. Powell joined us as our Chief Financial Officer on January 5, 2004. From May 2002 until December 2004, Mr. Powell served as the Chief Financial Officer of Eximias Pharmaceutical Corporation, a privately-held biopharmaceutical company. From April 1999 to May 2002, Mr. Powell served as the Senior Vice President, Finance and Administration, of InnaPhase Corporation, a technology solutions provider for life sciences companies that was acquired by Thermo-Electron Corporation in 2004.

     Martyn D. Greenacre has served as Chairman of our board of directors since July 2004. Since 2002, Mr. Greenacre has served as Chairman of Life Mist LLC, a fire suppression equipment company. From 1997 to 2001 Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman, Europe, SmithKline Beecham Pharmaceutical company. He joined Smith Kline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere,

     Inc., a drug delivery company, Cephalon Inc., a pharmaceutical company, Curis Inc., a biotechnology company, and Immune Response Corp, a vaccine company.

     Michel Y. de Beaumont has served as one of our directors since February 2004. Mr. de Beaumont founded American Equities Overseas (UK) Ltd., a wholly-owned subsidiary of American Equities Overseas Inc., a private securities brokerage and corporate finance firm, in 1981 and since then has served as its Director. Mr. de Beaumont is a director of Luxembourg European & American Fund, an open-end investment fund incorporated in Luxembourg, LEAF Asset Management, the management company of Luxembourg European & American Fund, Emerge Capital, an open-end unit mutual fund, Emerge Management, Blue Chip Selection, and Blue Chip Selection Advisory Company, a Luxembourg mutual fund management company. Mr. de Beaumont also served as a director of Applied Science and Technology Inc., a publicly-traded company providing reactive gas modules and power supplies to the semiconductor device manufacturing and medical markets (subsequently acquired by MSK Instruments, Inc. in 2001) from 1993 to 2001 and Agritope Inc., a publicly-traded biotechnology company seeking to develop improved plant products (subsequently acquired by Exelixis Inc. in 2000) from 1997 to 2001. In February 2004, Mr. de Beaumont was appointed as a director of Memry Corp., a publicly-traded company that provides design, engineering, development and manufacturing services to the medical device and other industries.

     Jack M. Ferraro has served as one of our directors since February 2004. Mr. Ferraro is a private investor. From 1979 to 2000, he served as money manager and partner of Neuberger Berman, LLC, a public investment advisory firm (subsequently acquired by Lehman Brothers, Holdings, Inc.). Mr Ferraro serves on the Board of Trustees of the Hackley School, the National Ability Center, and the Utah Committee of the Sundance Institute, and on the Advisory Council of Cornell University’s Johnson Graduate School of Management. He also served as a trustee of Blair Academy from 1994 to 2000 and of the Neuberger Museum of Art from 1996 to 1999.

     Frank J. Hollendoner has served as one of our directors since February 2004. Mr. Hollendoner is a private investor. From 2000 to 2004, Mr. Hollendoner served as Chairman of the board of directors of Dr. Foster, a privately-held healthcare information systems company. From 1993 to 2002, Mr. Hollendoner served as Chairman of the board of directors of Doughty Hanson & Co., a London based investment company and buy-out firm. Since 1993 he has served as Chairman of the advisory committee and member of the investment committee of Doughty Hanson & Co. He has served as a director of Ionic Fuel Technology, Inc., a publicly-traded environmental technology company, since 1998. From 1996 to 1998, he served as Chairman of the board of directors of Norden Pac Industries AB. From 1990 to 1998, Mr. Hollendoner served as Executive Chairman of the board of directors of Independent Care Group.

     John W. Stakes III, M.D., has served as one of our directors since February 2004. Dr. Stakes has served as an Associate Neurologist at Massachusetts General Hospital since 1990, as Director, Massachusetts General Hospital Sleep Disorders Laboratory, since 1982, and as Director, Specialty Care Development, Massachusetts General Physicians Organization, since 1995. He was a member of the Committee on Continuing Medical Education of the Harvard Medical School. Dr. Stakes has held a teaching position at the Harvard Medical School since 1975.

     Ma Ping has served as General Manager of BMP China, since July 2003. From 2000 to 2001, Mr. Ping served as Vice President and General Manager of Sales and Marketing at Tonghua Jinma Pharmaceutical Group, a Chinese company specializing in the development, manufacture, and marketing of medicines, biochemical preparations, and health care products. From 1998 to 2000, he served as Vice President of United Medical Industrial Group, a pharmaceutical company operating pharmaceutical joint ventures in China. Mr. Ping has a B.S. in Chemistry from Futan University, China.

     Robert Wang has served as a Vice President of BMP China since May 2002. From 1997 to 2000, Dr. Wang served as Senior Manager at the Business Development Department of Chai Tai Healthcare Group. From 2002 to 2002 he served as section head at China National Chemicals Import and Export Corp., now Sinochem, a Chinese oil and chemicals trading company. Dr. Wang holds a Ph.D. in Pharmaceutical Chemistry from Beijing University.

Board Composition

     Our certificate of incorporation and bylaws authorize our board of directors to have up to nine members.

Board Committees

     Our board of directors has the following committees: an audit committee, a compensation committee, a governance committee and an executive committee. The composition and responsibilities of each committee are described below.

     Audit Committee. The members of our audit committee are Messrs. Hollendoner, Greenacre and Ferraro. Mr. Hollendoner chairs the committee. Our audit committee assists our board of directors in its oversight of:

•	our accounting, reporting and financial practices;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors, including determining whether to engage or dismiss the independent auditors, and internal audit functions.

     We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations. Our board of directors has determined that Mr. Hollendoner is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

     Compensation Committee. The members of our compensation committee are Messrs. Ferraro, de Beaumont and Stakes. Mr. Ferraro chairs the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees; and

•	evaluating the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance.

     Our compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

     Governance Committee. The members of our governance committee are Messrs. Stakes, de Beaumont and Greenacre. Mr. Stakes chairs the committee. Our governance committee assists our board of directors in:

•	identifying individuals qualified to serve as directors and recommending to our board of directors the director nominees for the next annual meeting of stockholders;

•	periodically reviewing corporate governance guidelines applicable to us;

•	recommending to our board of directors the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•	overseeing our board’s annual evaluation of the board’s performance and of the other board committees.

     Executive Committee. The current members of our executive committee are Messrs. Greenacre, Ferraro and Gao. Mr. Greenacre chairs the committee. The executive committee has the power to act on behalf of our board of directors to the extent permitted under Delaware law.

Code of Ethics and Business Conduct

     We have adopted a Code of Ethics and Business Conduct that applies to our principal executive and financial officers and other member of our senior management (including our principal accounting officer, controller and persons performing similar functions).

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the compensation committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of our compensation committee has ever been our employee.

Director Compensation

     We generally reimburse our directors for all reasonable expenses incurred in connection with their attendance at board of directors’ and committee meetings. Directors other than the chairman, who are not our employees receive compensation in the amount of $10,000 per year for service on the board of directors. The chairman of our board of directors receives compensation in the amount of $50,000 per year for serving as chairman. During 2004, we granted options to purchase 60,000 shares of our common stock to each of our non-employee directors in connection with their service as members of the board of directors. During 2004, we also granted options to purchase 5,000 shares of our common stock to each member of a committee of our board of directors and options to purchase an additional 5,000 shares of our common stock to each chairman of a committee of our board of directors. These options have an exercise price of $1.15 per share and vest over the same period as employee options. These options vest over the same period as employee options. Directors who are also our officers or employees do not receive any cash or other compensation for their services as directors.

Executive Compensation

Summary Compensation Table

     The following table summarizes the compensation paid to, awarded to or earned during the fiscal year ended December 31, 2004 by our Chief Executive Officer and the other executive officer whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2004. The executive officers listed in the following table are referred to in this prospectus as our named executive officers.

	Annual Compensation			Long-Term
				Compensation
Name and Principal				Securities Underlying	All Other
Position	Year	Salary	Bonus	Options	Compensation

David Gao(1)	2004	$200,000	—	180,000	—
President and Chief
Executive Officer

Edwin M. Norse(1)	2004	$100,000	—	20,000	—
Treasurer and
Secretary

(1)	Messrs. Gao and Norse were elected to their respective offices in February 2004.

Option Grants in Fiscal Year 2004

     The following table provides summary information regarding the individual grants of stock options to each of our named executive officers during the fiscal year ended December 31, 2004 through December 14, 2004. No stock option grants were made during the fiscal year ended December 31, 2003.

	Number of
	Securities	Percentage of			Potential Realizable Value at Assumed
Named	Underlying	Total Options	Exercise		Annual Rates of Stock Price
Executive	Options	Granted to	Price Per	Expiration	Appreciation for Option Term
Officers	Granted	Employees	Share	Date	5%	10%
David Gao	180,000	32.43%	$1.15	10 Years	$513,102	$817,029
Edwin Norse	20,000	3.60%	$1.15	10 Years	57,011	90,781

     Each option represents the right to purchase one share of our common stock. As of December 14, 2004, we granted options to purchase an aggregate of 1,060,000 shares of our common stock to various officers, employees, directors, and others, 130,000 of which have been subsequently forfeited.

     The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. SEC rules specify 0%, 5%, and 10% assumed annual rates of compounded stock price appreciation, which do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the last reported price of our common stock on January 7, 2005, which was $2.90. Actual gains, if any, on stock option exercise depend on the future performance of our common stock and overall market conditions. The gains reflected in the table above may not necessarily be achieved.

Aggregated Option Exercises During Fiscal Year 2004 and Certain Option Values

     The following table shows information as of December 14, 2004 concerning the number and value of exercised options and unexercised options held by each of our named executive officers. Our named executive officers did not hold or exercise any options during the fiscal year ended December 31, 2003. The value of the unexercised in-the-money options listed below has been calculated on the basis of the last reported price of our common stock on December 27, 2004, less the exercise price per share multiplied by the number of shares of our common stock underlying the options.

	Shares		Number of Securities Underlying
Named	Acquired		Unexercised Options at		Value of Unexercised In-The-Money
Executive	Upon	Value	December 14, 2004		Options
Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David Gao	—	—	—	180,000	—	180,000
Edwin Norse	—	—	—	20,000	—	20,000

Employment Agreements

     We have an employment agreement with David Gao, our President and Chief Executive Officer. Mr. Gao’s employment agreement became effective on February 10, 2004, and has an initial term extending through December 31, 2005, and thereafter is automatically extended for an additional one-year period, unless terminated at least 90 days prior to the end of the applicable term by either party.

     The employment agreement provides Mr. Gao with an annual base salary of $200,000 for the services that he is required to perform under the agreement. Effective January 1, 2005 and each subsequent January 1 during the term of the employment agreement, Mr. Gao will be entitled to receive an annual cash bonus in an amount to be determined by our board of directors. The employment agreement also provides that Mr. Gao will be granted options to purchase shares of our common stock at a price and for a number of years to be determined by our board of directors. The employment agreement also provides that Mr. Gao will be entitled to participate in any disability, medical, or life insurance or other similar plan or arrangement, any stock bonus, purchase or option plan and any bonus or profit sharing plan or retirement plan or other fringe benefits provided by us to our executives in general. In addition, the employment agreement provides for reimbursement to Mr. Gao for his reasonable out-of-pocket expenses incurred in connection with the performance of his duties for us, as well as the use of an automobile when he is working in China. Mr. Gao is entitled to four weeks of paid vacation per year.

     The employment agreement provides that if Mr. Gao’s employment is terminated by us for any reason other than cause or the expiration of the employment agreement, Mr. Gao will receive:

•	if the termination occurs within the first two years of the employment agreement, an amount equal to twelve months of his base salary, which will be paid in twelve equal monthly installments beginning seven days after termination of his employment;

•	if the termination occurs after the second year of the employment agreement, an amount equal to twelve months of his then current base salary payable in a lump sum within seven days of termination of his employment;

•	the immediate vesting of all options, pension plans, and other benefits packages in which he was a participant; and

•	such additional payments and other compensation as may be reasonable under the circumstances and approved by our board of directors if the termination is due to our merger into another company or if we are sold to a third party. In the event of a merger or combination in which we are not the surviving entity, or a sale of all or substantially all of our assets, on at least 30 days’ prior written notice to Mr. Gao, we may terminate the employment agreement effective on the date of such transaction and such termination will constitute a termination without cause.

     The employment agreement defines “cause” to mean Mr. Gao engaging in any:

•	act of dishonesty;

•	act of malfeasance;

•	action taken in knowing contradiction to our best interests;

•	refusal to perform job functions reasonably required of him under the employment agreement; or

•	any other act which has a direct, substantial and adverse effect on our reputation or business.

     The employment agreement also provides that Mr. Gao may terminate the employment agreement upon 30 days’ written notice if we fail to observe or comply with any material provision of the employment agreement, provided such failure is not cured by us within 30 days after written notice has been provided to us, or we are dissolved. If Mr. Gao terminates the employment agreement for one of the foregoing reasons, we will pay to him his base salary through the date of termination plus any incentive compensation accrued by him under our Incentive

Compensation Plan but not yet paid and we will continue to pay to him his base salary for a period equal to the lesser of:

•	two years from the date of termination; and

•	the sum of (A) the period from the date of such termination through the date when the term of the employment agreement would have expired but for the termination and (B) one year.

     The employment agreement will also terminate if Mr. Gao dies or becomes disabled. However, during the period that Mr. Gao is disabled we will continue to pay to him his base salary and all other benefits under the employment agreement until the employment agreement is terminated by us on account of Mr. Gao’s disability. We may also terminate Mr. Gao’s employment for cause and upon such termination, he will not be entitled to receive any future base salary or any other benefits under the employment agreement. Lastly, we may terminate Mr. Gao’s employment at the end of the applicable term of the employment agreement by providing him with at least 90 days’ advance notice.

     The employment agreement provides that during its term and for the two year period after Mr. Gao’s termination of employment for a termination on account of his disability, termination for cause, termination of the employment agreement at the end of the term or Mr. Gao’s voluntary termination with 90 days advance notice, Mr. Gao will not:

•	become involved with a competing organization;

•	solicit or call any of our customers who was a customer of ours during the period of one year prior to his termination for the purpose of inducing such customer to purchase or lease a competing service; or

•	solicit any of our employees to leave our employment.

     A competing organization is defined under the employment agreement as any person or legal entity engaged in, about to engage in, or intending to engage in, the business of providing services to foreign and/or domestic pharmaceutical companies, specifically: drug distribution, physician-oriented drug promotion, product registration, clinical management, and pre-market entry analyses. The employment agreement defines a competing service as any service of any person or legal entity other than us, or any of our parent, subsidiaries or affiliates, in existence or under development, which during the term of the employment agreement, competes with or is an alternative to any present or planned future service by us, whether or not actively marketed by us. The employment agreement also requires that Mr. Gao keep our information confidential and restricts his use of such information.

2004 Stock Incentive Plan

     In February 2004, our board of directors adopted, and our stockholders approved, our 2004 Stock Incentive Plan, or the Plan, for the purpose of incentivizing, attracting and retaining our key employees, officers, non-employee directors, consultants and independent contractors. The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other equity-based awards. The material terms of the Plan are summarized below.

Administration

     The Plan is administered by our compensation committee. The compensation committee has the authority to:

•	select the individuals who will participate in the Plan;

•	determine the types of awards to be granted to participants;

•	determine the number of shares of our common stock covered by each award;

•	determine the terms and conditions of any award agreement;

•	amend the terms and conditions of any award or award agreement and accelerate the exercisability of options or the lapse of restrictions relating to restricted stock, restricted stock units or other awards;

•	determine whether, to what extent and under what circumstances awards may be exercised in cash, shares of our common stock, other securities, other awards or other property, or canceled, forfeited or suspended;

•	determine whether, to what extent and under what circumstances amounts under awards will be deferred at our election or at the election of the participant;

•	interpret and administer the Plan and instrument or agreement relating to the Plan;

•	establish, amend, suspend or waive rules and regulations relating to the Plan; and

•	make any other determination and take any other action relating to the Plan.

     The compensation committee may delegate its powers and duties under the Plan to one or more of our directors or a committee of our directors. Our board of directors may also exercise the powers and duties of the compensation committee under the Plan at any time.

Eligibility

     All of our employees, officers, consultants, independent contractors and directors and those of our affiliates are eligible to receive awards under the Plan, as determined by the compensation committee.

Share Authorization

     The Plan authorizes the issuance of up to 2,500,000 shares of our common stock, subject to adjustment as described below. The Plan provides that no more than 400,000 shares of our common stock may be awarded to any one individual in any calendar year if the value of the award is based solely on an increase in the value of our shares of common stock after the date of grant of the award, subject to adjustment as described below. The Plan also provides that no more than 100,000 shares of our common stock may be awarded to any one individual in any calendar year if the value of the award is not based solely on an increase in the value of our shares of common stock after the date of grant of the award, subject to adjustment as described below.

     In connection with any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or our other securities, issuance of warrants or other rights to purchase shares of our common stock or our other securities or other similar corporate transaction or event affecting our common stock, that would result in dilution or enlargement of the benefits or potential benefits under the Plan, the compensation committee will make adjustments as it deems equitable in the number and type of shares of our common stock (or other securities or property) that may be made subject to awards, the terms and conditions and the number of shares (or other securities or property) subject to outstanding awards, and the purchase or exercise price with respect to any outstanding award.

     If any shares of our common stock covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of the shares of commons stock, then the number of shares of common stock counted against the aggregate number of shares of common stock available under the Plan, with respect to such award, will again be available for granting as awards under the Plan. In addition, if any shares of our common stock are used as full or partial payment of the purchase price relating to an award under the Plan, or in connection with the satisfaction of tax obligations relating to the award, such shares of common stock will again be available for granting pursuant to awards, other than options, under the Plan.

Awards

     The Plan provides that awards may be granted in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants or other stock-based awards.

     Options. A stock option entitles the holder to purchase shares of our common stock from us at the option price. Options granted under the Plan may be incentive stock options, or ISOs, or nonqualified stock options. ISOs may only be granted to our employees and those employees of our affiliates that are subsidiary corporations (within the meaning of section 424(f) of the Internal Revenue Code) and if an ISO is granted to a stockholder who owns more than 10% of our voting securities certain additional requirements will apply to the ISO. The compensation committee will fix the purchase price on the date the option is granted, but the price cannot be less than the fair market value of our common stock on the date of grant. The option will be exercisable at the times and subject to the conditions prescribed by the compensation committee. Options generally become exercisable over a four-year period, with 50% becoming exercisable on the second anniversary of the date of grant and 25% becoming exercisable on each anniversary thereafter. The purchase price for an option will be paid in the method and form that is determined acceptable by the compensation committee. The compensation committee will set the option term, which cannot exceed ten years. The compensation committee may also grant reload options either separately or together with another option, pursuant to terms and conditions as established by the compensation committee. Options to purchase 615,000 shares of our common stock have previously been granted to our management employees and options to purchase 445,000 shares of our common stock have previously been granted to our non-employee directors. No options have been granted to our consultants or independent contractors.

     Stock Appreciation Rights. The Plan also permits us to grant stock appreciation rights, or SARs. A SAR generally entitles the holder to receive a payment equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the grant price of the SAR as specified by the compensation committee at the time of grant. The compensation committee will set the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of SARs. The term of a SAR cannot exceed ten years from the date of grant. The compensation committee may impose such conditions and restrictions on the exercise of SARs as it may deem appropriate. No SARs have been awarded under the Plan.

     Restricted Stock Awards and Restricted Stock Units. The Plan permits us to grant restricted stock awards and restricted stock units. A restricted stock award is an award of our common stock that is nonvested and nontransferable until requirements established by the compensation committee have been satisfied. A restricted stock unit is an award that allows the participant to receive a share of our common stock (or a cash payment equal to the fair market value of our common stock) at a future date. Awards of restricted stock and restricted stock units will be subject to such restrictions as the compensation committee may impose (including, without limitation, a wavier by the participant of the right to vote or to receive any dividend or other right or property with respect to the award), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the compensation committee may deem appropriate. Except as otherwise determined by the compensation committee, upon termination of the participant’s employment during the applicable restriction period, all shares of our common stock subject to the restricted stock award and all restricted stock units will be forfeited and reacquired by us, however, the compensation committee may waive in whole or in part any or all remaining restrictions with respect to such awards. No restricted stock or restricted stock units have been awarded under the Plan.

     Performance Awards. The Plan also allows us to grant performance awards subject to the terms of the Plan and the applicable award agreement. A performance award may be denominated or payable in cash, shares of our common stock (including restricted stock and restricted stock units) or other property. Performance Awards entitle the participant to receive payments upon the satisfaction of performance criteria as may be established by the compensation committee. The performance goals to be achieved during the performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the compensation committee. No performance awards have been awarded under the Plan.

     Other Stock Grants. The Plan also allows us to grant stock grants subject to the terms of the Plan and the applicable award agreement. Stock grants are shares of our common stock that are issued without restrictions. No other stock grants have been awarded under the Plan.

     Other Stock-Based Awards. The Plan allows us to grant other stock-based awards. Other stock-based awards are awards under the Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock. The compensation committee will determine the terms and conditions of other stock-based awards under the Plan. No other stock-based awards have been awarded under the Plan.

Qualified Performance-Based Compensation.

     Options and SARs granted under the Plan are intended to meet the exception for qualified-performance based compensation under section 162(m) of the Internal Revenue Code. The Plan also permits the compensation committee to impose and specify specific performance goals that must be met with respect to awards of restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards under section 162(m) of the Internal Revenue Code. The performance goals, to the extent designed to meet the requirements of section 162(m) of the Internal Revenue Code, will be determined by our compensation committee and may be based on one or more of the following objectives: stockholder value based on the fair market value, dividends or the fair market value and dividends on our common stock; comparative performance against companies in a benchmark index selected by the compensation committee; earnings per share or earnings per share growth; return on equity; economic value added; cash flow; or return on capital.

Change in Control.

     If we experience a change in control, all outstanding options and SARs will be fully vested and exercisable and all restrictions and other conditions applicable to outstanding restricted stock awards, restricted stock units, other stock grants and other stock-based awards, including vesting requirements, will lapse and such awards will become free of all restrictions and fully vested. In addition, any performance award that has been earned but not paid will become immediately payable in cash. The value of all outstanding awards (other than performance awards) will, unless otherwise determined by the compensation committee at or after the date of grant, will be cashed out on the basis of the change in control price as of the date that the change of control occurs or such other date as determined by the compensation committee prior to a change in control.

     In general terms, a change in control under the Plan occurs (with certain exceptions):

•	if a person (or a group of persons) becomes the owner of 40% or more of our voting securities;

•	if there is a change in the composition of a majority of our board of directors during any period of two consecutive years;

•	if our stockholders approve a merger or consolidation of us with any other corporation;

•	if our stockholders approve a plan of our liquidation or dissolution; or

•	if our stockholders approve a sale or disposition of all or substantially all of our assets.

Tax Withholding/Tax Bonuses.

     We may take whatever action is necessary to ensure that all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from a participant. The compensation committee may assist a participant in paying such amounts by permitting the participant to satisfy such obligation by electing to have us withhold a portion of the shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such award with a fair market value equal to the amount of such taxes, or by delivering to us shares of our common stock, other than shares issued pursuant to the award, with a fair market value equal to the amount of such taxes. The compensation committee may also provide at the time of grant of an award or at any time after the grant that a cash bonus will be paid to a participant at the time of the exercise or receipt of (or the lapse of restrictions relating to) awards in order to provide funds for the participant to pay all or portion of the federal and state taxes due with respect to such award.

Amendment and Termination.

     Our board of directors may amend, alter, suspend, discontinue or terminate the Plan at any time; provided that our stockholders approve any such action if such approval is required in order to comply with applicable stock exchange requirements, to comply with the requirements of the Internal Revenue Code, or if such action would decrease the grant or exercise price of any option, SAR, other stock grant or other stock-based award to less than the fair market value of such award on the date of grant. No amendment of the Plan will adversely affect a participant’s rights without the participant’s consent.

     Unless terminated or discontinued sooner, no awards may be granted under the Plan after February 10, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From the date of our incorporation until the date of this prospectus, there has not been any transaction or series of similar transactions, nor is there currently proposed any transaction or series of similar transactions, to which we were, are, or would be a party, and in which the amount involved exceeded or would exceed $60,000 and in which any of our directors or executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation and compensation arrangements (including with respect to equity compensation and board compensation) described in “Management” and the transactions described below.

     We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

     Our President and Chief Executive Officer, David Gao, served as President and as a director Abacus from August 2003 to June 2004 and as Chief Executive Officer of Abacus from July 2003 to June 2004. Abacus beneficially owned approximately 44.82% of our common stock as of December 14, 2004. Mr. Gao also holds an equity interest in Abacus. One of our directors, Michel de Beaumont, previously served as a director of Abacus but resigned from that position in May 2004.

     In July 2004, we entered into a consulting agreement with Ning Ning Chang. Ms. Chang previously served as the Chief Executive Officer of Abacus, is currently a director of Abacus, and holds a significant equity interest in Abacus. Under this agreement, Ms. Chang provides certain business consulting services to us. Ms. Chang receives a consulting fee of $5,000 per month, which is payable on a quarterly basis, until at least December 31, 2005, and may receive a discretionary bonus the disbursement of which is within our complete control. In addition, after December 31, 2005, we may unilaterally reduce the compensation payable to Ms. Chang under the agreement or terminate the agreement.

     In July 2003, Abacus loaned $100,000 to BMP China. The note evidencing the loan bore interest at an annual rate of 5%. We repaid the entire principal amount and accrued interest on the loan in April 2004. We also advanced approximately $20,000 to Abacus in April 2004. This amount does not bear interest and is anticipated to be repaid in the first quarter of 2005.

     We have engaged in the following transactions regarding sales of our common stock with our directors and with the sole beneficial owner of 5% or more of our common stock:

•	In February 2004, we acquired all of the capital stock of BMP China in exchange for the issuance by us of 7,807,509 shares of our common stock to Abacus. Abacus beneficially owned 7,807,509 shares of our common stock as of December 14, 2004.

•	In March 2004, we completed a private placement of 8,695,562 shares of our common stock, at a price of $1.15 per share. Messrs. Ferraro and Hollendoner, two of our directors, purchased 44,000 and 22,000 shares of our common stock, respectively, in this private placement offering.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

     The following table shows information known by us with respect to the beneficial ownership of our common stock as of December 14, 2004, for each of the following persons:

•	each of our directors;

•	our named executive officer;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons or entities known by us to beneficially own 5% or more of our common stock.

     The number of shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of December 14, 2004 through the exercise of any warrant, stock option or other right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options and warrants that are exercisable within 60 days of December 14, 2004 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The following table is based on 17,680,916 shares of our common stock outstanding as of December 14, 2004. Unless otherwise indicated, the address of all individual and entities listed below is Beijing Med-Pharm Corporation, 1180 Main Street, Coventry, Connecticut 06238. Each of the individual and entities listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of	Percent of Shares
	Shares	Beneficially Owned
	Beneficially	Before this	After this
Name of Beneficial Owner	Owned	Offering	Offering
Directors and Named Executive Officers	0	*	*
David Gao (1)	0	*	*
Edwin Norse (2)	0	*	*
Martyn Greenacre	0	*	*
Michel Y. de Beaumont	0	*	*
Jack M. Ferraro	44,000	*	*
Frank J. Hollendoner	22,000	*	*
John W. Stakes, M.D.	0	*	*

All Directors and Executives Officers as a Group (8 persons)	66,000	*	*

Five Percent Stockholders:
Abacus Investments Ltd.
44 Church Street
P.O. Box HM 2958
Hamilton HM HX
Bermuda	7,807,509	44.82%	44.82%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Excludes 180,000 shares underlying options that are not exercisable within 60 days of December 14, 2004.

(2)	Excludes 20,000 shares underlying options that are not exercisable within 60 days of December 14, 2004.

DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of December 14, 2004, there were 17,680,916 shares of our common stock outstanding, outstanding options to purchase 930,000 shares of our common stock, and outstanding warrants to purchase 573,913 shares of our common stock.

Common Stock

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available thereof at such time and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not to subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of our common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of its liabilities and the payment of any liquidation preference of any outstanding preferred stock. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Options

     As of December 14, 2004, options to purchase a total of 930,000 shares of our common stock were outstanding and options to purchase 1,570,000 additional shares of our common stock were available for future grant under our 2004 Stock Incentive Plan.

Warrants

     As of December 14, 2004, there are outstanding warrants to purchase up to 573,913 shares of our common stock at an exercise price of $1.15 per share. These warrants are exercisable for a period of five years.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and under Delaware Law

     Our bylaws provide that only the Chairman of our board of directors or a majority of the members of our board of directors may call a special meeting of stockholders. Our bylaws also establish procedures, including advance notice, with regard to the nomination of directors and stockholder proposals. These provisions of the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions also may have the effect of preventing changes in our management.

     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned:

•	by persons who are directors and also officers;

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

     In general, the Delaware General Corporation Law defines an interested stockholder as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation) that beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person.

     The Delaware General Corporation Law generally defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the aggregate market value of all the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Florida Atlantic Stock Transfer, Inc., whose address is 7130 Nob Hill Road, Tamarac, Florida 33321, and whose phone number is (954) 726-4954.

Listing

     Our common stock is currently quoted on the OTCBB. When the SEC declares this registration statement effective, we will become subject to the reporting requirements of the Exchange Act. Although we intend to continue to have our common stock quoted on the OTCBB in the immediate future, we may in the future decide to apply for quotation of our common stock on a nationally recognized securities exchange.

CERTAIN PROVISIONS OF DELAWARE LAW AND
OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The following description of certain provisions of Delaware law and of our certificate of incorporation and bylaws is only a summary. For a complete description, we refer you to Delaware law, our certificate of incorporation and our bylaws that are exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

     Our bylaws provide that the number of directors of our company may be established by our board of directors and may not be fewer than one and not more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

     According to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

     Our bylaws provide that a director may be removed with or without cause by the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

Amendment to Our Certificate of Incorporation and Bylaws

     Our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures in the bylaws.

     With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only:

•	pursuant to our notice of meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Limitations on Liability of Directors and Indemnification of Directors and Officers

     Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that we shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is our authorized representative (including one of our directors or officers or any individual who is or was serving at our request as a director, officer, employee or agent of another entity), against expenses, liability and loss reasonably incurred by such person in connection with such proceeding to the fullest extent authorized by the Delaware General Corporation Law. However, we will indemnify such a person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, only if the proceeding (or part thereof) was authorized by our board of directors. We may also provide indemnification to our employees and agents with the same scope and effect by action of our board of directors. Additionally, we will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.

     Our bylaws provide for indemnification of and the payment of expenses in advance to directors and officers to the fullest extent permitted by applicable law.

     We have obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

     Our common stock is traded in the over-the-counter market and is quoted on the OTCBB. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of options and warrants, in the public market, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

     Of the 17,680,916 shares of our common stock outstanding as of December 14, 2004, the 8,695,652 shares of our common stock registered under the registration statement of which this prospectus forms a part, if offered and sold in accordance with the plan of distribution contained in this prospectus, will thereafter be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding as of the date of this prospectus not registered are “restricted securities” under Rule 144. As of December 14, 2004, 760,001 shares were freely tradeable under Rule 144(k) and no shares were eligible for resale under Rule 144, subject to volume limitations and the other provisions of Rule 144.

     Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

Rule 144

     In general, under Rule 144, an affiliate of ours who beneficially owns shares of our common stock that are not restricted securities, or a person who has beneficially owned shares of our common stock that are not restricted securities for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 174,207 shares immediately after this offering; and

•	the average weekly reported volume of trading in shares of our common stock reported through the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

     Shares of our common stock eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering. In general, under Rule 144(k), a person may sell shares of our common stock acquired immediately upon completion of this offering, without regard to manner of sale, the availability of public information or volume, if:

•	the person is not our affiliate and has not been our affiliate at any time during the three months preceding such a sale; and

•	the person has beneficially owned the share proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate.

Rule 701

     In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

Stock Options

     As of December 14, 2004, we had outstanding options to purchase 930,000 shares of our common stock. Following this offering, we may determine to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock issuable under our 2004 Stock Incentive Plan.

EXPERTS

     Beijing Med-Pharm Market Calculating Co., Ltd.’s financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Grant Thornton, Hong Kong, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Beijing Wanwei Pharmaceutical Co. Ltd.’s financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Grant Thornton, Hong Kong, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Certain legal matters with respect to the validity of shares of the common stock being offered hereby will be passed on for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. One of our selling stockholders named in this prospectus, Charles G. Lubar, who beneficially owns 21,739 shares of our common stock, is a partner at Morgan, Lewis & Bockius LLP.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will also be required to file annual, quarterly, and special reports, proxy statements and other information with the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

     You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549.

     You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

FINANCIAL STATEMENTS

Consolidated Balance Sheet	Beijing-Med Pharm Corporation and Subsidiary

		(Unaudited)
	December 31,	September 30,
	2003	2004

Assets

Current Assets:
Cash and Cash Equivelants	$56,280	$8,001,803
Accounts Receivable	15,495	25,259
Other Receivables	11,075	19,586
Due from Affiliated Entity	—	20,113
Prepaid Expenses and Other Current Assets	470	63,494

Total Current Assets	83,320	8,130,255

Property and Equipment, Net	21,279	51,921

Total Assets	$104,599	$8,182,176

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities:
Accounts Payable	$104,907	$123,768
Accrued Payroll	18,263	51,503
Accrued Professional Fees	—	98,532
Accrued Other	9,528	—
Due to Investors	—	118,500

Total Current Liabilities	132,698	392,303

Stockholders’ (Deficit) Equity:
Common Stock	—	17,682
Additional Paid in Capital	—	9,792,365
Contributed Capital	1,114,858	—
Common Stock Warrants	—	102,066
Accumulated Deficit	(1,142,957)	(2,122,240)

Total Stockholders’ (Deficit) Equity	(28,099)	7,789,873

Total Liabilities and Stockholders’ (Deficit) Equity	$104,599	$8,182,176

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Operations	Beijing Med-Pharm Corporation and Subsidiary

	(Unaudited)	(Unaudited)
For the Nine Months Ended September 30	2003	2004

Net Revenues	$711,793	$183,687

Sales and Marketing Expenses	571,980	247,697
General & Administration Expenses	191,696	957,670

Total Operating Expenses	763,676	1,205,367

Loss From Operations	(51,883)	(1,021,680)

Other Income (Expense):
Interest Income	—	46,029
Interest Expense	(405)	(3,632)

Total Other Income	(405)	42,397

Loss Before Benefit From Income Taxes	(52,288)	(979,283)

Benefit From Income Taxes	—	—

Net Loss	(52,288)	(979,283)

Accumulated Deficit, Beginning	(1,148,283)	(1,142,957)

Accumulated Deficit, Ending	$(1,200,571)	$(2,122,240)

Earnings per share:
Basic Earnings Per Share	n/a	$(0.06)
Fully-Diluted Earnings Per Share	n/a	(0.06)
Weighted-average Shares Outstanding:
Basic	n/a	16,018,549
Fully-Diluted	n/a	17,014,876

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Stockholders’ Equity	Beijing Med-Pharm Corporation and Subsidiary

	(Unaudited)
	Common Stock		Additional			Total
	Number	$.001 Par	Paid-in	Common Stock	Accumulated	Stockholders’
	of Shares	Value	Capital	Warrants	Deficit	Equity

Balance as of December 31, 2003	—	$—	$1,114,858	$—	$(1,142,957)	$(28,099)

Issuance of Common Stock Upon Reverse Merger of Just Great Coffee	760,005	760	(760)	—	—	—

Issuance of Common Stock Upon Acquisition of BMP China	7,807,509	7,808	(7,808)	—	—	—

Costs Incurred in Connection with Reverse Merger and Acquisition	417,750	418	(418)	—	—	—
Common Stock Issuance in Connection with Private Placement	8,695,652	8,696	9,991,304	—	—	10,000,000
Costs Incurred in Connection with Stock Issuance	—	—	(1,202,745)	—	—	(1,202,745)
Common Stock Warrants Issuance	—	—	(102,066)	102,066	—	—
Net Loss	—	—	—	—	(979,283)	(979,283)

Balance as of September 30, 2004	17,680,916	$17,682	$9,792,365	$102,066	$(2,122,240)	$7,789,873

The accompanying notes are an integral part of these consolidated financial statements .

Consolidated Statement of Cash Flows	Beijing Med-Pharm Corporation and Subsidiary

	(Unaudited)	(Unaudited)
For the Nine Months Ended September 30	2003	2004

Cash Flows from Operating Activities:
Net Loss	$(52,288)	$(979,283)
Adjustments to Reconcile Net Income to Net Cash Used In Operating Activities:
Depreciation	4,576	4,884
Increase in Accounts Receivable	—	(9,764)
(Increase) Decrease in Other Receivables	6,151	(8,511)
Increase in Prepaid Expenses and Other Current Assets	—	(63,024)
Increase in Deferred Assets	(2,732)	—
(Decrease) Increase in Accounts Payable	(18,289)	18,861
Increase in Accrued Payroll	8,279	33,240
Decrease in Accrued Other	—	(9,528)
(Decrease) Increase in Accrued Professional Fees	(19,359)	98,532

Net Cash Used in Operating Activities	(73,662)	(914,593)

Net Cash Used in Investing Activities:
Acquisition of Property and Equipment	—	(35,526)

Cash Flows from Financing Activities:
Gross Proceeds from Sale of Common Stock	—	10,000,000
Costs Incurred in Connection with Common Stock Issuance	—	(1,202,745)
Increase in Due to Investors	—	118,500
Advances to Affiliated Entity	—	(20,113)

Net Cash Provided by Financing Activities	—	8,895,642

Net Increase in Cash and Equivalents	(73,662)	7,945,523

Cash and Equivalents, Beginning	89,130	56,280

Cash and Equivalents, Ending	$15,468	$8,001,803

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
Income Taxes	$1,165	$—
Interest	—	3,610

Non-Cash Investing and Financing Activities:

During the nine months ended September 30, 2004, in connection with services provided in connection with a private placement completed in March 2004, the Company issued common stock warrants for the purchase of 400,000 shares of common stock, and in connection with services provided in connection with the reverse merger completed in January 2004 and the acquisition of BMP China completed in February 2004, the Company issued a common stock warrant for the purchase of 173,913 shares of common stock. These warrants have been valued using the Black-Scholes option pricing model at $102,066.

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

1. Significant Accounting Policies:

Reporting Entity: The consolidated financial statements of Beijing Med-Pharm Corporation and Subsidiary (together referred to as “the Company”) include the accounts of Beijing Med-Pharm Corporation (the “Parent”) and its wholly-owned subsidiary, Beijing Med-Pharm Co. Ltd. (formerly known as Beijing Med-Pharm Marketing Calculating Co., Ltd.) (“BMP China”). All significant inter-company balances and transactions have been eliminated in consolidation. The Company is principally engaged in product registration, market research, pre-market entry analysis, clinical trial management and physician-oriented drug marketing to domestic pharmaceutical companies throughout the People’s Republic of China. As the acquisition of BMP China by the Company was made in February 2004, the balance sheet as of December 31, 2003 and the statements of operations and cashflows for the nine months ended September 30, 2003 only include those balances of BMP China.

Interim Reporting: The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore may not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments and disclosures, which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the periods ended September 30, 2003 and 2004 are not necessarily indicative of the results that may be expected for the fourth quarter or full year ending December 31, 2003 and 2004 due to the announced acquisition of Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei”), changes in economic conditions and other factors.

Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed federally insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2003 and September 30, 2004, approximately $56,000 and $200,000, respectively, of the Company’s cash and equivalents are maintained in foreign banking institutions within the People’s Republic of China.

Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectability of accounts receivable.

Property and Equipment: Property and equipment are recorded at cost, and consists of office equipment, furniture and fixtures, and leasehold improvements. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition: The Company recognizes sales at the time services are provided, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Net sales are comprised of gross sales less provisions for discounts and volume rebates.

Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share: The Company calculates basic earnings per share based on the weighted-average number of outstanding common shares and incremental shares. The Company calculates diluted earnings per share based on

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

the weighted-average number of outstanding common shares plus the effect of dilutive stock options and other incremental shares. Common stock equivalents have been excluded from the diluted per share calculations as of September 30, 2004, as the Company has incurred a net loss during the nine months then ended, and their inclusion would have been anti-dilutive. As of September 30, 2003, the company was organized in accordance with the laws of the People’s Republic of China, and therefore the Company does not have outstanding common stock on which to calculate earnings per share.

Advertising Costs: The Company expenses advertising costs as incurred. During the nine months ended September 30, 2003 and 2004, the Company did not incur any advertising expenses.

Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Actual results experienced by the Company may differ from those estimates.

Stock-Based Compensation: The Company has a stock-based employee compensation plan, which is described more fully in Note 9. The Company accounts for stock options granted to employees using the intrinsic method in accordance with APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 148.

2. Acquisition:

In January 2004, the Company completed a reverse merger with Just Great Coffee, Inc., a US-based corporation with no assets or liabilities. In February 2004 the Company acquired a 100% interest in BMP China from a majority shareholder of the Parent, Abacus Investments Ltd., in exchange for 7,807,509 of the Parent’s common stock shares. At the date of acquisition, in accordance with SFAS No. 141, “Business Combinations,” the Company accounted for this transaction as a combination at historical cost.

3. Due from Affiliated Entity:

The Company had advanced approximately $20,000 through the nine months ended September 30, 2004 to a related party with a significant (47%) ownership interest in the Company. Such amounts do not bear interest and are expected to be repaid before March 31, 2005.

4. Income Taxes:

The benefit from income taxes during the nine months ended September 30, 2003 and 2004 consists of the following:

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

	2003	2004

Federal:
Current	$—	$—
Deferred	—	209,000

	—	209,000

State:
Current	—	—
Deferred	—	46,000

	—	46,000

Foreign:
Current	—	—
Deferred	—	—

	—	—

	—	255,000
Change in Valuation Allowance	—	(255,000)

	$—	$—

As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The temporary differences that give rise to a significant portion of the deferred income tax asset as of December 31, 2003 and September 30, 2004 are as follows:

	2003	2004

Net Operating Loss Carryforwards	$—	$255,000
Other Receivables	380,000	380,000

	380,000	635,000
Less: Valuation Allowance	(380,000)	(635,000)

	$—	$—

The reconciliation of the U.S. Federal statutory tax rate to the Company’s effective tax rate is as follows:

Federal Statutory Tax Rate	—	34%
Foreign Income Tax Rate	33%	15%
State Income Tax Rate	—	4%
Change in Valuation Allowance	-33%	-53%

Effective Tax Rate	0%	0%

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

For the nine months ended September 30, 2004, the Company has net operating loss carryforwards for federal, state and foreign income tax purposes of approximately $354,000, which are available to offset future federal, state and foreign taxable income, if any. The federal, state and foreign net operating loss carryforwards expire during the year ending 2024. For the year ended December 31, 2003 and the nine months ended September 30, 2004, a valuation allowance for deferred tax assets of $380,000 and $635,000, respectively, has been established to reduce the deferred tax assets to amounts estimated by management to be realizable.

The Company’s income tax provision and related reserves are based on management’s current estimates and such estimates may require adjustments in the future based on management’s evaluation of conditions and circumstances in effect at that time.

5. Common Stock:

The Company has authorized 50,000,000 shares of common stock with a par value of $0.001 per share, of which 17,680,916 shares are issued and outstanding, 2,500,000 shares are reserved for issuance upon exercise of common stock options, and 573,913 shares are reserved for issuance upon exercise of outstanding common stock warrants.

In January 2004, the Company issued 760,005 shares of common stock to the then existing stockholders of Just Great Coffee, Inc. in connection with the reverse merger of Just Great Coffee, Inc. with and into the Company.

In February 2004, in connection with the acquisition of BMP China, the Company issued 7,807,509 shares of common stock in exchange for 100% of the outstanding equity interest of BMP China.

In February 2004, the Company issued 157,500 shares of common stock in connection with the payment of $157,500 of the Company’s fees and expenses incurred in connection with the Just Great Coffee, Inc. merger and the acquisition of BMP China.

In March 2004, the Company issued 8,695,652 shares of common stock in a private placement at a purchase price of $1.15 per share. Gross proceeds from the private placement amounted to approximately $10,000,000, less associated costs of approximately $1,200,000.

In April 2004, the Company issued warrants to purchase an aggregate of 400,000 shares of common stock as compensation for placement agent services provided in connection with the private placement completed in March 2004 and a warrant to purchase 173,913 shares of common stock as compensation for services provided in connection with the reverse merger and the acquisition of BMP China, in each case at an exercise price of $1.15 per share and with an expiration date of April 26, 2009. The Company has valued the warrants using the Black-Scholes option pricing model at $102,066, has designated it as an equity instrument and has recorded the value of the warrant as common stock. During the nine months ended September 30, 2004, none of the warrants issued have been exercised or canceled. As of September 30, 2004, all the warrants are exercisable and outstanding.

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2004: risk-free interest rate was 4.13%, an expected dividend yield of 0%, the volatility factor of the expected market price of the Company’s common stock was 0%, and a weighed average expected life of the warrants of 3 years for each period.

In April 2004, the Company issued 260,250 shares of common stock as compensation for services provided in connection with the reverse merger and the acquisition of BMP China.

6. Lease Commitments:

The Company leases its office facility in Beijing China under a lease agreement that expires during January 2006. The lease requires minimum monthly rental payments of $5,700. During the nine months ended September 30, 2003 and 2004, rent expense incurred by the Company under this agreement amounted to approximately $50,000 and $51,000, respectively.

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

Future minimum lease payments due under the lease agreement as of September 30, 2004 are as follows:

Year Ending
December 31,
2004	$17,100
2005	68,400
2006	5,700

$91,200

7. Restrictions on Dividends:

The Company’s ability to make payments on indebtedness it may incur and to distribute dividends to it’s stockholders is dependent on the earnings and the distribution of funds from it’s subsidiaries. If BMP China or future subsidiaries incur indebtedness of their own in the future, the instruments governing such indebtedness could restrict their ability to pay dividends or make other distributions to us, which in turn would limit the Company’s ability to make payments on indebtedness it may incur and to distribute dividends to it’s stockholders. Further, the Company’s corporate structure may restrict the distribution of dividends to it’s shareholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. According to these standards and regulations, BMP China is required to set aside a portion of their after-tax profits to maintain certain reserve funds that may not be distributed as cash dividends. As of December 31, 2003 and September 30, 2004, the Company has an accumulated deficit, therefore no such reserves have yet been established.

8. Segment Information:

The Company operates in one significant business segment – pharmaceutical products. During the nine months ended September 30, 2003 and 2004, 100% of the Company’s revenues were derived from marketing fees.

9. Stock-Based Compensation:

The Company has adopted the disclosure of provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 allows for the continued use of recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for those plans. The Company applies the recognition and measurement principles of APB 25 and related interpretations in accounting for stock-based compensation. For the nine months ended September 30, 2004, the Company did not reflect stock-based compensation in the Company’s net loss. Under APB 25, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. However, SFAS 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure, requires us to present pro forma information as if we had accounted for our employee stock options and performance awards under the fair value method of that statement. For purposes of pro forma disclosure, the estimated fair value of the options and performance awards at the date of the grant is amortized to expense over the vesting period. The impact of this calculation on the net loss is as follows:

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

2004
Net Loss	$(979,283)

Add: Stock-based employee compensation expense included in net income, net of related tax effects	—

Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	54,362

Pro-forma net loss	(1,033,645)

Earnings/(loss) per share:
Basic — as reported	$(0.06)
Basic — pro forma	(0.07)

Fully Diluted — as reported	(0.06)
Fully Diluted — pro forma	(0.07)

Stock option activity during the nine months ended September 30, 2004 is as follows:

			Weighted
			Average
		Exercise Price	Exercise Price	Expiration
	Shares	Per Share	Per Share	Dates

Outstanding as of January 1, 2004	—	—	—	—

Stock Options Granted	1,060,000	$1.15	$1.15	2014
Stock Options Forfeited	(60,000)	1.15	1.15	2014

Outstanding as of September 30, 2004	1,000,000	$1.15	$1.15	2014

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2004: risk-free interest rate was 4.13%, an expected dividend yield of 0%, the volatility factor of the expected market price of the Company’s common stock was 0%, and a weighed average expected life of the option of 3 years for each period.

10. Major Customer:

During the nine months ended September 30, 2003 and 2004, one customer comprised approximately 99% and 96%, respectively, of the Company’s total revenues. In December 2003, the customer agreement associated with revenues recorded during the nine months ended September 30, 2003 was terminated.

Notes to Financial Statements	Beijing Med-Pharm Corporation and Subsidiary

11. Subsequent Event:

On December 15, 2004, the Company entered into a share transfer and debt restructuring agreement with Beijing Wanhui Pharmaceutical Group (“Wanhui Group”), and a share transfer agreement with Wen Xin, a minority shareholder of Wanwei, to acquire all of the outstanding equity interests of Wanwei. Under the share transfer and debt restructuring agreement, the Company will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229) of the RMB 44,340,000 ($5,342,169) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,340,000 ($3,534,940). Of the RMB 15,000,000 that will be repaid to Wanhui Group, the Company will pay RMB 8,000,000 ($963,855). Wanwei will pay the remaining loan balance of RMB 7,000,000 ($843,374) to Wanhui Group and has entered into an entrusted loan agreement with China International Trust and Industrial Bank and BMP China to obtain a loan in the same amount from BMP China. The entrusted loan bears an interest rate of 5.2% per year. The term of the entrusted loan agreement is nine months. Under the share transfer agreement with Wen Xin, the Company will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00. Upon completion of the transactions contemplated under the share transfer and debt restructuring agreement and the share transfer agreement, the Company will own 100% of the equity interests of Wanwei.

Board of Directors of
Beijing Med-Pharm Market Calculating Co., Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Beijing Med-Pharm Market Calculating Co., Ltd (formerly known as Beijing Med-Pharm Market Calculating Development Co., Ltd.)(the “Company”), as of December 31, 2003, and 2002 and the related statements of operations, and cash flows, for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Med-Pharm Market Calculating Co., Ltd as of December 31, 2003, and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

In connection with our audit of the financial statements referred to above, we have audited Schedule II — Valuation and Qualifying Accounts, for each of the three years in the period ended December 31, 2003. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/  Grant Thorton
Hong Kong
August 27, 2004

Balance Sheets	Beijing Med-Pharm Market Calculating Co., Ltd.

December 31	2002	2003

Assets

Current Assets:
Cash and Cash Equivalents	$89,130	$56,280
Accounts Receivable	—	15,495
Other Receivables	11,175	11,075
Prepaid Expenses and Other Current Assets	—	470

Total Current Assets	100,305	83,320

Property and Equipment, Net	23,239	21,279

Total Assets	$123,544	$104,599

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts Payable	$103,908	$104,907
Accrued Payroll	33,702	18,263
Accrued Other	19,359	9,528

Total Current Liabilities	156,969	132,698

Stockholders’ Deficit:
Contributed Capital	1,114,858	1,114,858
Accumulated Deficit	(1,148,283)	(1,142,957)

Total Stockholders’ Deficit	(33,425)	(28,099)

Total Liabilities and Stockholders’ Deficit	$123,544	$104,599

The accompanying notes are an integral part of these financial statements.

Statements of Operations	Beijing Med-Pharm Market Calculating Co., Ltd.

For the Years Ended December 31	2001	2002	2003

Revenues	$993,140	$1,008,905	$933,025

Sales and Marketing Expenses	635,883	867,855	700,911
General & Administration Expenses	394,666	310,663	224,114

Total Operating Expenses	1,030,549	1,178,518	925,025

Income (Loss) From Operations	(37,409)	(169,613)	8,000

Other Income (Expense):
Interest Income	2,331	—	—
Interest Expense	—	(8,380)	(496)

Total Other Income (Expense)	2,331	(8,380)	(496)

Income (Loss) Before Benefit From Income Taxes	(35,078)	(177,993)	7,504

Provision for Income Taxes	—	3,924	2,178

Net Income (Loss)	(35,078)	(181,917)	5,326

Accumulated Deficit, Beginning	(931,288)	(966,366)	(1,148,283)

Accumulated Deficit, Ending	$(966,366)	$(1,148,283)	$(1,142,957)

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows	Beijing Med-Pharm Market Calculating Co., Ltd.

For the Years Ended December 31	2001	2002	2003

Cash Flows from Operating Activities:
Net Income (Loss)	$(35,078)	$(181,917)	$5,326
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation	30,547	36,663	2,468
Loss on Sale of Equipment	4,988	15,968	—
(Increase) Decrease in Accounts Receivable	(2,993)	2,993	(15,495)
Decrease in Other Receivables	439,635	1,446	100
(Increase) Decrease in Prepaid Expenses and Other Current Assets	(3,072)	3,072	(470)
(Decrease) Increase in Accounts Payable	(477,648)	97,812	999
(Decrease) Increase in Accrued Payroll	—	7,224	(15,439)
(Decrease) Increase in Accrued Other	34,854	11,051	(9,831)

Net Cash Used in Operating Activities	(8,767)	(5,688)	(32,342)

Net Cash Used in Investing Activities:
Acquisition of Property and Equipment	(5,138)	(320)	(508)

Net Cash Used in Financing Activities:
Repayment of Short-Term Loans	(240,964)	—	—

Net Decrease in Cash and Equivalents	(254,869)	(6,008)	(32,850)

Cash and Equivalents, Beginning	350,007	95,138	89,130

Cash and Equivalents, Ending	$95,138	$89,130	$56,280

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
Income Taxes	$—	$1,108	$3,261
Interest	7,248	8,652	—

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements	Beijing Med-Pharm Market Calculating Co., Ltd.

1. Significant Accounting Policies:

Reporting Entity: Beijing Med-Pharm Market Calculating Co., Ltd. (“the Company”), formerly known as Beijing Med-Pharm Market Calculating Development Co., Ltd., a wholly-owned subsidiary of Abacus Investments, Ltd. (“Abacus”), is principally engaged in product registration, market research, pre-market entry analysis, clinical trial management and physician-oriented drug marketing to domestic pharmaceutical companies located in the People’s Republic of China.

Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. During the years ended December 31, 2002 and 2003, all cash and equivalents are held in foreign banking institutions within the People’s Republic of China.

Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectability of accounts receivable.

Property and Equipment: Property and equipment are recorded at cost, and consists of office equipment, furniture and fixtures, and leasehold improvements. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition: The Company recognizes sales at the time services are provided, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Net sales are comprised of gross sales less provisions for discounts and volume rebates.

Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per Share: The Company was organized in accordance with the laws of the People’s Republic of China, and therefore the Company does not have outstanding common stock on which to calculate earnings per share.

Advertising Costs: The Company expenses advertising costs as incurred. During the years ended December 31, 2001, 2002 and 2003, the Company did not incur any advertising expenses.

Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Actual results experienced by the Company may differ from those estimates.

Notes to Financial Statements	Beijing Med-Pharm Market Calculating Co., Ltd.

2. Property and Equipment:

Property and equipment as of December 31, 2002 and 2003, consist of the following:

	2002	2003

Furniture and Equipment	$170,330	$170,838
Leasehold Improvements	3,982	3,982

	174,312	174,820

Less: Accumulated Depreciation	151,073	153,541

	$23,239	$21,279

During the years ended December 31, 2002 and 2003, depreciation expense amounted to $30,547, $36,663 and $2,468, respectively.

3. Income Taxes:

The provision for income taxes during the year ended December 31, 2001, 2002 and 2003 consists of the following:

	2001	2002	2003

Foreign:
Current	$—	$3,924	$2,178
Deferred	(104,000)	(89,000)	(4,000)

	(104,000)	(85,076)	(1,822)

Change in Valuation Allowance	104,000	89,000	4,000

	$—	$3,924	$2,178

As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

Notes to Financial Statements	Beijing Med-Pharm Market Calculating Co., Ltd.

The temporary differences that give rise to a significant portion of the deferred income tax asset as of the year ended December 31, 2002 and 2003 are as follows:

	2002	2003

Other Receivables	$376,000	$380,000

Less: Valuation Allowance	(376,000)	(380,000)

	$—	$—

The reconciliation of the statutory tax rate to the Company’s effective tax rate is as follows:

	2001	2002	2003

Foreign Income Tax Rate	33%	33%	33%
Change in Valuation Allowance	-33%	-30.8%	-4%

Effective Tax Rate	0%	2.2%	29%

For the year ended December 31, 2001, the Company has net operating loss carryforwards for foreign income tax purposes of approximately $85,000 which were available to offset future foreign taxable income, if any. The foreign net operating loss carryforwards were utilized during the year ended December 31, 2002. For the years ended December 31, 2002 and 2003, a valuation allowance for deferred tax assets of $376,000 and $380,000, respectively, has been established to reduce the deferred tax assets to amounts estimated by management to be realizable.

The Company’s income tax provision and related reserves are based on management’s current estimates and such estimates may require adjustments in the future based on management’s evaluation of conditions and circumstances in effect at that time.

4. Segment Information:

The Company operates in one significant business segment — pharmaceutical products. During each of the years ended December 31, 2001, 2002 and 2003, 100% of the Company’s revenues were derived from marketing fees.

5. Major Customer:

During each of the years ended December 31, 2001, 2002 and 2003, one customer comprised approximately 98% of the Company’s total revenues. In December 2003, the customer agreement associated with such revenues was terminated.

6. Lease Commitments:

The Company leases its office facility in Beijing, China under a lease agreement that expired during January 2004. Subsequent to December 31, 2003, the Company entered into a new lease agreement that requires minimum monthly rental payments of $5,700. During the years ended December 31, 2001, 2002 and 2003, rent expense incurred by the Company under the expired agreement amounted to $85,000, $69,000 and $61,000, respectively.

Notes to Financial Statements	Beijing Med-Pharm Market Calculating Co., Ltd.

Future minimum lease payments due under the new lease agreement are as follows:

Year Ended
December 31,
2004	62,700
2005	68,400
2006	5,700

$136,800

7. Restrictions on Dividends:

The Company’s corporate structure may restrict the distribution of dividends to it’s shareholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. According to these standards and regulations, the Company is required to set aside a portion of their after-tax profits to maintain certain reserve funds that may not be distributed as cash dividends. As of December 31, 2002 and 2003, the Company has an accumulated deficit; therefore no such reserves have been established.

8. Subsequent Event:

During February 2004, the Company was acquired by Beijing Med-Pharm Corporation (“BMP”), an entity 100% owned by Abacus Investment Ltd. (“Abacus”), in exchange for 7,807,509 BMP common stock shares. Prior to the share transfer, BMP completed a reverse merger with a US-based company, Just Great Coffee, Inc., in January 2004. At the dates of the acquisition and the mergers respectively, in accordance with SFAS No. 141, “Business Combinations,” the Company accounted for these transactions as combinations at historical cost. In March 2004, BMP issued 8,695,652 additional shares of BMP common stock at an offering price of $1.15 per share through a private placement memorandum, thereby diluting Abacus’ holdings in BMP to approximately 47% of the outstanding common stock.

9. Recent Accounting Pronouncements:

In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company’s adoption of this accounting pronouncement did not have a material effect on the Company’s financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including

Notes to Financial Statements	Beijing Med-Pharm Market Calculating Co., Ltd.

those to which the usual condition for consolidation does not apply. The Company’s adoption of FIN No. 46 has not had a material effect on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. The Company’s adoption of SFAS No. 149 has not had a material effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of SFAS No. 150 has not had a material effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, the Company will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (July 1, 2005 for the Company). The Company currently does not record compensation expense related to its stock-based employee compensation plans in its financial statements. The Company’s adoption of SFAS No. 123R is not expected to have a material effect on the Company’s financial statements.

BEIJING MED-PHARM MARKET CALCULATING CO., LTD.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2001, 2002, and 2003

	Balance at	Charged to		Balance
	beginning	costs and	Deductions	at End
Description	of Period	Expenses	(write-offs)	of Period

December 31, 2001
Allowance for doubtful accounts	$—	$—	$—	$—

December 31, 2002
Allowance for doubtful accounts	$—	$58,998	$(58,998)	$—

December 31, 2003
Allowance for doubtful accounts	$—	$6,590	$(6,590)	$—

Balance Sheets	Beijing Wanwei Pharmaceutical Co., Ltd.

		(Unaudited)
	December 31,	September 30,
	2003	2004

Assets

Current Assets:
Cash and Cash Equivalents	$1,093,118	$468,161
Accounts Receivable	4,385,464	4,403,546
Inventories	3,201,751	2,054,865
Other Receivables	397,464	208,034
Value-added Taxes Recoverable	852,763	649,823
Prepaid Expenses and Other Current Assets	15,756	92,156

Total Current Assets	9,946,316	7,876,585

Property and Equipment, Net	438,100	348,101
Investments, at Cost	120,482	120,482
Deferred Tax Asset	348,599	348,599

Total Assets	$10,853,497	$8,693,767

Liabilities and Stockholders’ Deficit

Current Liabilities:
Note Payable to Bank	$843,373	$—
Accounts Payable	8,826,637	6,658,932
Due to Parent	4,034,047	4,896,502
Short-term Notes Payable	485,542	512,048
Accrued Other	625,010	624,091

Total Liabilities	14,814,609	12,691,573

Stockholders’ Deficit:
Contributed Capital	708,434	708,434
Accumulated Deficit	(4,669,546)	(4,706,240)

Total Stockholders’ Deficit	(3,961,112)	(3,997,806)

Total Liabilities and Stockholders’ Deficit	$10,853,497	$8,693,767

The accompanying notes are an integral part of these financial statements.

Statements of Operations	Beijing Wanwei Pharmaceutical Co., Ltd.

	(Unaudited)	(Unaudited)
For the Nine Months Ended September 30	2003	2004

Revenues	$11,973,539	$12,243,393
Cost of Sales	10,745,787	10,990,327

Gross Profit	1,227,752	1,253,066

Sales and Marketing Expenses	695,131	596,829
General & Administration Expenses	1,657,977	665,577

Total Operating Expenses	2,353,108	1,262,406

Loss From Operations	(1,125,356)	(9,340)

Other Income (Expense):
Interest Income	79,516	17,783
Other Income	61,277	20,191
Interest Expense	(270,180)	(43,233)

Total Other Expense	(129,387)	(5,259)

Loss Before Provision for Income Taxes	(1,254,743)	(14,599)

Provision for Income Taxes	—	22,095

Net Loss	(1,254,743)	(36,694)

Accumulated Deficit, Beginning	(2,278,383)	(4,669,546)

Accumulated Deficit, Ending	$(3,533,126)	$(4,706,240)

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows	Beijing Wanwei Pharmaceutical Co., Ltd.

	(Unaudited)	(Unaudited)
For the Nine Months Ended September 30	2003	2004

Cash Flows from Operating Activities:
Net Loss	$(1,254,743)	$(36,694)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities:
Depreciation	90,049	89,999
Decrease in Inventories	485,549	1,146,886
Decrease (Increase) in Accounts Receivable	1,965,748	(18,082)
Increase in Due from Affiliates	(89,398)	—
Decrease in Value-added Taxes Recoverable	209,525	202,940
(Increase) Decrease in Other Receivables	(52,438)	189,430
Increase in Deposits	(963,855)	—
Decrease (Increase) in Prepaid Expenses and Other Current Assets	59,383	(76,400)
Increase (Decrease) in Accounts Payable	1,979,570	(2,167,705)
Increase (Decrease) in Accrued Other	27,104	(919)

Net Cash Provided by (Used In) Operating Activities	2,456,494	(670,545)

Net Cash Used in Investing Activities:
Acquisition of Property and Equipment	(132,509)	—

Cash Flows from Financing Activities:
Repayment of Notes Payable to Banks	(361,446)	(843,373)
Increase in Due to Parent	506,520	862,455
Net (Repayments of) Proceeds from Short-term Notes Payable	(1,204)	26,506

Net Cash Provided by Financing Activities	143,870	45,588

Net Increase (Decrease) in Cash and Cash Equivalents	2,467,855	(624,957)

Cash and Cash Equivalents, Beginning	—	1,093,118

Cash and Cash Equivalents, Ending	$2,467,855	$468,161

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
Income Taxes	$—	$—
Interest	198,632	43,233

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

1. Significant Accounting Policies:

Reporting Entity: Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei” or “the Company”), a subsidiary of Wanhui Pharmaceutical Group (“Wanhui Group”), is principally engaged in pharmaceutical distribution services serving domestic pharmaceutical companies located in the People’s Republic of China. All amounts are presented in U.S. currency.

Interim Reporting: The unaudited financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore may not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments and disclosures, which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the periods ended September 30, 2003 and 2004 are not necessarily indicative of the results that may be expected for the fourth quarter or full year ended December 31, 2003 and 2004 due to the impending sale of Wanwei to Beijing Med-Pharm Corporation, changes in economic conditions and other factors.

Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2003 and September 30, 2004, all cash and equivalents are held in foreign banking institutions within the People’s Republic of China.

Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectability of accounts receivable.

Inventory: Inventories, which consist of purchased pharmaceutical products, are stated at the lower of cost (specific identification method) or market.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Investment: The Company’s investment represents an investment in a non-marketable equity interest carried at the lower of cost or net realizable value. The Company estimates that cost is less than the net realizable value as of December 31, 2003 and September 30, 2004.

Revenue Recognition: The Company recognizes sales and related cost of sales at the later of (a) the time of shipment or (b) when title passes to the customers, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Revenues are comprised of gross sales less provisions for estimated customer returns, discounts, vendor payments and volume rebates. Amounts billed to a customer for shipping and handling are reported as revenue. Any shipping, handling or other costs incurred by the Company associated with the sale are expensed as selling and marketing expense in the period when the sale occurs.

Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

Earnings per Share: As a subsidiary of a China-based parent, Wanhui Group, the Company does not have outstanding common stock on which to calculate earnings per share.

Advertising Costs: The Company expenses advertising costs as incurred. During the nine months ended September 30, 2003 and 2004, the Company incurred advertising costs in the amount of approximately $88,000 and $52,000, respectively.

Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results experienced by the Company may differ from those estimates.

2. Property and Equipment:

Property and equipment as of December 31, 2003 and September 30, 2004, consist of the following:

	2003	2004
Furniture and Equipment	$162,166	$162,166
Motor Vehicles	249,953	249,953
Leasehold Improvements	393,572	393,572

	805,691	805,691

Less: Accumulated Depreciation	367,591	457,590

	$438,100	$348,101

During the nine months ended September 30, 2003 and 2004, depreciation expense amounted to $90,049 and $89,999, respectively.

3. Related Party Transactions:

Due to parent represents amounts owed to Wanhui Group at interest rates ranging from 5.04% to 6.00%. All advances are payable on demand, and interest is due and payable on a monthly basis.

4. Income Taxes:

The provision for income taxes during the nine months ended September 30, 2003 and 2004 consists of the following:

	2003	2004
Foreign:
Current	—	$22,095
Deferred	—	—

	$—	$22,095

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The temporary differences that give rise to a significant portion of the deferred income tax asset as of December 31, 2003 and September 30, 2004 are as follows:

	2003	2004
Inventories	$331,293	$331,293
Accounts Receivable	(263,771)	(263,771)
Other Receivables	149,448	149,448
Property and Equipment	76,455	76,455
Accrued Other Expenses	47,222	47,222
Prepaid Expenses	7,952	7,952

	$348,599	$348,599

5. Note Payable to Bank:

Note payable to bank as of September 30, 2003 represents a 6.372% one year term note, payable in monthly interest-only payments, maturing during July 2004. The term note was guaranteed by Wanhui Group.

6. Short-term Notes Payable:

Short-term notes payable represent 6% interest bearing note agreements, due upon demand.

7. Restrictions on Dividends:

The Company’s corporate structure may restrict the distribution of dividends to it’s shareholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.

8. Segment Information:

The Company operates in one significant business segment — pharmaceutical product sales. During the nine months ended September 30, 2003 and 2004, 100% of the Company’s revenues were derived from such sales.

9. Major Supplier:

During the nine months ended September 30, 2003 and 2004, one vendor comprised approximately 19% and 22%, respectively, of the Company’s total purchases.

10. Major Customer:

Wanhui Group, which manufactures a product distributed by Wanwei, is the majority stockholder of Wanwei. Wanwei was the exclusive distributor of this product in Beijing in 2003 and a non-exclusive distributor of this

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

product in Beijing in 2004, and sales of the product accounted for 16.5% of Wanwei’s total revenues in the year ended December 31, 2003 and 18.6% of its total revenues in the nine months ended September 30, 2004.

11. Subsequent Event:

On December 15, 2004, Wanhui Group entered into a share transfer and debt restructuring agreement with Beijing Med-Pharm Corporation to transfer all of the outstanding equity interests of Wanwei to Beijing Med-Pharm Corporation. Under the share transfer and debt restructuring agreement, Beijing Med-Pharm Corporation will acquire Wanhui Group’s 80% equity interest in Wanwei in exchange for the restructuring and repayment of RMB 15,000,000 ($1,807,229) of the RMB 44,340,000 ($5,342,169) total debt owed by Wanwei to Wanhui Group. Wanhui Group has agreed to excuse Wanwei’s remaining debt of RMB 29,340,000 ($3,534,940). Of the RMB 15,000,000 ($1,807,229) that will be repaid to Wanhui Group, Beijing Med-Pharm Corporation will pay RMB 8,000,000 ($963,855). Wanwei will pay the remaining loan balance of RMB 7,000,000 ($843,373) to Wanhui Group and has entered into an entrusted loan agreement with China International trust and Industrial Bank to obtain a loan in the same amount. The entrusted loan bears an interest rate of 5.2% per year. The term of the entrusted loan agreement is nine months. Under a share transfer agreement with Wen Xin, Beijing Med-Pharm Corporation will acquire Wen Xin’s 20% equity interest in Wanwei for a purchase price of $1.00. Upon completion of the transactions contemplated under the share transfer and debt restructuring agreement and the share transfer agreement, Beijing Med-Pharm Corporation will own 100% of the equity interests of Wanwei.

During December 2004, Wanwei entered into two separate lease agreements with Wanhui Group for the lease of its office facility and warehouse. The lease term for each agreement begins on January 1, 2005 and will expire on December 31, 2007. The total rental payments due under these agreements amount to RMB 109,992 ($13,287) per month, payable quarterly. Wanwei is required to pay a deposit amounting to three months rent under each of these agreements. Future minimum lease payments due under these lease agreements are as follows:

Year Ending
December 31,
2005	$159,444
2006	159,444
2007	159,444

$478,332

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Beijing Wanwei Pharmaceutical Co., Ltd.

We have audited the accompanying balance sheet of Beijing Wanwei Pharmaceutical Co., Ltd, (the “Company”), as of December 31, 2003, and 2002 and the related statements of operations and cash flows, for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Wanwei Pharmaceutical Co., Ltd as of December 31, 2003, and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

In connection with our audit of the financial statements referred to above, we have audited Schedule II — Valuation and Qualifying Accounts, for each of the three years in the period ended December 31, 2003. In our opinion this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/  Grant Thorton
Hong Kong
December 7, 2004

Balance Sheets	Beijing Wanwei Pharmaceutical Co., Ltd.

December 31	2002	2003
Assets

Current Assets:
Cash and Cash Equivalents	$—	$1,093,118
Accounts Receivable	5,190,806	4,385,464
Inventories	3,572,403	3,201,751
Due from Affiliates	52,387	—
Other Receivables	270,191	397,464
Value-added Taxes Recoverable	989,480	852,763
Prepaid Expenses and Other Current Assets	78,061	15,756

Total Current Assets	10,153,328	9,946,316

Property and Equipment, Net	520,242	438,100
Investment, at Cost	120,482	120,482
Deferred Tax Asset	372,061	348,599

Total Assets	$11,166,113	$10,853,497

Liabilities and Stockholders’ Deficit

Current Liabilities:
Notes Payable to Banks	$1,204,819	$843,373
Accounts Payable	7,075,112	8,826,637
Due to Parent	3,498,995	4,034,047
Short-term Notes Payable	490,361	485,542
Accrued Other	466,775	625,010

Total Current Liabilities	12,736,062	14,814,609

Stockholders’ Deficit:
Contributed Capital	708,434	708,434
Accumulated Deficit	(2,278,383)	(4,669,546)

Total Stockholders’ Deficit	(1,569,949)	(3,961,112)

Total Liabilities and Stockholders’ Deficit	$11,166,113	$10,853,497

The accompanying notes are an integral part of these financial statements.

Statements of Operations	Beijing Wanwei Pharmaceutical Co., Ltd.

For the Years Ended December 31	2001	2002	2003
Revenues	$31,284,734	$24,945,403	$17,335,412
Cost of Sales	27,738,117	22,719,071	15,512,798

Gross Profit	3,546,617	2,226,332	1,822,614

Sales and Marketing Expenses	2,284,649	1,353,999	1,507,227
General & Administration Expenses	2,359,609	2,054,232	2,572,965

Total Operating Expenses	4,644,258	3,408,231	4,080,192

Loss From Operations	(1,097,641)	(1,181,899)	(2,257,578)

Other Income (Expense):
Interest Income	52,660	37,576	79,516
Other Income	10,743	55,142	185,791
Interest Expense	(334,165)	(343,851)	(353,215)

Total Other Expense	(270,762)	(251,133)	(87,908)

Loss Before Benefit From Income Taxes	(1,368,403)	(1,433,032)	(2,345,486)

(Benefit from) Provision for Income Taxes	(122,215)	(388,954)	45,677

Net Loss	(1,246,188)	(1,044,078)	(2,391,163)

Retained Earnings (Accumulated Deficit), Beginning	11,883	(1,234,305)	(2,278,383)

Accumulated Deficit, Ending	$(1,234,305)	$(2,278,383)	$(4,669,546)

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows	Beijing Wanwei Pharmaceutical Co., Ltd.

For the Years Ended December 31	2001	2002	2003

Cash Flows from Operating Activities:
Net Loss	(1,246,188)	(1,044,078)	(2,391,163)
Adjustments to Reconcile Net Loss to Net Cash (Used in) Provided by Operating Activities:
Loss on Sale of Equipment	—	33,456	136,094
Depreciation	179,708	219,385	120,065
Decrease in Accounts Receivable	1,902,481	1,058,808	805,342
(Increase) Decrease in Inventories	(4,630,599)	6,136,130	370,652
(Increase) Decrease in Due from Affiliates	(41,358)	(11,029)	52,387
(Increase) Decrease in Value-added Taxes Recoverable	(1,400,682)	385,227	136,717
(Increase) Decrease in Other Receivables	(28,442)	(711,050)	(127,273)
(Increase) Decrease in Prepaid Expenses and Other Current Assets	(1,635,951)	1,630,781	62,305
(Increase) Decrease in Deferred Tax Asset	—	(372,061)	23,462
Increase (Decrease) in Accounts Payable	5,950,258	(5,220,105)	1,751,525
Increase (Decrease) in Accrued Other	(5,248,235)	198,460	158,235
(Decrease) in Deferred Tax Liability	(218,428)	(16,893)	—

Net Cash (Used in) Provided by Operating Activities	(6,417,436)	2,287,031	1,098,348

Cash Flows from Investing Activities:
Proceeds from Sale of Motor Vehicle	15,762	—	94,650
Acquisition of Property and Equipment	(74,426)	(119,666)	(268,667)

Net Cash Used in Investing Activities	(58,664)	(119,666)	(174,017)

Cash Flows from Financing Activities:
Proceeds from Notes Payable to Banks	1,204,819	—	—
Repayment of Notes Payable to Banks	—	—	(361,446)
Increase (Decrease) in Due to Parent	4,053,868	(1,461,414)	535,052
Net Proceeds (Repayments) of Short-term Notes Payable	40,219	(872,564)	(4,819)

Net Cash Provided by (Used in) Financing Activities	5,298,906	(2,333,978)	168,787

Net (Decrease) Increase in Cash and Cash Equivalents	(1,177,194)	(166,613)	1,093,118

Cash and Cash Equivalents, Beginning	1,343,807	166,613	—

Cash and Cash Equivalents, Ending	166,613	—	1,093,118

Supplemental Disclosure of Cash Flow Information:

Cash Paid During the Year for:
Income Taxes	$768,569	$—	$183,392
Interest	334,165	343,851	210,119

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

1. Significant Accounting Policies:

Reporting Entity: Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei” or the “Company”), a subsidiary of Wanhui Pharmaceutical Group (“Wanhui Group”), is principally engaged in pharmaceutical distribution services serving domestic pharmaceutical companies located in the People’s Republic of China. All amounts are presented in U.S. currency.

Cash and Equivalents: The Company maintains a cash management program, which provides for the investment of excess cash balances primarily in short-term money market instruments and investments, which, at times, may exceed insured limits. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. During the years ended December 31, 2002 and 2003, all cash and equivalents are held in foreign banking institutions within the People’s Republic of China.

Trade Accounts Receivable and Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based upon its assessment of the collectability of accounts receivable.

Inventory: Inventories, which consist of purchased pharmaceutical products, are stated at the lower of cost (specific identification method) or market.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Investment: The Company’s investment represents an investment in a non-marketable equity interest carried at the lower of cost or net realizable value. The Company estimates that cost is less than the net realizable value as of December 31, 2002 and 2003.

Revenue Recognition: The Company recognizes sales and related cost of sales at the later of (a) the time of shipment or (b) when title passes to the customers, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, collectibility is probable and the price is fixed. Revenues are comprised of gross revenues less provisions for estimated customer returns, discounts, vendor payments and volume rebates. Amounts billed to a customer for shipping and handling are reported as revenue. Any shipping, handling or other costs incurred by the Company associated with the sale are expensed as selling and marketing expense in the period when the sale occurs.

Income Taxes: The Company reports under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per Share: As a subsidiary of a China-based parent, Wanhui Group, the Company does not have outstanding common stock on which to calculate earnings per share.

Advertising Costs: The Company expenses advertising costs as incurred. During the years ended December 31, 2001, 2002 and 2003, the Company incurred advertising costs in the amount of approximately $359,000, $180,000 and $363,000, respectively.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

Use of Estimates: Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the financial statements in accordance with accounting principles generally accepted in the United States. Actual results experienced by the Company may differ from those estimates.

2. Property and Equipment:

Property and equipment as of December 31, 2002 and 2003, consist of the following:

	2002	2003

Furniture and Equipment	$126,455	$162,166
Motor Vehicle	399,935	249,953
Leasehold Improvements	366,084	393,572

	892,474	805,691

Less: Accumulated Depreciation	372,232	367,591

	$520,242	$438,100

During the years ended December 31, 2001, 2002 and 2003, depreciation expense amounted to $179,708, $219,385 and $120,065, respectively.

3. Related Party Transactions:

Due from affiliated entity represents non-interest bearing advances due from a 20% shareholder of the Company.

Due to parent represents amounts owed to Wanhui Group at interest rates ranging from 5.04% to 6.00%. All advances are payable on demand, and interest is due and payable on a monthly basis.

4. Income Taxes:

The provision for income taxes during the year ended December 31, 2001, 2002 and 2003 consists of the following:

	2001	2002	2003

Foreign:
Current	$96,213	$—	$22,215
Deferred	(218,428)	(388,954)	23,462

	$(122,215)	$(388,954)	$45,677

As discussed in Note 1, the Company reports under SFAS No. 109. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

The temporary differences that give rise to a significant portion of the deferred income tax asset as of the years ended December 31, 2002 and 2003 are as follows:

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

	2002	2003

Inventories	$593,628	$331,293
Accounts Receivable	(557,749)	(263,771)
Actual Expenses not recorded in PRC Tax Return	279,487	—
Other Receivables	—	149,448
Property and Equipment	—	76,455
Accrued Other Expenses	—	47,222
Prepaid Expenses	—	7,952
Foreign Net Operating Loss Carryforwards	56,695	—

	$372,061	$348,599

The reconciliation of the statutory tax rate to the Company’s effective tax rate is as follows:

	2001	2002	2003

Foreign Income Tax Rate	-33%	-33%	-33%
Permanent Differences	24%	6%	35%

Effective Tax Rate	-9%	-27.0%	2%

For the year ended December 31, 2002, the Company has net operating loss carryforwards for foreign income tax purposes of approximately $172,000 which were available to offset future foreign taxable income, if any. The foreign net operating loss carryforwards were utilized during the year ended December 31, 2003.

5. Notes Payable to Banks:

Notes payable to banks as of December 31, 2002 and 2003 represent 6.903% and 6.372% one year term notes, payable in monthly interest-only payments, maturing during July 2003 and July 2004, respectively. The term notes are guaranteed by Wanhui Group.

6. Short-term Notes Payable:

Short-term notes payable represent 6% interest bearing note agreements, due upon demand.

7. Segment Information:

The Company operates in one significant business segment – pharmaceutical product sales. During each of the years ended December 31, 2001, 2002 and 2003, 100% of the Company’s revenues were derived from such sales.

8. Major Supplier:

During the years ended December 31, 2001, 2002 and 2003, one vendor comprised approximately 12%, 22% and 19%, respectively, of the Company’s total purchases.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

9. Major Customer:

Wanhui Group, which manufactures a product distributed by Wanwei, is the majority stockholder of Wanwei. Wanwei was the exclusive distributor of this product in Beijing in 2003 and a non-exclusive distributor of this product in Beijing in 2004, and sales of the product accounted for 16.5% of Wanwei’s total revenues in the year ended December 31, 2003 and 18.6% of its total revenues in the years ended December 31, 2001, 2002 and 2003.

10. Restrictions on Dividends:

The Company’s corporate structure may restrict the distribution of dividends to it’s shareholders since Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.

11. Recent Accounting Pronouncements:

In December 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition . While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company’s adoption of this accounting pronouncement did not have a material effect on the Company’s financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A “variable interest entity” is defined as: (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest; or (b) an entity lacking the investment capital sufficient to fund future activities without the support of a third party. FIN No. 46R establishes standards for determining under what circumstances variable interest entities should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. The Company’s adoption of FIN No. 46 has not had a material effect on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149: (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in Statement 133; (b) clarifies when a derivative contains a financing component; (c) amends the definition of an underlying to conform it to language used in FIN 45; and (d) amends certain other existing pronouncements. The provisions of this statement are effective for us for contracts entered into or modified after June 30, 2003. The Company’s adoption of SFAS No. 149 has not had a material effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). Many of the instruments that fall within the scope of SFAS No. 150 were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of SFAS No. 150 has not had a material effect on the Company’s financial statements.

Notes to Financial Statements	Beijing Wanwei Pharmaceutical Co., Ltd.

In December 2004, the FASB issued SFAS No. 123R that amends SFAS No. 123 “Accounting for Stock-Based Compensation,” to require public entities (other than those filing as small business issuers) to report stock-based employee compensation in their financial statements. Unless modified, the Company will be required to comply with the provisions of SFAS No. 123R as of the first interim period that begins after June 15, 2005 (July 1, 2005 for the Company). The Company currently does not record compensation expense related to its stock-based employee compensation plans in its financial statements. The Company’s adoption of SFAS No. 123R is not expected to have a material effect on the Company’s financial statements.

BEIJING WANWEI PHARMACEUTICAL CO., LTD.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2001, 2002, and 2003

	Balance at	Charged to		Balance
	beginning	costs and	Deductions	at End
Description	of Period	Expenses	(write-offs)	of Period
December 31, 2001
Allowance for doubtful accounts	$—	$662,987	$(494,311)	$168,676
Allowance for obsolete inventory	$—	$—	$—	$—

December 31, 2002
Allowance for doubtful accounts	$168,676	$169,114	$(36,584)	$301,206
Allowance for obsolete inventory	$—	$527,091	$—	$527,091

December 31, 2003
Allowance for doubtful accounts	$301,206	$1,033,286	$(1,033,286)	$301,206
Allowance for obsolete inventory	$527,091	$575,436	$—	$1,102,527

Beijing Med-Pharm Corporation and Subsidiary

Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2004
(Unaudited)

	Beijing Med-
	Pharm	Beijing Wanwei
	Corporation and	Pharmaceutical	Pro Forma
	Subsidiary	Co., Ltd.	Adjustments	Combined

Assets

Current Assets:
Cash and Cash Equivelants	$8,001,803	$468,161	$(1,475,903)	$6,994,061
Accounts Receivable	25,259	4,403,546		4,428,805
Inventories	—	2,054,865		2,054,865
Other Receivables	19,586	208,034		227,620
Due from Affiliated Entity	20,113	—		20,113
Value-added Taxes Recoverable	—	649,823		649,823
Prepaid Expenses and Other Current Assets	63,494	92,156		155,650

Total Current Assets	8,130,255	7,876,585	(1,475,903)	14,530,937

Property and Equipment, Net	51,921	348,101		400,022
Investments, at Cost	—	120,482		120,482
Intangible Assets & Goodwill	—	—	908,533	908,533
Deferred Tax Asset	—	348,599		348,599

Total Assets	$8,182,176	$8,693,767	$(567,370)	$16,308,573

Liabilities and Stockholders’ Equity

Current Liabilities:
Note Payable to Bank	$—	$—	$843,373	$843,373
Accounts Payable	123,768	6,658,932		6,782,700
Accrued Payroll	51,503	—		51,503
Accrued Professional Fees	98,532	—		98,532
Due to Investors	118,500	—		118,500
Due to Parent	—	4,896,502	(4,896,502)	—
Short-term Notes Payable	—	512,048	(512,048)	—
Accrued Other	—	624,091		624,091

Total Liabilities	392,303	12,691,573	(4,565,177)	8,518,699

Stockholders’ Equity:
Common Stock	17,422	—		$17,422
Additional Paid in Capital / Contributed Capital	9,792,625	708,434	3,997,807	14,498,866
Common Stock Warrants	102,066	—		102,066
Accumulated Deficit	(2,122,240)	(4,706,240)		(6,828,480)

Total Stockholders’ Equity	7,789,873	(3,997,806)	3,997,807	7,789,874

Total Liabilities and Stockholders’ Equity	$8,182,176	$8,693,767	$(567,370)	$16,308,573

Beijing Med-Pharm Corporation and Subsidiary

Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2004
(Unaudited)

	Nine Months Ended September 30, 2004
	Beijing Med-
	Pharm	Beijing Wanwei
	Corporation	Pharmaceutical	Pro Forma
	and Subsidiary	Co., Ltd.	Adjustments	Combined
Net Revenues	$183,687	$12,243,393	$—	$12,427,080
Cost of Sales	—	10,990,327	—	10,990,327

Gross Profit	183,687	1,253,066	—	1,436,753

Sales and Marketing Expenses	247,697	596,829	—	844,526
General & Administration Expenses	957,670	665,577	—	1,623,247

Total Operating Expenses	1,205,367	1,262,406	—	2,467,773

Loss From Operations	(1,021,680)	(9,340)	—	(1,031,020)

Other Income (Expense):
Interest Income	46,029	17,783	—	63,812
Other Income	—	20,191	—	20,191
Interest Expense	(3,632)	(43,233)	10,341	(36,524)

Total Other Income	42,397	(5,259)	10,341	47,479

Loss Before Benefit From Income Taxes	(979,283)	(14,599)	10,341	(983,541)
Provision for (Benefit from) Income Taxes	—	22,095	—	22,095

Net Loss	$(979,283)	$(36,694)	$10,341	$(1,005,636)

Earnings per share:
Basic Earnings Per Share	$(0.06)	n/a		$(0.06)
Fully-Diluted Earnings Per Share	(0.06)	n/a		(0.06)

Weighted-average Shares Outstanding:
Basic	16,018,549	n/a		16,018,549
Fully-Diluted	17,014,876	n/a		17,014,876

Beijing Med-Pharm Corporation and Subsidiary

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2003
(Unaudited)

	Year Ended December 31, 2003
	Beijing Med-
	Pharm Market	Beijing Wanwei
	Calculating Co.,	Pharmaceutical	Pro Forma
	Ltd.	Co., Ltd.	Adjustments	Combined
Net Revenues	$933,025	$17,335,412	$—	$18,268,437
Cost of Sales	—	15,512,798	—	15,512,798

Gross Profit	933,025	1,822,614	—	2,755,639

Sales and Marketing Expenses	700,911	1,507,227	—	2,208,138
General & Administration Expenses	224,114	2,572,965	—	2,797,079

Total Operating Expenses	925,025	4,080,192	—	5,005,217

Income (Loss) From Operations	8,000	(2,257,578)	—	(2,249,578)

Other Income (Expense):
Interest Income	—	79,516	—	79,516
Other Income	—	185,791	—	185,791
Interest Expense	(496)	(353,215)	309,360	(44,351)

Total Other Expense	(496)	(87,908)	309,360	220,956

Income (Loss) Before Benefit From Income Taxes	7,504	(2,345,486)	309,360	(2,028,622)

Provision for (Benefit from) Income Taxes	2,178	45,677	—	47,855

Net Income (Loss)	$5,326	$(2,391,163)	$309,360	$(2,076,477)

Earnings per share:
Basic Earnings Per Share	n/a	n/a		n/a
Fully-Diluted Earnings Per Share	n/a	n/a		n/a

Weighted-average Shares Outstanding:
Basic	n/a	n/a		n/a
Fully-Diluted	n/a	n/a		n/a

Beijing Med-Pharm Corporation and Subsidiary

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Pro forma Presentation

The unaudited pro forma combined financial statements give effect to the contemplated acquisition of Beijing Wanwei Pharmaceutical Co., Ltd. (“Wanwei”) by Beijing Med-Pharm Corporation (the “Company”) using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Under this method of accounting, the assets acquired and liabilities assumed in the Wanwei acquisition will be recorded at estimated fair values as determined by the Company’s management based on information currently available and on current assumptions as to future operations. The Company has allocated the purchase price based on the preliminary estimates of the fair value of the identified intangible assets and their remaining useful lives, and is subject to change based on management’s final estimates, which will include an independent third party valuation. The unaudited pro forma combined financial statements are based on and should be read in conjunction with the historical financial statements and the accompanying notes of the Company and the historical financial statements and the accompanying notes of Wanwei, which are included elsewhere in this filing. The unaudited pro forma combined balance sheet assumes the acquisition took place on September 30, 2004 and is shown in United States dollars. The unaudited pro forma combined statement of operations assumes the acquisition took place on January 1, 2004. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operational results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition.

The consideration to Wanhui Pharmaceutical Group (“Wanhui Group”), the parent company to Wanwei, is approximately $1,807,000 payable in cash. Approximately $964,000 will be paid from existing cash reserves, and the balance of $843,000 will be paid from the proceeds of a nine month, 5.2% note payable to a bank. The purchase price was determined through arms-length negotiations between representatives of Wanhui Group and the Company.

2. Pro Forma Adjustments – Balance Sheet

Reflects the components of the purchase consideration which consists of a cash payment of $1,807,000, which includes the assumption of a note payable in the amount of $843,000, and the assumption of liabilities in the amount of $7,795,000. Approximately $3,089,000 payable to Wanhui Group will be forgiven upon consummation of the transaction, and has been reclassified to contributed capital as a component of the recapitalization of Wanwei. As part of the allocation of the purchase price, the Company has recorded intangible assets and goodwill in the amount of $908,500. Furthermore, upon consummation of the transaction, the Company will repay outstanding short-term notes payable in the amount of approximately $512,000.

3. Pro Forma Adjustments – Statement of Operations

Reflects the reduced interest expense associated with the repayment and forgiveness of the amounts due to parent, plus the interest expense associated with the 5.2% note payable assumed in connection with the acquisition of Wanwei.

8,695,652 Shares

BEIJING MED-PHARM CORPORATION

Common Stock

______________

PROSPECTUS

______________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee		$2,610
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*

Total	$	*

*To be filed by amendment

     No portion of these costs and expenses will be borne by the selling stockholders.

Item 14. Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s certificate of incorporation contains a provision that eliminates the personal liability of the registrant’s directors for monetary damages for any breach of fiduciary duty as a director. This provision, however, does not eliminate a director’s liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for a transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s certificate of incorporation provides that it shall indemnify any and all persons whom it has the power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Business Corporation Law, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the registrant’s bylaws provide that it shall indemnify its officers and directors upon a determination by a majority of the board of directors who were not parties to such action, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and had no reasonable cause to believe such person’s conduct was unlawful. Any expense incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

     The registrant may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the registrant similar to those conferred to directors and officers of the registrant as described above.

     The registrant has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

     During the last three fiscal years, we have issued the following securities that were not registered under the Securities Act:

•	In January 2004, we issued 760,001 shares of our common stock to the then existing stockholders of Just Great Coffee, Inc. in connection with the merger of Just Great Coffee, Inc. with and into us;

•	In February 2004, we issued 7,807,509 shares of our common stock to Abacus, in exchange for all of the shares of BMP China owned by Abacus;

•	In February 2004, we issued 157,500 shares of our common stock to five accredited investors in connection with the payment by such investors of $157,500 of expenses and fees we incurred in connection with the Just Great Coffee, Inc. merger and the Abacus exchange; and

•	In March 2004, we completed a private placement of an aggregate of 8,695,652 shares of our common stock at a purchase price of $1.15 per share to 139 accredited investors for an aggregate purchase price of approximately $10.0 million.

     No underwriters were involved in the above sales of securities. The securities described above in this Item 15 were issued to investors in the United States in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act relative to sales by an issuer not involving any public offering.

     As of December 14, 2004, we had granted, pursuant to our 2004 Stock Incentive Plan, options to purchase a total of 1,060,000 shares of common stock at an exercise price of $1.15 per share. For a more detailed description of the 2004 Stock Incentive Plan, see “Management—Stock Incentive Plan”. The issuance of stock options and the common stock issuable upon the exercise of such options as described in this Item 15 were issued pursuant to written compensatory plans or arrangements with the registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 under the Securities Act.

     In March 2004, we issued warrants to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $1.15 to 17 parties designated by Philadelphia Brokerage Corporation as compensation for Philadelphia Brokerage Corporation’s services as our placement agent in connection with our private placement offering completed in February and March 2004. These warrants were issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

     In April 2004, we issued 86,750 shares of our common stock to an accredited investor designated by Eagle Advisors Limited, 173,500 shares of our common stock to Eagle Advisors Limited and a warrant to purchase 173,913 shares of our common stock to Eagle Advisors Limited at an exercise price of $1.15 per share, in each case as compensation for services provided by Eagle Advisors Limited in connection with the Just Great Coffee, Inc.

merger and the Abacus exchange. We relied on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving any public offering.

     All of the above securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. The recipients of securities in the transactions described above represented to us their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. All recipients either received adequate information about the registrant or had access, through employment or other relationships with the registrant, to such information.

Item 16. Exhibits.

Exhibit
Number	Description
3.1	Certificate of Incorporation.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.
4.2	Form of Warrant issued on April 26, 2004.
5.1	Opinion of Morgan, Lewis & Bockius LLP. *
10.1	Employment Agreement, dated February 10, 2004, between Beijing Med-Pharm Corporation and David Gao.
10.2	Consulting Agreement, dated July 1, 2004, between Beijing Med-Pharm Corporation and Ning Ning Chang.
10.3	2004 Stock Incentive Plan.
10.4	Share Transfer and Debt Restructuring Agreement, dated December 15, 2004, between Beijing Wanwei Pharmaceutical Group and Beijing Med-Pharm Corporation.
10.5	Share Transfer Agreement, dated December 15, 2004, between Beijing Med-Pharm Corporation and Wen Xin.
10.6	Entrusted Loan Contract, dated December 27, 2004, between Beijing Med-Pharm Calculating Co. Ltd., China International Trust and Investment Industrial Bank and Beijing Wanwei Pharmaceutical Co. Ltd.
21.1	List of Subsidiaries.
23.1	Consent of Grant Thornton, Hong Kong.
23.2	Consent of Grant Thornton, Hong Kong.
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1). *
24.1	Power of Attorney (included on signature page of this registration statement).

* To be filed by amendment.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement of 1933:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coventry, in the State of Connecticut on January 11, 2004.

Beijing Med-Pharm Corporation (Registrant)
By:	DAVID GAO
	Name:	David Gao
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Mr. Norse and Mr. Gao as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement, if any, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby confirming such persons’ signature as it may be signed by said attorney-in-fact and agent to any and all amendments to this registration statement or any such related registration statements, and granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he may or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
DAVID GAO David Gao	President, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2004
EDWIN NORSE Edwin Norse	Treasurer and Secretary (Principal Financial and Accounting Officer)	January 11, 2004
MARTYN D. GREENACRE Martyn D. Greenacre	Chairman	January 11, 2004
MICHEL Y. DE BEAUMONT Michel Y. de Beaumont	Director	January 11, 2004
JACK M. FERRARO Jack M. Ferraro	Director	January 11, 2004
FRANK J. HOLLENDONER Frank J. Hollendoner	Director	January 11, 2004
JOHN W. STAKES John W. Stakes, M.D.	Director	January 11, 2004

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Incorporation.
3.2	Bylaws.
4.1	Form of Common Stock Certificate.
4.2	Form of Warrant issued on April 26, 2004.
5.1	Opinion of Morgan, Lewis & Bockius LLP. *
10.1	Employment Agreement, dated February 10, 2004, between Beijing Med-Pharm Corporation and David Gao.
10.2	Consulting Agreement, dated July 1, 2004, between Beijing Med-Pharm Corporation and Ning Ning Chang.
10.3	2004 Stock Incentive Plan.
10.4	Share Transfer and Debt Restructuring Agreement, dated December 15, 2004, between Beijing Wanwei Pharmaceutical Group and Beijing Med-Pharm Corporation.
10.5	Share Transfer Agreement, dated December 15, 2004, between Beijing Med-Pharm Corporation and Wen Xin.
10.6	Entrusted Loan Contract, dated December 27, 2004, between Beijing Med-Pharm Calculating Co. Ltd., China International Trust and Investment Industrial Bank and Beijing Wanwei Pharmaceutical Co. Ltd.
21.1	List of Subsidiaries.
23.1	Consent of Grant Thornton, Hong Kong.
23.2	Consent of Grant Thornton, Hong Kong.
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1). *
24.1	Power of Attorney (included on signature page of this registration statement).

* To be filed by amendment.